Exhibit 10.1

DATED	1 December 2025

SALE AND PURCHASE AGREEMENT relating to the entire issued share capital of CrownPeak Intermediate Holdings, Inc.

5 New Street Square | London EC4A 3TW Tel +44 (0)20 7300 7000 Fax +44 (0)20 7300 7100 DX 41 London www.taylorwessing.com

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

Index

Clause No. Page No.

1.	Definitions and interpretation	4
2.	Sale and purchase	26
3.	Purchase Price	27
4.	Purchase Price Adjustments	29
5.	Completion	34
6.	Seller Warranties and indemnities	35
7.	Buyer Warranties	39
8.	Limitations on liability	39
9.	Taxation	39
10.	Post-Completion obligations	40
11.	Restrictive Covenants	43
12.	Release of related party obligations	44
13.	Run-off D&O insurance	44
14.	Confidentiality and Buyer's Press Release	44
15.	Notices and other communications	47
16.	Third party rights	48
17.	Assignment	48
18.	Remedies and waivers	49
19.	Entire agreement	49
20.	Costs and expenses	50
21.	Process agent	50
22.	Buyer to provide reasonable access and information after Completion	51
23.	General provisions	51
24.	Governing law and jurisdiction	52

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

Documents in agreed form

1. Disclosure Letter (including the index of the Data Room)

2. Loan Note Instruments

3. Intercreditor Agreement

4. Principal Loan Amended and Restated Credit Agreement

5. The prepayment notice relating to the Principal Loan Partial Repayment

6. Registration Rights Agreement

7. W&I Insurance Policy (to be in agreed form following Completion, in accordance with clause 22.4)

8. Buyer’s Press Release

9. Completion Accounts Spreadsheet

10. Director and officer resignation letters

THIS AGREEMENT is made on 1 December 2025

BETWEEN

(1) CrownPeak Technology Holdings, Inc. incorporated in Delaware, whose registered office is at 1209 Orange Street, City of Wilmington, County of New Castle, Delaware, United States of America (the "Seller"); and

(2) Rezolve Ai plc incorporated and registered in England with company number 14573691, whose registered office is at 21 Sackville Street, London, England, W1S 3DN (the "Buyer").

INTRODUCTION

(A) The Company is a corporation incorporated and registered in the state of Delaware, United States, further details of which are set out in schedule 1.

(B) The Company has a total issued share capital of 100 shares of common stock, with a par value of $0.001 per share (together, the "Sale Shares").

(C) The Seller has agreed to sell the Sale Shares, which constitute the entire issued share capital of the Company, to the Buyer, and the Buyer has agreed to acquire the Sale Shares from the Seller, in each case on and subject to the terms and conditions of this agreement.

AGREED TERMS

1. Definitions and interpretation

1.1 In this agreement, the following words, expressions and abbreviations have the following meanings:

"Accounts" means the audited consolidated financial statements of the Company for the financial year ended on the Accounts Date including the auditors' report thereon, the consolidated balance sheets as at the Accounts Date, the consolidated statements of operations and comprehensive loss, consolidated statements of cash flows and the statements of stockholders’ (deficit) equity for the financial year ended on the Accounts Date and the notes to them;

"Accounts Date" means 31 January 2025;

"Accounting Standards" means in relation to the Accounts and the Prior Accounts, the accounting requirements of Applicable Law and accounting standards including US GAAP;

"Advisers" in relation to a person means legal, accounting, financial, tax or other advisers advising that person or an operating partner to that person, including (unless the context requires otherwise) partners or members in or directors of (as the case may be) such advisers and employees of such advisers;

"Affiliate" means in relation to a person, each other person that is, directly or indirectly, Controlling, Controlled by or under common Control with that person, provided that save as otherwise expressly stated in this agreement: (a) neither the Seller nor any member of the Group shall be deemed to be an Affiliate of any Wider K1 Person; (b) no Wider K1 Person shall be deemed to be an Affiliate of the Seller or any member of the Group; and

(c) with effect from Completion, no member of the Group shall be regarded as an Affiliate of the Seller or its other Affiliates for any such purpose;

"Anti-corruption Laws" means all Applicable Laws relating to anti-bribery and/or anti-corruption, and/or enacted to implement the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions (including the U.S. Foreign Corrupt Practices Act of 1977, as amended from time to time, and the UK Bribery Act 2010);

[***];

[***];

"Applicable Law" means any law (including common law or other binding law), statute, subordinate legislation, regulation, code, ordinance, rule, judgment, order, decree or directive or any determination by or requirement of a Competent Authority or interpretation of any of the foregoing by a Competent Authority;

"Approval" means an approval, permit, authority, consent or licence;

"Applicable Tax Proceeding" has the meaning given to it in clause 10.8(a);

"Articles" means the articles of association of the Buyer;

"Associate" means:

(a) in relation to the Buyer, any Affiliate of the Buyer;

(b) in relation to the Seller, any Affiliate of the Seller,

and provided that in no case shall any Group Company be treated with effect from Completion as an Associate of the Seller or of the Seller’s other Associates (including any Wider K1 Person);

"Associated Person" means, in relation to a person, a person (including any employee, agent or subsidiary) who performs (or has performed) services for or on behalf of that person;

"Board" means the board of directors of the Company from time to time;

"Business" or "Prohibited Business" means the business of the Group carried on as at the date of this agreement, including the design, development, provision and sale of technology using artificial intelligence solutions which power merchandising, e-commerce, search and content creation and management solutions;

"Business Day" means a day (excluding Saturdays, Sundays, bank holidays and public holidays) on which commercial banks are open in New York, United States of America and London, England for the transaction of normal banking business;

"Business Warranties" means each of the warranties contained at part 2 of schedule 2, and "Business Warranty" means each one of them individually;

"Buyer Warranties" means each of the warranties contained at clause 7.1 and part 4 of schedule 2, and "Buyer Warranty" means each one of them individually;

"Buyer’s Group” means the Buyer and each of its Affiliates (but shall, prior to Completion, exclude the Group Companies unless otherwise specified in this agreement);

"Buyer's Lawyers" means Taylor Wessing LLP of 5 New Street Square, London EC4A 3TW;

"Buyer’s Press Release” means an announcement in relation to Completion of the Transaction, in the agreed form;

"Bylaws" means the bylaws and other constitutional documents of the Company from time to time;

"Cash and Cash Equivalents" means:

(a) cash in hand, cash credited to any account with a financial institution and any interest on it, securities with a maturity of three months or less which are readily convertible into cash (including interest receivable and net of any deductions that would arise were such securities to be converted into cash as at the Reference Time), cash in transit, and the sums receivable under cheques, other bills of exchange or methods of payment received by any Group Company (not being post dated but being settled on first presentation) and not cleared,

LESS

(b) the sums payable under cheques, other bills of exchange or methods of payment drawn by any Group Company and not cashed,

which will be a positive amount;

[***];

[***];

"Claim" means a claim against the Seller for a breach under or pursuant to or in connection with this Agreement or any Transaction Document or any Indemnity Claim;

"Companies Act" means the Companies Act 2006;

"Company" means Crownpeak Intermediate Holdings, Inc., a corporation incorporated and registered in the state of Delaware, United States with registered number 5863376 and whose registered address is at 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801;

"Company Defined Contribution Plan" has the meaning given to it in paragraph 12.6(b) of Part 2 of schedule 2;

"Competent Authority" means any national, state or local governmental authority, any governmental, quasi-governmental, judicial, public or administrative agency, authority or body, any court of competent jurisdiction, any Recognised Investment Exchange, any body regulating takeovers, the Securities Exchange Commission (or any other conduct regulator of financial services firms and/or financial markets) and any local, national or supranational agency, official or public or statutory person (whether autonomous or not) acting within their powers and having jurisdiction over this agreement or any of the parties;

"Competition Authority" means any Competent Authority having jurisdiction in competition, anti-trust, merger control, regulatory, monopoly, fair trading, or similar matters;

"Completion" means completion of the sale and purchase of the Sale Shares in accordance with this agreement;

"Completion Accounts" means the statements of the Completion Working Capital, the Completion Working Capital Adjustment Amount, Completion Accounts Cash, the Completion Accounts Cash Adjustment Amount, Completion Indebtedness and the Transaction Expenses, prepared in accordance with clause 4 and the requirements set out in schedule 6 and the Completion Accounts Spreadsheet;

"Completion Accounts Cash" means the Cash and Cash Equivalents of the Group Companies at the Reference Time, provided that:

(a) any item included in Completion Accounts Cash shall not be included in Completion Working Capital; and

(b) any item in Completion Working Capital shall not be included in Completion Accounts Cash.

“Completion Accounts Cash Adjustment Amount" means the amount that is equal to the sum of the Completion Accounts Cash LESS the Completion Cash Target (which may be a positive or negative number or zero, provided that if such sum is an amount which is a positive number or zero the Completion Accounts Cash Adjustment Amount shall be zero), and prepared and calculated in accordance with schedule 6 and the Completion Accounts Spreadsheet and as finally agreed or determined in accordance with this agreement;

"Completion Accounts Dispute" has the meaning given to it in clause 4.5;

"Completion Accounts Spreadsheet" means the pro forma spreadsheet in Part 2 of schedule 6 relating to the Completion Working Capital, the Completion Working Capital Adjustment Amount, Completion Accounts Cash, the Completion Accounts Cash Adjustment Amount, Completion Indebtedness or the Transaction Expenses;

"Completion Date" means the date on which Completion occurs;

"Completion Cash Target" means $3,800,000;

"Completion Indebtedness" means the Indebtedness of the Group Companies at Completion, provided that:

(a) any item included in Completion Indebtedness shall not be included in Completion Working Capital or Transaction Expenses; and

(b) any item included in Completion Working Capital or Transaction Expenses shall not be included in Completion Indebtedness,

and prepared and calculated in accordance with schedule 6 and the Completion Accounts Spreadsheet and as finally agreed or determined in accordance with this agreement;

"Completion Payment" has the meaning given to it in clause 3.2;

"Completion Working Capital" means the aggregate working capital of the Group Companies at the Reference Time, being:

(a) accounts receivable;

(b) current period non-Income Tax assets; and

(c) other current assets,

LESS

(d) accounts payable;

(e) accrued expenses;

(f) VAT payable;

(g) accrued compensation;

(h) deferred revenue; and

(i) current period non-Income Tax liabilities,

and prepared and calculated in accordance with schedule 6 and the Completion Accounts Spreadsheet and as finally agreed or determined in accordance with this agreement;

"Completion Working Capital Adjustment Amount" means the amount that is equal to the sum of the Completion Working Capital LESS the Completion Working Capital Target (which may be a positive or negative number or zero), provided that:

(a) if the amount of such sum is greater than $1,000,000, the Completion Working Capital Adjustment Amount shall be the amount that exceeds $1,000,000;

(b) if the amount of such sum is a negative number that is a more negative number than negative $1,000,000, the Completion Working Capital Adjustment Amount shall be the more negative amount that exceeds negative $1,000,000; and

(c) if the amount of such sum is less than or equal to $1,000,000, zero or a negative number than is less negative than or equal to negative $1,000,000, the Completion Working Capital Adjustment Amount shall be zero.

"Completion Working Capital Target" means negative $22,793,961;

"Computer Contracts" means all material agreements, contracts, permissions, undertakings, arrangements and understandings under which any third party (including the Seller or any of its Affiliates (other than any Group Company) and any source code deposit agent) provides any element of, or services relating to, the Computer Systems, including leasing, hire purchase, hosting, support, maintenance, disaster recovery and other services;

"Computer System" means all computer hardware (including virtual hardware), software (including source code and object code), firmware, databases, data sets, websites, mobile applications, cloud-based computing services (including software-as-a-service, platform-as-a-service and infrastructure-as-a-service), network and communications equipment and services, computer peripherals and/or accessories, all updates and upgrades to any of the foregoing, all data stored in or processed by any of the foregoing, and all technical and operational manuals, guides and other documentation associated with any of the foregoing, that are owned, used, leased or licensed by or to any Group Company;

"Connected Person" means, in relation to a person, another person connected with that person within the meaning of section 1122 and 1123 of the Corporation Tax Act 2010, provided that save as otherwise expressly stated in this agreement: (a) neither the Seller nor any member of the Group shall be deemed to be a Connected Person of any Wider K1 Person; (b) no Wider K1 Person shall be deemed to be a Connected Person of the Seller or any member of the Group; and (c) with effect from Completion, no member of the Group shall be regarded as connected with the Seller or its other Connected Persons for any such purpose;

"Consideration Shares" means ordinary shares of £0.0001 each in the capital of the Buyer issued in respect of the satisfaction of an obligation to pay any amount of the Share Consideration Sum to the Seller;

"Consolidated or Combined Return" means any Income Tax Return that is filed or required to be filed by the Seller or an Affiliate of the Seller that is not a Group Company and that includes the Seller or any of its Affiliates that is not a Group Company, on the one hand, and one or more of the Group Companies, on the other hand, filing together as a consolidated, combined, unitary, affiliated or similar group of which the Seller or any of its Affiliates that is not a Group Company is the parent of such consolidated, combined, unitary, affiliated or similar group;

"Consolidated or Combined Taxes" means any Income Taxes imposed on a member of the Group filing a Consolidated or Combined Return with the Group Companies as a result of such person's membership in the group whose Taxes are reported on such Consolidated or Combined Return (including as the parent of the group filing such Consolidated or Combined Return);

“Consultant” means any individual who is engaged (either directly or via the Consultant's personal services company) to do or perform personally any work or services for any Group Company, on a self-employed basis, but excludes any individual who provides their services via an employment business, agency or service provider;

"Contributor" means a person who has contributed and/or is contributing to the development of any Intellectual Property;

"Control" means, in relation to any person, the possession, direct or indirect, of the power (whether through the ownership of voting securities, by contract or otherwise) to:

(a) exercise a majority of the voting rights in a person;

(b) appoint or remove a majority of the board of directors or other equivalent managing body; and/or

(c) direct or cause the direction of the management and policies of such person,

(and the terms “Controlled” and “Controlling” shall have meanings correlative to the foregoing) and, for the avoidance of doubt, a person who is the general partner of a limited partnership is deemed to Control that limited partnership;

"CTA 2009" means the Corporation Tax Act 2009;

"Daily Traded Amount" means the average daily traded amount of RZLV Shares on Nasdaq for the 90-day period before the relevant Trading Day;

"Data Protection Laws" means, to the extent applicable to a Group Company: (i) the United Kingdom General Data Protection Regulation, the DPA, the Privacy and Electronic Communications (EC Directive) Regulations 2003, and the Security of Network & Information Systems Regulations 2018, all as amended and/or replaced, and in force from time to time; (ii) the General Data Protection Regulation 2016 (EU) 2016/679 and all other applicable laws and regulations relating to data protection and privacy; and (iii) all related statutory codes of practice and binding guidance issued by any Competent Authority;

"Data Room" means the online data room named 'Project Everest' hosted by DataSite in connection with the Transaction as at 10.00 p.m. on 30 November 2025, an index of which is in the agreed form and attached to the Disclosure Letter and a copy of which is contained on the USB(s) provided by the Seller as soon as reasonably practicable but in any event within seven (7) Business Days following Completion;

"Determined" means a Claim that has either:

(a) been agreed in writing by the Buyer and the Seller; or

(b) is the subject of a final judgment of a court of competent jurisdiction or award of a competent arbitral tribunal not being a:

(i) judgment or award which is the subject of an ongoing appeal or review by a court of competent jurisdiction; or

(ii) judgment or award in respect of which the time permitted for lodging an appeal or a reference for review by a court of competent jurisdiction has yet to expire;

"Development Contracts" has the meaning given in paragraph (c) of the definition of

Intellectual Property Agreements;

"Directors" means the directors of the Company from time to time;

"Disclosed" means fairly disclosed in such a manner and with sufficient detail to enable a reasonably diligent buyer to identify the nature, scope and implications of the matter disclosed, and the term "Disclose" shall be construed accordingly;

"Disclosure Letter" means the letter, in agreed form, of the same date as this agreement given by or on behalf of the Seller to the Buyer disclosing information constituting exceptions to the Seller Warranties (other than the Fundamental Warranties as to which the only disclosure may be of the Principal Loan Permitted Encumbrances);

"DPA" means the Data Protection Act 2018 (and regulations made under that Act), and words and expressions defined in the DPA shall have the same meaning when used in the Seller Warranties (unless stated otherwise);

"Draft Buyer Completion Accounts" has the meaning given to it in clause 4.1;

"Employee" means an employee or worker of any Group Company (including part-time, temporary or home, employees or workers);

"Encumbrance" means all charges, mortgages, liens, security interests, options, equities, claims, equitable rights, power of sale, pledge, hypothecation, retention of title, covenant, restriction, lease, trust, order, decree, title defect and other third party rights and interests (including rights of pre-emption of any nature whatsoever) or other encumbrance or right to create the foregoing;

"Environment" means air, water and land;

"Environmental Law" means every Applicable Law and every legally binding guidance or code of practice of any Environmental Authority relating to the protection of the environment (including the prevention of pollution of land, water or air due to the release, escape or other emission of any substance including radioactive substances or the production, transport, storage, treatment, recycling or disposal of waste or the making of noise);

"Environmental Matters" means all or any matters relating to the pollution or protection of the Environment;

[***];

[***];

“Estimated Completion Accounts Cash” means the Seller’s reasonable estimate of the Completion Accounts Cash as set out in cell D13 of the tab named “Completion Accounts Cash” in the Completion Accounts Spreadsheet;

"Estimated Completion Accounts Cash Adjustment Amount" means the Seller’s reasonable estimate of the Completion Accounts Cash Adjustment Amount as set out in cell D30 of the tab named “Completion Adjustments Estimate” in the Completion Accounts Spreadsheet;

"Estimated Completion Indebtedness" means the Seller’s reasonable estimate of Completion Indebtedness as set out cell D27 of the tab named “Completion Indebtedness” in the Completion Accounts Spreadsheet;

"Estimated Completion Working Capital Adjustment Amount" means the Seller’s reasonable estimate of the Completion Working Capital Adjustment Amount (as determined in accordance with the definition of such term and applying limbs (a) to (c) (inclusive) of such definition) as set out in cell D21 of the tab named “Completion Adjustments Estimate” in the Completion Accounts Spreadsheet;

“Estimated Transaction Expenses" means the Seller’s reasonable estimate of Transaction Expenses as set out in cell D20 of the tab named “Transaction Expenses” in the Completion Accounts Spreadsheet;

"Excluded Claim" means a Fundamental Warranty Claim;

"Final Purchase Price" has the meaning given to it in clause 3.1;

"First Loan Notes" means the $20,000,000 10% fixed rate loan note due 1 April 2027, to be secured following Completion, on payment-in-kind terms constituted by the Loan Note Instruments and issued at Completion by the Buyer in favour of the Seller (or such person as the Seller may notify to the Buyer in writing prior to Completion), as may be redeemed or set-off pursuant to the terms thereof and in accordance with this agreement;

[***];

[***];

"Founder" means [***]

"Fraud" means an intentional misrepresentation of a material fact, made with the specific intent to deceive and induce reliance, that was actually known to be false when made by the party making such representation or warranty, on which the other party relied, and excluding negligent or innocent misrepresentation;

"Fundamental Warranties" means each of the Title and Capacity Warranties and each of the warranties contained at part 1 of schedule 2, and "Fundamental Warranty" means each one of them individually;

"Fundamental Warranty Claim" means a Claim for breach of any of the Fundamental Warranties;

"Group" or "Group Companies" means the Company and the Subsidiary Companies, and "Group Company" means any of them;

"Group Intellectual Property" means all Intellectual Property owned, used and/or exploited by any Group Company;

"Home Office" means the UK government department responsible for immigration and passports, drugs policy, crime, counter-terrorism and police;

"Incidental IP Contracts" means: (a) any contract in which the only license to, or right to use, Intellectual Property granted in such contract is incidental to the transaction contemplated in such contract, the commercial purpose of which is something other than such license, such as a service contract under which such person grants a third party a license under Intellectual Property to enable such third party to provide services for the benefit of such person; (b) contracts that include non-exclusive licenses, sublicenses, releases, covenants not to sue or similar rights relating to Intellectual Property; (c) contracts with customers, shareholders, directors, officers, employees, contractors, service providers and other representatives of such person that non-exclusively license rights in Intellectual Property to or from such individuals or under which employees assign Intellectual Property to a Group Company; and (d) contracts that include “shrink wrap” or “click through” licenses or licenses for other generally commercially available software, in each case of items (a) to (d) (inclusive) that are entered into in the ordinary course of business;

"Income Taxes" mean any United States federal, state or local that are based on or measured by reference to net income or profits (however denominated) or other similar Taxes or any franchise Tax imposed on or based on or measured with respect to net income;

"Income Tax Return" means any return, claim for refund, report, information return, election, form, certificate or other document (including schedules or any related or supporting statement, information or attachment and including any amendment thereof) filed or required to be filed with any Tax Authority in connection with the determination, assessment or collection of any Income Tax or the administration of any Laws relating to any Income Tax;

"Indebtedness" means, in relation to any person, all loans, borrowings, or other financing liabilities or financing obligations, including, other than solely between members of the Group:

(a) monies borrowed;

(b) any amount raised by acceptance under any acceptance credit facility;

(c) any amount raised under any note purchase facility or issue of bonds, notes, debentures, loan stock, commercial paper or any similar instrument, except to the extent then undrawn;

(d) the amount of any liability in respect of any lease which have been or must, in accordance with US GAAP, be treated as a capital lease;

(e) the amount of any liability in respect of a hire purchase, credit sale or conditional sale agreement;

(f) receivables sold or discounted;

(g) any amount raised under any other transaction (including any conditional sale or forward sale or purchase agreement or arrangement creating obligations with respect to the deferred purchase price of property (other than customary trade credit given in the ordinary course of trading)) having the commercial effect of a borrowing;

(h) any breakage costs for the unwinding of any of the foregoing on the basis that such breakage or unwinding occurred as at the date for its calculation;

(i) accrued but unpaid interest on any of the above as at the date for its calculation;

(j) any liability, actual or contingent pursuant to a guarantee, indemnity or a contract of suretyship;

(k) all liabilities for any outstanding severance or consulting amounts to any current or former (as of Completion) employee, contractor, service provider, director or officer and any payroll taxes payable in connection therewith;

(l) any accelerated lease settlement payments as a result of the consummation of this transaction, provided that it does not exceed $143,600;

(m) any payable invoices aged greater than 90 days past their due date, to the extent not already included in Transaction Expenses or Indebtedness;

(n) interest, fees, prepayment penalties, premiums, breakage costs, make-whole, expense reimbursement and other fees, costs and expenses and other payment obligations owed with respect to the Indebtedness and obligations referred to in (a) to (l) (inclusive) above; and

(o) the employer portion of any payroll, employment or similar Taxes incurred or accrued with respect to The Coronavirus Aid, Relief, and Economic Security Act, provided that the amount determined under this clause (o) shall not exceed $111,897, and excluding an amount of $150,000,000 in respect of a portion of the amount drawn under the Principal Loan;

[***];

"Initial Purchase Consideration" has the meaning given to it in clause 3.1(a);

"Insolvency Event" means, in relation to:

(a) the Buyer and any Group Company incorporated in England & Wales, any of the following:

(i) that person suspending or ceasing, or threatening to suspend or cease, to carry on any material or substantial part of its business except as a result of a disposal provided for in this agreement;

(ii) that person:

A. being deemed or declared to be unable to pay its debts under or within the meaning of Applicable Law including section 123 of the Insolvency Act 1986; or

B. being unable to pay or admitting inability to pay its debts as they fall due;

(iii) that person suspending or threatening to suspend, or giving notice to any of its creditors that it has suspended or is about to suspend, payment of any of its debts;

(iv) the value of the assets of that person being less than the liabilities of that person, taking into account contingent and prospective liabilities (for the purpose of this paragraph (iv) "person" shall refer only to a body corporate and not an individual);

(v) a meeting of that person's creditors being convened or held;

(vi) a composition, compromise, assignment or arrangement with or for the benefit of its creditors (including a voluntary arrangement as defined in Applicable Law including the Insolvency Act 1986) being entered into, proposed or commenced by or in relation to that person;

(vii) steps being taken to obtain a moratorium or a moratorium coming into force or otherwise being declared in respect of that person or any indebtedness of that person in accordance with Applicable Law (including a moratorium under Part A1 of the Insolvency Act 1986) and, for the avoidance of doubt, the ending of any such moratorium that occurs will not remedy, end or otherwise affect the Insolvency Event that has occurred;

(viii) that person applying for an interim court order under section 253 of the Insolvency Act 1986;

(ix) a receiver or administrative receiver taking possession of or being appointed over or a mortgagee, chargee or other encumbrancer taking possession of the whole or any material part of the assets of that person;

(x) any expropriation, attachment, sequestration, distress, execution or other process in any jurisdiction being levied or enforced (and not being discharged within seven days) on any asset of that person;

A. that person or its directors or any of its creditors or the holder of a qualifying floating charge as defined in Applicable Law (including Schedule B1 to the Insolvency Act 1986):

B. giving notice of its or their intention to appoint an administrator in accordance with Applicable Law (including under paragraphs 14 and/or 22 of Schedule B1 to the Insolvency Act 1986); or

(xi) making an application to court for the appointment of an administrator;

(xii) an administrator being appointed in relation to that person in accordance with Applicable Law (including under paragraphs 14 and/or 22 of Schedule B1 to the Insolvency Act 1986);

(xiii) a petition being presented (and not being discharged within 14 days) or a resolution being passed or an order being made for the administration or the liquidation, winding-up, bankruptcy, dissolution or reorganisation (including by voluntary arrangement or scheme of arrangement) of that person or that person being struck off the register of companies; or

(b) the Seller and any Group Company incorporated, formed or organised within the United States of America, any of the following:

(i) that person suspending or ceasing, or threatening to suspend or cease, to carry on any material or substantial part of its business except as a result of a disposal provided for in this agreement;

(ii) that person being not Solvent or being unable to pay, or admitting inability to pay, its debts as they become due (including a written admission of insolvency or general inability to pay debts as they become due);

(iii) that person suspending or threatening to suspend, or giving notice to any of its creditors that it has suspended or is about to suspend, payment of any of its debts;

(iv) the value of the assets of that person being less than the liabilities of that person, taking into account contingent and prospective liabilities (for the purpose of this paragraph (iv) “person” shall refer only to a body corporate and not an individual) and such person therefore not being Solvent;

(v) a meeting of that person’s creditors being convened or held for the purpose of considering any restructuring, composition, or liquidation of that person’s debts;

(vi) a composition, compromise, assignment or arrangement with or for the benefit of its creditors being entered into, proposed or commenced by or in relation to that person (including any general assignment for the benefit of creditors);

(vii) the commencement, institution, or pendency of any case or proceeding seeking a stay, injunction, or similar relief affecting creditors’ enforcement rights with respect to that person or its property (including any automatic stay arising in a case under Title 11 of the United States Code);

(viii) the appointment of a receiver, trustee, custodian, sequestrator or similar officer (whether by court order or otherwise) to take charge of all or any material part of that person’s property, or any mortgagee, chargee or other encumbrancer taking possession of the whole or any material part of the assets of that person;

(ix) the filing by that person of a voluntary petition or initiation of a voluntary case seeking relief under Title 11 of the United States Code (or any similar federal, state or foreign insolvency law), or consent to the entry of an order for relief thereunder;

(x) the commencement of an involuntary case against that person seeking relief under Title 11 of the United States Code (or any similar federal, state or foreign insolvency law) that is not dismissed, stayed or discharged within sixty (60) days after filing;

(xi) that person commencing any proceeding for its dissolution, liquidation, winding‑up, reorganization, arrangement or similar relief under any insolvency, bankruptcy, or similar law (including Chapter 7 or Chapter 11 of Title 11 of the United States Code), or adopting a plan or passing a resolution authorising any of the foregoing, or a court of competent jurisdiction entering an order for relief, judgment, decree or appointment in respect of any of the foregoing; or

(xii) the happening in relation to that person of any event, procedure, process or step analogous to any of the above in any jurisdiction or under any Applicable Law; and

(c) any Group Company incorporated, formed or organised under the laws of another jurisdiction, the occurrence to that person of any event, procedure, process or step analogous to any of the above in any jurisdiction or under any Applicable Law;

"Insured Claim" means any Warranty Claim (other than a Fundamental Warranty Claim) or Tax Claim (other than any [***]);

"Intellectual Property" means patents, inventions, utility models, petty patents, supplementary protection certificates, trade and service marks, design rights, trade names, service names, business names, copyrights, rights in the nature of and related to copyright, geographic indications, resale rights, rental rights, lending rights, software programs (including all source code, object code, specifications, designs and documentation related thereto), proprietary database rights, domain names, social media handles and profiles, semi-conductor topography rights, plant variety rights, rights in know-how, trade secrets and confidential information and goodwill, rights in preventing unfair competition and all other intellectual property rights and analogous rights as may exist anywhere in the world for the full term of the rights concerned together with all reversions, revivals, extensions and renewals of such rights (whether registered or not); all registrations and pending registrations relating to any such rights, the benefit of any pending applications for any such registrations and the right to apply for registrations of such rights; and all rights of action, powers or benefits belonging or accrued in relation to such rights (including the right to sue for and recover damages for past infringements);

"Intellectual Property Agreements" means all written agreements, contracts, permissions, undertakings, arrangements and understandings which relate to any of the Group Intellectual Property, including:

(a) those pursuant to which any Group Company is permitted to use any Intellectual Property ("Licences-In");

(b) those pursuant to which any Group Company permits a third party to use any Intellectual Property ("Licences-Out"); and

(c) those pursuant to which any Proprietary Software has been developed and to which any Group Company is a party ("Development Contracts"),

but in all cases excluding Incidental IP Contracts;

"Intercreditor Agreement" means the intercreditor and subordination agreement in the agreed form to be entered into between, inter alia, the Buyer, the Seller and Monroe Capital Management Advisors LLC, and acknowledged by the borrowers and guarantors under the Principal Loan, on Completion relating to the Principal Loan and the Loan Notes;

"IRS Code" means the Internal Revenue Code of 1986, as amended;

"Licences-In" has the meaning given in paragraph (a) of the definition of Intellectual Property Agreements;

"Licences-Out" has the meaning given in paragraph (b) of the definition of Intellectual Property Agreements;

"Loan Note Instruments" means the instrument(s) in agreed form to be executed by the Buyer at Completion constituting the Loan Notes, as supplemented, varied, amended or replaced from time to time, and any other documents executed in connection therewith at or following Completion including, but not limited to, any security or collateral agreements or guarantees;

"Loan Notes" means the First Loan Notes and the Second Loan Notes;

"Losses" means all losses, liabilities, damages, costs (including legal costs and experts’ and consultants’ fees), charges and expenses;

"Management Accounts" means the unaudited consolidated accounts of the Company and its subsidiaries comprising a balance sheet as at the Management Accounts Date and a profit and loss account for the period which commenced on the day after the Accounts Date and which ended on the Management Accounts Date, a copy of which is contained at folder 18.1.2 and 18.1.1.3.1.1 of the Data Room;

"Management Accounts Date" means 30 September 2025;

“Material Adverse Effect” means any event, circumstance or state of facts that, individually or in the aggregate, has or would reasonably be expected to have a material and adverse effect upon the business, results of operations or financial condition of the Group, taken as a whole;

"Material Contract" means any agreement or arrangement of the kind listed in paragraph 8 of schedule 2 and/or with a Material Counterparty;

"Material Counterparty" means any customer or technology partner accounting for more than $400,000 of income of, or expenditure by, the Group in the financial year ended on the Management Accounts Date and, in each case, each of their respective Affiliates, and a "Material Counterpart" shall be construed accordingly;

"Material Employee" means any person employed by the Group in the Prohibited Business at Completion whose annual remuneration equals or exceeds $150,000 per annum and each of [***];

"Nasdaq" means the applicable tier of The Nasdaq Stock Market LLC on which the RZLV Shares are listed for trading, or, if such RZLV Shares are no longer listed on a tier of The Nasdaq Stock Market LLC, the principal securities exchange on which such RZLV Shares are then listed or quoted for trading;

"Net Completion Accounts Adjustment Amount" has the meaning given to it in clause 4.16(a);

"Notice" has the meaning given to it in clause 15.1;

"Occupational Documents" means any lease (including any underlease), licence or equivalent occupational document and "Occupational Document" means any one of them;

"Open Source Code" means any software code that is distributed as "free software" or "open source software" or is otherwise distributed publicly in source code form under terms that permit modification and redistribution of such software. Open Source Code includes software code that is licensed under the GNU General Public License, GNU Lesser General Public License, Mozilla License, Common Public License, Apache License, BSD License, Artistic License, Sun Community Source License, Sun Industry Standards Licence, Netscape Public License, Eclipse Public License or other similar licences (whether or not approved by the Open Source Initiative);

"Owned Intellectual Property" has the meaning given to it in paragraph 9 of part 1 of schedule 2;

[***]

[***];

"Permitted Encumbrances" means: (i) Encumbrances securing the obligations of the Group under the Principal Loan, (ii) purchase money Encumbrances and Encumbrances securing rental payments under capital lease arrangements; (ii) Encumbrances on accounts receivable and related assets incurred in connection with a receivables financing; and (iii) the tax liens detailed in document 19.1.72.1 in the Data Room;

"Pre-Completion Tax Period" means any Tax period ending on or before the Completion Date and, with respect to a Tax period that begins before the Completion Date and ends on or after the Completion Date, the portion of such Tax period ending on the Completion Date;

"Principal Loan" means the credit agreement dated 28 February 2019 between the lenders party thereto, Monroe Capital Management Advisors, LLC (as administrative and collateral agent) the Company, the Seller, Crownpeak Technology, Inc., and Evidon, Inc., as borrowers, as amended, restated, supplemented or otherwise modified from time to time;

"Principal Loan Amended and Restated Credit Agreement" means the amended and restated credit agreement dated as of the Completion Date, between the lenders party thereto, Monroe Capital Management Advisors, LLC (as administrative and collateral agent), the Company, the Seller and Evidon, Inc., as borrowers;

"Principal Loan Partial Repayment" the repayment of an amount equal to $50,000,000 of the Principal Loan to be made by the Company, or its subsidiaries, following Completion in accordance with clause 5.2(b)(iv)

"Principal Loan Permitted Encumbrances" means Encumbrances securing the obligations of the Group under the Principal Loan.

"Prior Accounts" means the audited (and, where relevant, consolidated) financial statements of the Company for the financial year ended on the financial year end date in each of 2023 and 2024 including the auditors' and directors' reports, the consolidated balance sheets as at such date, the statements of financial position as at on the financial year end date in each of 2023 and 2024, the income statements and statements of other comprehensive income or statements of comprehensive income, the statements of cash flows and the statements of changes in equity for the financial year ended on the financial year end date in each of 2023 and 2024 and the notes to them, a copy of each of which are contained at folder 7.2 and 18.2.5.1 of the Data Room;

"Product" means a product (including a software product) designed, developed (or under development), manufactured, marketed, distributed, supplied, provided, exported, offered for sale or licensed to third parties by any Group Company as at the date of this agreement;

"Prohibited Area" means the United States, the United Kingdom, Germany, the Netherlands, France and Australia;

"Properties" means all the real property in which any Group Company has an occupational interest, material particulars of which are included at folder 15 and 18.1.11 of the Data Room, and "Property" means any one of them;

"Proprietary Software" means all software (including source code and object code, and in all releases and versions) that has been developed (or is under development) by or on behalf of any Group Company or in connection with the business of any Group Company, or which (other than Open Source Code) constitutes or forms part of any Product or Service, together with all Supporting Documentation;

"Recognised Investment Exchange" means a recognised investment exchange within the meaning given in section 285 of the Financial Services and Markets Act 2000 and/or an overseas investment exchange within the meaning of section 313 of the Financial Services and Markets Act 2000;

[***];

[***];

[***];

"Reference Time" means the 11:59 p.m. on the date that is immediately prior to the Completion Date;

"Registered IP Schedule" means the registered Intellectual Property included at folder 10 of the Data Room;

"Registration Rights Agreement" means the registration rights agreement, in the agreed form, entered into at Completion between the Seller and the Buyer containing the terms on which the Consideration Shares shall be registered for resale under the Securities Act;

[***];

[***];

"Relevant Period" means the period commencing on the date falling two years prior to the date hereof and ending on the date of this agreement;

"Relief" means any allowance, credit, deduction, exemption or set off in respect of Tax or relevant to the computation of income, profits or gains for the purposes of any Tax, or any right to or actual repayment of or saving of Tax (including any repayment supplement, fee or interest in respect of Tax);

"Restricted Covenantor" means the Seller;

[***];

[***];

"RZLV Shares" means ordinary shares of £0.0001 each in the capital of the Buyer;

"Sale Shares" means the 100 shares of common stock with a par value of $0.001 each in the Company;

"SEC" the U.S. Securities and Exchange Commission;

"Second Loan Notes" means the $30,000,000 10% fixed rate secured loan note due 31 December 2027, to be secured following Completion, on payment-in-kind terms constituted by the Loan Note Instruments and issued at Completion by the Buyer in favour of the Seller (or such person as the Seller may notify to the Buyer in writing prior to Completion);

"Securities Act" means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder;

"Seller’s Account" means the Seller’s bank account as notified by the Seller to the Buyer in writing prior to the date of this agreement, or such other account as the Seller may notify the Buyer of from time to time;

"Seller’s Lawyers" means Paul, Weiss, Rifkind, Wharton & Garrison LLP of 535 Mission Street, 25th Floor, San Francisco, CA 94105;

"Seller Warranties" means each of the Fundamental Warranties, the Business Warranties and the Tax Warranties, and "Seller Warranty" means each one of them individually;

"Service" means any service offered, developed, marketed, distributed, sold or provided by any Group Company as at the date of this agreement;

"Share Consideration Sum" has the meaning given in clause 3.3(c);

"Solvent" means, with respect to any person, that as at the date of determination: (a)(i) the sum of such person’s debts (including contingent liabilities) does not exceed the present fair saleable value of such person’s present assets; and (ii) such person’s capital is not unreasonably small in relation to its business as contemplated on Completion or with respect to any transaction contemplated to be undertaken after Completion and (iii) such person has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it shall incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (b) such person is “solvent” within the meaning given that term and similar terms under the Title 11 of the United States Code entitled “Bankruptcy” as now and hereafter in effect, or any successor statute and Applicable Laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5);

"Statement of Financial Accounting Standard No. 5" means the statement of accounting for contingencies (issued March 1975) published by the United States Financial Accounting Standards Board;

"Straddle Period" means any taxable period that includes but does not end on the Completion Date;

"Subsidiary Companies" means the subsidiaries of the Company, details of which are set out in schedule 1 and "Subsidiary Company" means each of them;

"Supporting Documentation" means all documentation, recorded information and data (whether in electronic form or recorded on paper or other physical media) relating to the Proprietary Software (including know-how relating to the Proprietary Software);

"Tax" or "Taxation" has the meaning given to it in schedule 5;

"Tax Authority" has the meaning given to it in schedule 5;

"Tax Claim" has the meaning given to it in schedule 5;

"Tax Covenant" means the tax covenant contained in part 2 of schedule 5;

"Tax Warranties" means each of the warranties contained at part 3 of schedule 2, and "Tax Warranty" means each one of them individually;

"Third Party Beneficiary" has the meaning given to it in clause 16.1;

"Third Party Claim" has the meaning given to it in paragraph 7 of schedule 3;

"Third Party Rights Provision" has the meaning given to it in clause 16.1;

"Title and Capacity Warranties" means each of the warranties contained in clause 6.2 and "Title and Capacity Warranty" means each one of them individually;

"Token" means any digital token, cryptofinance coin, blockchain-based asset, cryptocurrency (including any digital currency) or similar;

“Trading Day” means any day during which the Nasdaq is open for regular way trading (including, for the avoidance of doubt, any short trading day on Nasdaq);

"Transaction" means the sale and purchase of the Sale Shares and the payment of the Final Purchase Price in accordance with the provisions of this agreement;

"Transaction Deductions" means, without duplication and regardless of by whom or when paid, any Tax deductions allocable to the Pre-Completion Tax Period attributable to: (a) any Indebtedness of the Group Companies (including retirement, repayment, or satisfaction thereof); and (b) the payment (or associated accrual) of any amounts included in Transaction Expenses, including for this purpose amounts that would have been Transaction Expenses but for the fact that they were paid prior to Completion, which, in the case of any "success based fees" shall be determined assuming an election is made to treat 70% of such fees as deductible under U.S. Internal Revenue Service Procedure 2011-29;

"Transaction Documents" means each of this agreement, the Loan Note Instruments, the Principal Loan Amended and Restated Credit Agreement, the Registration Rights Agreement, the Intercreditor Agreement, the Disclosure Letter and any other document to be entered into by any party on or around the date of this agreement pursuant to the terms of this agreement, and "Transaction Document" shall mean each one of them individually;

"Transaction Expenses" means:

(a) all amounts incurred or are payable by each Group Company to:

(i) legal counsel to the Seller, the Company or any Affiliate and/or any of their respective Affiliates (including any Wider K1 Person) with respect to this agreement and/or any other Transaction Documents and the transactions contemplated therein; and

(ii) all other transaction advisors engaged by the Seller, the Company or any of their respective Affiliates (including any Wider K1 Person) (including financial advisors, brokers, accountants and data room administrators) in connection with this agreement and/or the other Transaction

Documents and the transactions contemplated therein, in each case, for services rendered through to and including the date referred to above;

(b) amounts payable by each Group Company pursuant to any change in control, stay-on, retention, severance, transaction bonus, incentive, commission, loan forgiveness or similar payments or benefits which, in each case, if and to the extent that they become due and payable or due solely as a result of Completion pursuant to an agreement to which a Group Company is a party as at the Completion Date;

(c) any employer-paid portion of payroll, employment, social security, unemployment or other similar taxes, if any, required to be paid by each Group Company with respect to the amounts described in item (b);

(d) an amount equal to $175,000 in respect of the Seller’s entire contribution to the W&I Premium Amount;

(e) any accrued and unpaid sponsor fees related to ownership and, or management of Crownpeak Intermediate Holdings, Inc.;

(f) 50% of the filing fees (excluding, for the avoidance of doubt, any associated costs or expenses or other fees) incurred in connection with arranging registration of the “Form F-3” registration statement in accordance with the Registration Rights Agreement; and

(g) all other out-of-pocket expenses incurred on or prior to the date referred to above by each Group Company in connection with the negotiation, preparation, investigation, execution and performance of this agreement and the other Transaction Documents and the transactions contemplated therein, provided that Transaction Expenses shall not include any fees, costs or expenses or taxes in connection with the Buyer or any Group Company or any of its or their Affiliates in respect of: (i) causing a listing of the Loan Notes in accordance with clause 10.6; (ii) arranging the W&I Insurance Policy (other than in respect of clause (d)); (iii) negotiating, documenting and implementing the security or collateral arrangements in favour of the lenders with respect to the Loan Notes and the Loan Note Instruments, or any other agreement between a Group Company and Monroe Capital Management Advisors, LLC in connection therewith; (iv) implementing the termination of the Company Defined Contribution Plan; (v) any matter relating to the pursuit of or recovery in connection with any Claim by the Buyer; or (vi) any amounts in connection with the Principal Loan Partial Repayment;

"Transfer Cost" has the meaning given to it in clause 20.2;

"United States” or “U.S." the United States of America, its territories and possessions, any state of the United States of America and the District of Columbia and all other areas subject to its jurisdiction and any political sub-division thereof;

"US GAAP" means accounting principles, standards and practices generally accepted from time to time in the United States of America which, for the purposes of schedule 6, shall be as the foregoing applied to the Company as at the Reference Time;

"VAT" means value added tax, goods and sales tax and sales and use tax in each case chargeable under legislation in any jurisdiction on the sale of goods and supply of services and further means any tax of a similar or equivalent nature which is introduced in substitution for or as an addition to such tax from time to time and any penalties or fines in relation to them, whether imposed in the United Kingdom, any member state of the European Union, the United States or elsewhere;

"Warranty Claim" means a Claim under the Fundamental Warranties, the Business Warranties or the Tax Warranties;

"Wider K1 Person" K1 Investment Management, LLC and any general or limited partner, portfolio companies of investment funds managed by K1 Investment Management, LLC or of any investor in, or director, employee or partner or operating partner of any of them;

"WTD" means Directive 2003/88/EC of the European Parliament and of the Council of 4 November 2003 concerning certain aspects of the organisation of working time (as it applies in England and Wales from time to time, including as retained, amended, extended, re-enacted or otherwise given effect);

"WTR" means the Working Time Regulations 1998 (SI 1998/1833);

"W&I Insurance Policy" means the Buyer's Warranty and Indemnity insurance policy, in the agreed form, with the W&I Insurer to be issued on or after the date of this agreement in respect of this agreement;

"W&I Insurer" means Euclid Transactional UK Limited, incorporated and registered in England & Wales with company number 11237103 whose registered office is Level 5, 41 Eastcheap, London, England, EC3M 1DT;

"W&I Expenses" means any other costs and expenses relating to the W&I Insurance Policy, including any insurance premium tax or other similar Tax in respect thereof, any legal fees of the W&I Insurer’s legal counsel payable for the W&I Insurance Policy and any broker commissions payable, to the extent not reflected in the insurance premium;

"W&I Premium Amount" means the amount due in respect of the W&I Insurance Policy premium;

"W&I Subrogation Provision" means the provision in the agreed form or with such changes to it as agreed in writing by the Buyer, the Seller and the W&I Insurer;and

"$:GBP Exchange Rate" means the rate for conversion from US dollars to Pounds Sterling by reference to (save as where otherwise agreed in writing between the Buyer and the Seller) the average of the mid market spot exchange rates (as published by Bloomberg at 4:00 p.m. (London time)) for the 30 day period preceding the relevant date on which the conversion is to be determined and “GBP:$ Exchange Rate” means the rate for conversion from Pounds Sterling to US dollars by reference to (save as where otherwise agreed in writing between the Buyer and the Seller) the average of the mid market spot exchange rates (as published by Bloomberg) at 4:00 p.m. (London time) for the 30 day period preceding the relevant date on which the conversion is to be determined.

1.2 In construing this agreement, unless otherwise specified, reference to:

(a) a document "in agreed form" is to a document in the form agreed by or on behalf of the Buyer and the Seller prior to signing this agreement (or otherwise as agreed by or on behalf of the Buyer and the Seller from time to time);

(b) a "party" or the "parties" means a party or the parties to this agreement and includes that party's or the parties' successors and permitted assigns and for this purpose "permitted assigns" includes:

(i) in relation to a right of a party, any person to whom that right may have been assigned except if and to the extent that the assignment of that right would be in breach of the provisions of this or any other agreement or instrument or prohibited by Applicable Law; and

(ii) in relation to an obligation of a party, any person to whom that obligation may have been transferred with the written agreement of the party to whom the obligation is owed,

provided that notwithstanding any succession, assignment or transfer, no party shall be relieved from any obligation arising under this agreement except by operation of Applicable Law or as expressly provided in this agreement or with the written agreement of the party to whom the obligation is owed;

(c) a person includes any form of legal entity including an individual, company, body corporate, undertaking (irrespective of the jurisdiction in or under the law of which it was incorporated, exists or carries on business), partnership, firm, unincorporated association, and government, state or agency of a government or state, and, in relation to a party who is an individual, such individual's legal personal representative(s) (in each case whether or not having separate legal personality);

(d) the "introduction" or to a "clause" or "schedule" is a reference to the introduction or the relevant clause or schedule of or to this agreement;

(e) "this agreement" includes this agreement as amended or supplemented from time to time in accordance with the terms herein, and any reference to another document is a reference to that document as amended or supplemented from time to time;

(f) “writing” and "written" includes any methods of representing words in a legible form or other writing in non-transitory form;

(g) the words "include" and "including" shall mean including without limitation, and are to be construed as being by way of illustration or emphasis only and are not to be construed so as to limit the generality of any words preceding or following them;

(h) references to “to the extent that” (and similar expressions) shall indicate a matter of degree and not be solely synonymous with “if”;

(i) words denoting the singular shall include the plural and vice versa and words denoting any gender shall include all genders;

(j) a “day” (including in the definition of “Business Day”) shall mean a period of twenty-four hours running from midnight to midnight;

(k) unless expressly stated otherwise, the time of day is a reference to time in London, England;

(l) "costs" and/or "expenses" incurred by a person shall not include any amount in respect of VAT comprised in such costs or expenses for which either that person or, if relevant, any other member of the VAT group to which that person belongs is entitled to credit or repayment as input tax;

(m) "£" "GBP" or "Pounds Sterling" shall be a reference to pounds sterling, being the lawful currency for the time being of the United Kingdom; and "US Dollars" "$" shall be a reference to US dollars, being the lawful currency for the time being of the United States of America, unless stated otherwise in this agreement;

(n) a Tax of the United Kingdom (or any part thereof) shall be deemed to include any equivalent Tax of any part of the United Kingdom that is levied pursuant to the devolution of powers relating to Tax to that part of the United Kingdom, unless the context otherwise requires;

(o) any law of England and Wales or to any specific Tax shall be read and construed as also meaning any law of, or any similar Tax, in any other jurisdiction including the jurisdiction of Tax residence of the Seller that has an equivalent scope or purpose or (if it does not) that most nearly approximates to the law of England and Wales or the applicable Tax;

(p) any statute, statutory provision, rule or accounting standard includes a reference:

(i) to that statute, statutory provision, rule or accounting standard as from time to time consolidated, modified, re‑enacted (with or without modification) or replaced; and

(ii) any subordinate legislation made under the relevant statutory provision,

except if and to the extent that the effect of referring to any such consolidation, modification or re-enactment coming into force or legislation made after the date of this agreement would be to increase or extend the liability of a party under this agreement; and

(q) any English legal term for any action, remedy, procedure, judicial proceeding, legal document, legal status, or legal concept is, in respect of any jurisdiction other than England and Wales, deemed to include what most nearly approximates in that jurisdiction to the English legal term.

1.3 Any amounts expressed in US dollars that are to be converted into Pounds Sterling shall be converted at the $:GBP Exchange Rate and any amount expressed in Pounds Sterling that are to be converted into US dollars shall be converted at the GBP:$ Exchange Rate.

1.4 The schedules form part of the operative provisions of this agreement and are as if set out in full in this agreement, and a reference to "this agreement" includes a reference to the schedules.

1.5 The table of contents to, and the headings to clauses and schedules in, this agreement are for information only and are to be ignored in construing it.

2. Sale and purchase

2.1 Upon the terms and subject to the conditions of this agreement, the Seller shall sell, and the Buyer shall purchase, the Sale Shares with full title guarantee and free from all Encumbrances (save for any Principal Loan Permitted Encumbrances), together with all accrued benefits and rights attached thereto as at Completion and all other rights and advantages belonging to or accruing on the Sale Shares on or after that date.

2.2 The Seller irrevocably and unconditionally waives (and undertakes to procure that its nominee(s) and Affiliates (if any) shall waive) on or prior to Completion all pre-emption rights which the Seller may have under the Company's Bylaws or any other agreement relating to the Sale Shares or otherwise so as to enable the sale of the Sale Shares to the Buyer to proceed free of pre-emption rights.

2.3 The Seller irrevocably and unconditionally consents to (and undertakes to procure that its nominee(s) and Affiliates (if any) shall irrevocably and unconditionally consent to) the Transaction for all purposes, including all transfers of Sale Shares in connection with this agreement, and further agrees that consent pursuant to this clause 2.3 constitutes:

(a) consent for the Consideration Shares to be issued and allotted in accordance with the terms of this agreement; and

(b) an unconditional and irrevocable waiver of any and all claims that Seller has or may have against the Company in relation to any breach of the Bylaws.

3. Purchase Price

3.1 The total purchase price for the sale and purchase of the Sale Shares (the “Final Purchase Price”) shall be:

(a) $90,000,000 (the “Initial Purchase Consideration”);

PLUS

(b) the Completion Working Capital Adjustment Amount;

PLUS

(c) the Completion Accounts Cash Adjustment Amount;

PLUS

(d) the Completion Accounts Cash;

MINUS

(e) the Completion Indebtedness;

MINUS

(f) the Transaction Expenses.

3.2 At Completion, the Buyer shall pay to the Seller an amount which is equal to (the “Completion Payment”):

(a) the Initial Purchase Consideration;

PLUS

(b) the Estimated Completion Working Capital Adjustment Amount;

PLUS

(c) the Estimated Completion Accounts Cash Adjustment Amount;

PLUS

(d) the Estimated Completion Accounts Cash;

MINUS

(e) the Estimated Completion Indebtedness;

MINUS

(f) the Estimated Transaction Expenses.

3.3 The Completion Payment to the Seller shall be satisfied as follows:

(a) first, an amount in satisfaction of the Completion Payment that is equal to $20,000,000, by the issue of the First Loan Notes equivalent to that amount to the Seller (for the benefit of the Seller, or to such person as the Seller may notify in writing to the Buyer prior to Completion) under the terms of the Loan Note Instruments;

(b) second, an amount in satisfaction of the Completion Payment that is equal to $30,000,000, by the issue of the Second Loan Notes equivalent to that amount to the Seller (for the benefit of the Seller, or to such person as the Seller may notify in writing to the Buyer prior to Completion) under the terms of the Loan Note Instruments; and

(c) third, the amount of the Completion Payment that remains to be satisfied after the deduction of the amounts set out in clause 3.3(a) and 3.3(b) (such amount being the "Share Consideration Sum"), by the allotment of the Consideration Shares to the Seller (for the benefit of the Seller, or to such person as the Seller may notify in writing to the Buyer prior to Completion) (together with any Fractional Amounts, if applicable) equivalent to the Share Consideration Sum as calculated (and, in the case of Fractional Amounts, determined and paid) in accordance with clause 3.4, and (for the avoidance of doubt) provided always that in connection with the Completion Payment there shall be no reduction or adjustment to the amounts set out in (and corresponding number of First Loan Notes and Second Loan Notes to be issued pursuant to) clauses 3.3(a) and 3.3(b), if and to the extent that the Completion Payment is less than the sum of such amounts, which shall remain payable to the Seller;

3.4 The number of Consideration Shares to be issued by the Buyer pursuant to clause 3.3(c) shall be equal to the Share Consideration Sum divided by $3.0488 (the "Trading Price"), provided that no fractional shares shall be issued and the aggregate of any fractional amounts to which the Seller would otherwise be entitled to receive (“Fractional Amounts”) will: (i) be settled in U.S. dollars; and (ii) paid to the Seller (for the benefit of the Seller, or such person as the Seller may notify to the Buyer prior to Completion) in cleared funds and by way of electronic funds transfer in cash denominated in U.S. dollars to the Seller’s Account so as to be received by the Seller (or such person so nominated in writing by the Seller) on the Completion Date. The receipt of the Consideration Shares and the Fractional Amounts by the Seller (or such person so nominated in writing by the Seller) pursuant to clauses 3.3(c), 3.4 and 5.3 shall constitute a good and sufficient discharge for the Buyer of its obligations to satisfy the relevant portion of the Completion Payment as set out at clause 3.3(c).

3.5 Any payment made by any party under this agreement including any decrease by way of set off in the First Loan Notes in accordance with this agreement (including any amount paid or deducted or decreased by way of set off in accordance with this agreement in respect of any breach of the Fundamental Warranties, any Indemnity Claim and Tax Covenant and/or any other Claim) other than an Insured Claim, shall in each case, to the extent permitted by Applicable Law, be treated as an adjustment to the Final Purchase Price for the Sale Shares to the extent of the payment or adjustment, and such Final Purchase Price shall be deemed to have been reduced (or increased, as the case may be) by the amount of such payment or adjustment.

3.6 Each party agrees to provide all information and assistance reasonably requested in writing by any other party or its lawyers to enable the party making the request or its lawyers to comply with Applicable Laws relating to anti-money laundering.

4. Purchase Price Adjustments

4.1 The Buyer shall prepare and deliver to the Seller draft Completion Accounts (which shall include a draft statement of the Completion Working Capital, the Completion Working Capital Adjustment Amount, Completion Accounts Cash, the Completion Accounts Cash Adjustment Amount, Completion Indebtedness, the Transaction Expenses and the resulting adjustments and payments to be made pursuant to clauses 4.11 to 4.16) in the form set out in the Completion Accounts Spreadsheet (the "Draft Buyer Completion Accounts") as soon as reasonably practicable and in any event within 60 Business Days following Completion.

4.2 The Seller shall within 20 Business Days after delivery of the Draft Buyer Completion Accounts, deliver to the Buyer a report (a "Report") setting out any matters of disagreement with the Draft Buyer Completion Accounts in reasonable detail and specifying in reasonable detail the adjustments the Seller considers should be made to the Draft Buyer Completion Accounts and if:

(a) no Report is delivered within such period, the Completion Accounts (including the Completion Working Capital, the Completion Working Capital Adjustment Amount, Completion Accounts Cash, the Completion Accounts Cash Adjustment Amount, Completion Indebtedness and the Transaction Expenses) shall be those shown in the Draft Buyer Completion Accounts delivered under clause 4.1 and shall be final and binding on the parties for all purposes; and

(b) a Report is delivered within such period, the Completion Accounts (including the Completion Working Capital, the Completion Working Capital Adjustment Amount, Completion Accounts Cash, the Completion Accounts Cash Adjustment Amount, Completion Indebtedness and the Transaction Expenses) shall be those shown in the Draft Buyer Completion Accounts, save where an adjustment to such amounts is:

(i) agreed in writing between the Buyer and the Seller (each attempting in good faith to reach agreement); or

(ii) determined by the Expert Accountant nominated in accordance with clause 4.5,

in which case, the Completion Accounts (including, as applicable, Completion Working Capital, the Completion Working Capital Adjustment Amount, Completion Accounts Cash, the Completion Accounts Cash Adjustment Amount, Completion Indebtedness and the Transaction Expenses) shall be as so adjusted and shall be final and binding on the parties for all purposes.

4.3 If the Seller delivers a Report in accordance with clause 4.2, then only the items set out in the Report (and, if applicable, any other items which the Seller or the Buyer reasonably considers to be impacted by the Report if and to the extent such items are reasonably consequential and ancillary to the matters in dispute) shall be treated as being in dispute and no further items may be raised by either party in relation to the Draft Buyer Completion Accounts;

4.4 For the purposes of preparing and reviewing the Completion Accounts, each party shall procure that the other parties and their accountants and any Expert Accountant nominated under clause 4.5 are given reasonable access at reasonable times (including during normal office hours) to:

(a) the accounting records and working papers required or used for; and

(b) all staff of the relevant party and the accountants who have been engaged in,

the preparation of the Accounts, the Management Accounts and/or the Draft Buyer Completion Accounts and that the staff referred to in clause 4.4(b) answer all reasonable questions put to them within a reasonable time period.

Expert Accountant

4.5 If, after 10 Business Days following the delivery by the Seller to the Buyer of a Report, there remains an outstanding dispute between the Buyer and the Seller about the Completion Accounts and the determination of any of the Completion Working Capital, the Completion Working Capital Adjustment Amount, Completion Accounts Cash, the Completion Accounts Cash Adjustment Amount, Completion Indebtedness or the Transaction Expenses (each a "Completion Accounts Dispute"), the Buyer or the Seller may refer any matter in dispute to:

(a) an accountant nominated jointly by them and who accepts such nomination; or

(b) failing acceptance of such nomination within 10 Business Days of a request for joint nomination by either of them, a member of an independent firm of chartered accountants nominated by the then President of the Institute of Chartered Accountants in England and Wales ("ICAEW") on the joint application of the Buyer and the Seller (the person jointly nominated pursuant to clause 4.5(a) or so nominated in accordance with this clause 4.5(b) being the "Expert Accountant"). The cost of such nomination request shall be borne equally between the Buyer and the Seller. If either:

(i) the Buyer or the Seller fails to take all action necessary to request nomination from the ICAEW; or

(ii) the Buyer or the Seller fail to pay their respective proportion of the ICAEW fee,

in each case within 10 Business Days after a request by the other party to do so, the non-defaulting party shall request London Court of International Arbitration to nominate a member of an independent firm of chartered accountants as Expert Accountant.

4.6 The Expert Accountant shall:

(a) be instructed by the parties to determine as soon as practicable all matters that are the subject of a Completion Accounts Dispute having regard to the Draft Buyer Completion Accounts and the Report including what, if any, adjustments should be made to the Draft Buyer Completion Accounts;

(b) for the purpose of making the determination under clause 4.6(a) determine:

(i) any issue as to interpretation of this agreement that relates to the determination of a Completion Accounts Dispute;

(ii) the Expert Accountant's jurisdiction to determine any matter; or

(iii) the Expert Accountant's terms of reference;

(c) adopt such procedures to assist with the conduct of the determination as the Expert Accountant reasonably considers appropriate including instructing professional advisers to assist in reaching such determination;

(d) not make any determination under clause 4.6(a) which would result in any adjustment being made in a manner or to an extent that is inconsistent with or contrary to clauses 4.11 to 4.16 (inclusive);

(e) not assign a dollar amount to any item in dispute greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party, in each case within the Draft Buyer Completion Accounts and the Report; and

(f) act as an expert and not as an arbitrator,

and the Expert Accountant's decision will be final and binding on the parties except in the case of manifest error (in which case the determination shall be void and a new Expert Accountant shall be appointed in accordance with the provisions of clause 4.5). The Expert Accountant's fees and expenses will be payable by the Seller and the Buyer in such proportions as the Expert Accountant shall direct and for such purpose the Expert Accountant shall take into account the determinations made pursuant to clauses 4.5 to 4.10 or, failing such direction, equally between the parties. If any party fails to give the Expert Accountant any required undertaking or advance contribution as regards its fees and expenses it will be open to the other party to give such undertaking or make such contribution and to the extent the Expert Accountant so decides such party shall be entitled to be reimbursed by the other party.

4.7 No party shall be entitled to make any objection to the appointment of the Expert Accountant on the ground that the Expert Accountant imposes limits on the Expert Accountant's liability in relation to the carrying out of relevant instructions under this agreement.

4.8 The Seller and the Buyer shall co-operate with the Expert Accountant in good faith and comply with its reasonable requests made in connection with the carrying out of its duties under this agreement. Without prejudice the generality of the foregoing, the Buyer shall keep up-to-date and shall make available to the Expert Accountant all books and records relating to the Group during reasonable times (including normal office hours) as the Expert Accountant may reasonably request during the period from the appointment of the Expert Accountant until the making of the relevant determination.

4.9 Nothing in this clause 4 or schedule 6 shall entitle a party or the Expert Accountant access to any information or document (or a part of that information or document, as applicable) if and to the extent it is protected by legal, professional or litigation privilege, provided that no party shall be entitled to refuse to supply such part or parts of information or documents as contains only the facts on which the relevant claim or argument is based or are otherwise not protected by legal, professional or litigation privilege.

4.10 The Seller and the Buyer shall, and shall procure that the Expert Accountant and their respective accountants and other advisers shall, keep all information and documents provided to them pursuant to this clause 4 and/or schedule 6 confidential and shall not use the same for any purpose, except for disclosure or use in connection with the preparation of the draft Completion Accounts, the statements referred to in clause 4.1, the Report, the proceedings of the Expert Accountants or any related matter arising out of this Agreement, the Transaction Documents or the Completion Accounts Dispute.

Completion Accounts Adjustment

4.11 Working Capital Adjustment

(a) If the Completion Working Capital Adjustment Amount is less than the Estimated Completion Working Capital Adjustment Amount, the Seller shall pay to the

Buyer an amount equal to such portion of the deficiency, in accordance with clause 4.16; and

(b) If the Completion Working Capital Adjustment Amount is more than the Estimated Completion Working Capital Adjustment Amount, the Buyer shall pay to the Seller an amount equal to such portion of the excess, in accordance with clause 4.16.

4.12 Completion Accounts Cash Adjustment

(a) If the Completion Accounts Cash Adjustment Amount is less than the Estimated Completion Accounts Cash Adjustment Amount, the Seller shall pay to the Buyer an amount equal to the deficiency, in accordance with clause 4.16; and

(b) If the Completion Accounts Cash Adjustment Amount is more than the Estimated Completion Accounts Cash Adjustment Amount, there shall be no adjustment or payment.

4.13 Completion Accounts Cash

(a) If the Completion Accounts Cash is less than the Estimated Completion Accounts Cash, the Seller shall pay to the Buyer an amount equal to the deficiency, in accordance with clause 4.16; and

(b) If the Completion Accounts Cash is more than the Estimated Completion Accounts Cash, the Buyer shall pay to the Seller an amount equal to any such deficiency in accordance with clause 4.16.

4.14 Completion Indebtedness Adjustment

(a) If the Completion Indebtedness is greater than the Estimated Completion Indebtedness, the Seller shall pay to the Buyer an amount equal to any such excess, in accordance with clause 4.16; and

(b) If the Completion Indebtedness is less than the Estimated Completion Indebtedness, the Buyer shall pay to the Seller an amount equal to any such deficiency in accordance with clause 4.16.

4.15 Transaction Expenses Adjustment

(a) If the Transaction Expenses are more than the Estimated Transaction Expenses, the Seller shall repay to the Buyer an amount equal to such excess, in accordance with clause 4.16; and

(b) If the Final Transaction Expenses are less than the Estimated Transaction Expenses, the Buyer shall pay to the Seller an amount equal to any such deficiency, in accordance with clause 4.16.

4.16 Adjustment payments

(a) Any amount payable between the Buyer and the Seller pursuant to clauses 4.11 to 4.15 shall be set off against each other to produce a net sum (such net sum being the “Net Completion Accounts Adjustment Amount”), with one payment to be made between the Buyer and the Seller in accordance with clauses 4.16(c) to 4.16(f).

(b) If the Net Completion Accounts Adjustment Amount results in a net amount being payable to the Seller then, as soon as reasonably practicable and in any event within ten (10) Business Days of the Completion Accounts becoming final and binding in accordance with this clause 4, the Buyer shall pay to the Seller the Net Completion Accounts Adjustment Amount.

(c) A payment under clause 4.16(b) shall be satisfied by the issue to the Seller (for the benefit of the Seller, or such person as the Seller may notify to the Buyer prior to Completion) of an additional number of First Loan Notes with a face value of an amount equal to such payment, in accordance with and pursuant to the terms of the Loan Note Instruments provided that the further issue of First Loan Notes under this clause 4.16(c) shall not exceed an amount equal to $3,500,000. For the avoidance of doubt, the Seller shall be entitled to interest on the initial principal amount of such additional number of First Loan Notes from the date of issue, in accordance with the terms of the Loan Note Instrument.

(d) If the Net Completion Accounts Adjustment Amount results in a net amount being payable to the Buyer then, as soon as reasonably practicable and in any event within ten (10) Business Days of the Completion Accounts becoming final and binding in accordance with this clause 4, the Seller shall pay to the Buyer the Net Completion Accounts Adjustment Amount.

(e) A payment under clause 4.16(d) shall be satisfied by way of set-off of the principal amount of the First Loan Notes equal to the amount for which the Seller is liable under clause 4.16(d) in satisfaction of the same such payment, provided that the amount so set-off pursuant to this clause 4.16(e) shall not exceed an amount equal to $3,500,000. For the avoidance of doubt, the Seller shall be entitled to retain any accrued and unpaid interest on the initial principal amount of the First Loan Notes that are subject to set-off through to (but excluding) the date of such set-off pursuant to the terms of the Loan Note Instruments and any accrued and unpaid interest in respect of the First Loan Notes shall not be applied towards any such set-off.

(f) If the Net Completion Accounts Adjustment Amount is zero then no payment is due under clause 4.15 and there shall be no increase or decrease to the First Loan Notes.

(g) A set-off referred to in this clause 4.16 is limited only to a set-off of: (i) a liability of the Buyer to pay the relevant principal amount under the First Loan Notes to the Seller; and (ii) a liability of the Seller to the Buyer to pay the relevant amount pursuant to clause 4.16(d), and not to any other right of set off as may exist under this agreement.

4.17 Except as otherwise required by Applicable Law, all payments made pursuant to clause 4.16 shall be treated by the parties as adjustments to the Final Purchase Price for U.S. federal (and applicable state, local, and non-U.S.) income Tax purposes and each of the Seller and the Buyer and their respective Affiliates parties agree not to take any position inconsistent with such treatment on any Tax Return or in connection with any Tax audit, except as otherwise required by a final determination by an applicable Tax Authority.

5. Completion

5.1 Completion shall commence immediately following execution of this agreement and shall take place remotely by electronic exchange of documents and signatures by or on behalf of the parties in accordance with part 3 of schedule 4 on the date of this agreement (or on such other date and/or place agreed by the Buyer and the Seller in writing).

5.2 At Completion:

(a) the Seller shall do (or procure the doing) of those things listed in part 1 of schedule 4; and

(b) the Buyer shall:

(i) issue and allot the Consideration Shares to the Seller in accordance with clauses 3.3(c), 3.4 and 5.3;

(ii) issue the Loan Notes in accordance with clause 3.3(a) and clause 3.3(b);

(iii) pay the Fractional Amounts to the Seller in accordance with clause 3.4;

(iv) (A) pay and transfer by electronic fund transfer in cash an amount equal to $50,000,000 to the Company so as to be received by the Company on the Completion Date; and (B) procure that, on the Completion Date, such amount is applied towards (and applied solely for the purposes of) the Principal Loan Partial Repayment. Written evidence (to the Seller’s reasonable satisfaction) of each of (A) and (B) shall be provided by the Buyer to the Seller on the Completion Date; and

(v) do (or procure the doing) of those things listed in of part 2 of schedule 4,

and all documents, instruments and items and payments received by a party from another in connection with Completion shall, unless the sending party expressly states otherwise, be held by the recipient party to the order of the sending party until such time as:

(A) all documents, instruments and items required to be issued, allotted, received or delivered at Completion (including the Consideration Shares and the Loan Notes) have been so issued, allotted, received or delivered (or the person so entitled to has waived such issuance, allotment, receipt or delivery);

(B) all payments to be made pursuant to clause 5.2(b)(iii) and 5.2(b)(iv)(A) in immediately cleared funds have been duly received in the relevant bank accounts and, in respect of clause 5.2(b)(iv)(B), the written evidence required pursuant to that clause has been received by the Seller in accordance with such clause, in which case the documents, instruments, items and payments received in connection with Completion shall cease to be held to the order of the person delivering them, shall be released, and Completion shall have taken place.

5.3 In connection with the issuance of the Consideration Shares pursuant to clause 3.3(c), at Completion the Buyer will deliver to the Seller (or (if applicable) an Affiliate of the Seller or Wider K1 Person as the Seller has notified the Buyer in writing prior to Completion to receive the Consideration Shares), for the benefit of the Seller, the Consideration Shares by issuing and allotting such shares directly to GTU Ops Inc and shall procure that it holds in depositary receipt form for the Seller (or (if applicable) an Affiliate of the Seller or Wider K1 Person as the Seller has notified the Buyer in writing prior to Completion to receive the Consideration Shares), for the benefit of the Seller, and enters the Seller’s name (or (if applicable) such person as the Seller has notified the Buyer in writing prior to Completion to receive the Consideration Shares) on the register of depositary receipts (as held by Computershare Trust Company N.A) as the beneficial holder of such Consideration Shares (with such entitlement to be represented by the issue of depositary receipt certificates by the Buyer’s registrar and depositary). The Buyer shall procure that the depositary receipt(s) in connection with the Consideration Shares is delivered to the Seller (to the address nominated by the Seller in writing) as soon as is reasonably practicable following Completion.

5.4 If a party breaches clause 5.2 on the Completion Date, Seller (in the case of a breach by the Buyer) and the Buyer (in the case of a breach by the Seller) shall be entitled (in addition to and without prejudice to all other rights or remedies available, including the right to claim damages) by written notice to the other party:

(a) to defer Completion and the Completion Date for a period of up to two (2) Business Days after the initial Completion Date) and this clause 3 shall apply to such deferred Completion and such deferred Completion Date, provided that the Completion Date can only be deferred once by a party;

(b) to effect Completion as far as practicable having regard to the defaults which have occurred; or

(c) to terminate this agreement, provided that Completion has first been deferred in accordance with clause 5.4(a) by such party seeking to terminate this agreement. Upon the giving of such written notice, this agreement shall cease to have effect, except that any rights and liabilities that have accrued before such termination shall continue in full force and effect.

6. Seller Warranties and indemnities

6.1 Subject to clause 6.6, the Seller warrants to the Buyer that each of the Seller Warranties (other than the Title and Capacity Warranties) is true and accurate as at the date of this agreement.

6.2 The Seller warrants to the Buyer that each of the following matters is true and accurate as at the date of this agreement:

(a) the Seller, is the sole legal and beneficial owner of, and is entitled to transfer legal and beneficial title to the Sale Shares;

(b) the Sale Shares are fully paid (or credited as fully paid) and constitute the whole of the Seller's interest in the allotted and issued share capital of the Company;

(c) there is no Encumbrance (other than Principal Loan Permitted Encumbrances) on, over or affecting the Sale Shares, there are no arrangements or obligations to create any such Encumbrances and no claim has been made by any person:

(i) that such person is entitled to any such right or has the benefit of any such Encumbrance in respect of the Sale Shares; or

(ii) to be entitled to any such right or the right to have an Encumbrance on such Sale Shares created in that person's favour;

(d) such Seller has the requisite power and authority to enter into and to perform its obligations under this agreement and the other Transaction Documents to which that Seller is a party;

(e) the obligations of such Seller under this agreement constitute, and the obligations of such Seller under the other Transaction Documents to which it is a party, shall constitute when delivered, valid and binding obligations of that Seller in accordance with their respective terms;

(f) the execution and delivery of, and the performance by such Seller of its obligations under this agreement and the other Transaction Documents to which it is a party shall not:

(i) result in a material breach of any provision of any shareholders agreements, the Bylaws or any equivalent constitutional documents;

(ii) result in a breach of, or constitute a default under, any instrument to which that Seller is a party or by which that Seller is bound;

(iii) result in a breach of any order, judgment or decree of any court or governmental authority to which that Seller is a party or by which that Seller is bound; or

(iv) require the consent of any other person except such consent as has already been given,

(g) the Seller has obtained all necessary approvals, consents or permissions, whether formal or informal, to enter into this agreement and the other Transaction Documents to which it is a party and carry out its obligations here and thereunder; and

(h) no Insolvency Event has occurred in relation to that Seller.

6.3 The Seller warrants to the Buyer that each of the following matters are true and accurate as at the date of this agreement and (if different to the Completion Date) will be true and accurate on the date of issue of the Consideration Shares as if they had been repeated immediately prior to the issue of any Consideration Shares by reference to the facts and circumstances then existing:

(a) it is acquiring the Consideration Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof;

(b) it acknowledges that the Consideration Shares are not, and may not be, registered under the Securities Act, as amended, or any state securities laws, and that the Consideration Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act, as amended, or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable;

(c) it has such knowledge and experience in financial and business matters so that it is capable of evaluating the merits and risks of its investment in the Buyer;

(d) it understands and acknowledges that an investment in the Buyer involves risk;

(e) it can bear the economic risk of its investment in Consideration Shares; and

(f) it is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

6.4 Notwithstanding anything contained in this agreement to the contrary, the Seller acknowledges and agrees that:

(a) neither the Buyer nor any other person is making any representations or warranties whatsoever, express or implied, at law or in equity, beyond those expressly given by the Buyer in part 4 of schedule 2, and that it is not relying on any other representations or warranties not expressly made by the Buyer in part 4 of schedule 2;

(b) it has conducted its own independent investigation of the condition (financial or otherwise), results of operations and business, assets, liabilities, properties and projected operations of the Buyer and such other matters as it has deemed appropriate in connection with the Transaction;

(c) in making its determination to proceed with the Transaction, it has relied solely on the results of its own independent investigation; and

(d) it is an informed and sophisticated person.

6.5 Any Warranty qualified by the expression “so far as the Seller is aware” or any similar expression shall, unless otherwise stated, be deemed to refer to the actual knowledge of [***], having made reasonable enquiries of [***].

6.6 The Seller Warranties are subject to the matters which are Disclosed in and pursuant to the Disclosure Letter or contained in any Transaction Document and, accordingly, the Buyer shall not be entitled to claim that any fact, matter or circumstance causes any of the Seller Warranties to be breached (or that any Seller Warranty is untrue or inaccurate) if such fact, matter or circumstance is contained in any Transaction Document or has been so Disclosed. For the avoidance of doubt, no matter may be Disclosed or shall be deemed Disclosed against any Fundamental Warranty (other than the existence of the Principal Loan Permitted Encumbrances);

6.7 Each of the Seller Warranties shall be construed as being separate and independent and (except where expressly provided to the contrary) shall not be limited or restricted by reference to or inference from the terms of any other Seller Warranties.

6.8 Except in the case of Fraud, the Buyer acknowledges that it does not rely on and has not been induced to enter into this agreement on the basis of any warranties, representations, covenants, undertakings, indemnities or other statements whatsoever, other than the Seller Warranties and acknowledges that neither the Seller nor any of its respective agents, officers or employees have given any such warranties, representations, covenants, undertakings, indemnities or other statements.

6.9 Subject to schedule 3 and the occurrence of Completion, the Seller shall on demand indemnify the Buyer against (and keep indemnified) the Buyer on receipt of a written demand from the Buyer any Losses (on a full indemnity basis) which are incurred by the Buyer, any member of the Buyer's Group and/or any Group Company directly arising under the [***].

6.10 A payment by the Seller to the Buyer for an Indemnity Claim under clause 6.9 or [***] shall be satisfied by way of set off in the amount of the First Loan Notes in a principal amount equal to the amount for which the Seller is liable under clause 6.9 (subject always to schedule 3) in satisfaction of the same, provided that:

(a) until the relevant Indemnity Claim has been Determined there shall be no amount payable by the Seller to the Buyer pursuant to clause 6.9 nor pursuant to this clause 6.10 by way of set off in the amount of First Loan Notes and the Buyer undertakes that it shall not take any steps (and shall procure that no other person take any steps) to give effect to such set off;

(b) the Seller shall be entitled to all accrued and unpaid interest on the initial principal amount of the First Loan Notes that are subject to set-off through to (but excluding) the date of such set-off in accordance with clause 6.10(a), pursuant to the terms of the Loan Note Instruments, and any accrued and unpaid interest in respect of the First Loan Notes shall not be applied towards any such decrease by way of set-off under this clause 6.10;

(c) if and to the extent that: (i) the First Loan Notes have reached maturity and any amounts due under the First Loan Notes been fully paid by the time that such

Claim is Determined; or (ii) the First Loan Notes have been decreased by way of set off, in each case pursuant to payments of the Seller satisfied by the valid decrease of such First Loan Notes under clauses 4.16(e), 4.16(d), 6.10 or 6.11 in such amount that cannot fully satisfy the amount for which the Seller is liable, then a payment shall be paid by the Seller to the Buyer in cash, in an amount equal to the amount for which the Seller is liable under this agreement (or, if applicable, an amount equal to such amount as corresponds to the difference between the First Loan Notes remaining available to be decreased by way of set off and the amount for which the Seller is liable); and

(d) a set-off referred to in this clause 6.10 is limited only to a set-off of: (i) a liability of the Buyer to pay the relevant principal amount under the First Loan Notes to the Seller; and (ii) a liability of the Seller to the Buyer to pay the relevant amount pursuant to clause 6.9 and 6.10, and not to any other right of set off as may exist under this agreement.

6.11 A payment by the Seller to the Buyer for all Claims which are not Insured Claims or Indemnity Claims shall be satisfied by way of set off in the amount of the First Loan Notes in a principal amount equal to the amount for which the Seller is liable under this agreement in satisfaction of the same, provided that:

(a) until such Claim has been Determined there shall be no amount payable by the Seller to the Buyer under this agreement by way of set off in the amount of First Loan Notes and the Buyer undertakes that it shall not take any steps (and shall procure that no other person take any steps) to give effect to such decrease;

(b) the Seller shall be entitled to all accrued and unpaid interest on the initial principal amount of the First Loan Notes that are subject to set-off through to (but excluding) the date of such set-off in accordance with clause 6.11(a), pursuant to the terms of the Loan Note Instruments, and any accrued and unpaid interest in respect of the First Loan Notes shall not be applied towards such any decrease by way of set-off under this clause 6.11;

(c) if and to the extent that: (i) the First Loan Notes has reached maturity and any amounts due under the First Loan Notes been fully paid by the time that such Claim is Determined; or (ii) the First Loan Notes have been decreased by way of set off, in each case pursuant to payments of the Seller satisfied by the valid decrease of such First Loan Notes under clauses 4.16(d), 4.16(e), 6.10 or 6.11 in such amount that cannot fully satisfy the amount for which the Seller is liable, then a payment shall be paid by the Seller to the Buyer in cash, in an amount equal to the amount for which the Seller is liable under this agreement (or, if applicable, an amount equal to such amount as corresponds to the difference between the First Loan Notes remaining available to be decreased by way of set off and the amount for which the Seller is liable); and

(d) A set-off referred to in this clause 6.11 is limited only to a set-off of: (i) a liability of the Buyer to pay the relevant principal amount under the First Loan Notes to the Seller; and (ii) a liability of the Seller to the Buyer to pay the relevant amount pursuant to clause 6.9 and 6.11, and not to any other right of set off as may exist under this agreement.

7. Buyer Warranties

7.1 The Buyer warrants to the Seller that each of the Buyer Warranties is true and accurate as at the date of this agreement and in respect of the warranties set out at paragraph 3 of Part 4 of schedule 2 such warranties will be true and accurate on the date of issue of any Consideration Shares and Loan Notes (if different to the Completion Date) as if they had been repeated immediately prior to the issue of any Consideration Shares and/or Loan Notes (as applicable).

7.2 Each of the Buyer Warranties shall be construed as being separate and independent and (except where expressly provided to the contrary) shall not be limited or restricted by reference to or inference from the terms of any other Buyer Warranties.

7.3 Notwithstanding anything contained in this agreement to the contrary, the Buyer acknowledges and agrees that:

(a) no Group Company nor any other person is making any representations or warranties whatsoever, express or implied, at law or in equity, beyond the Seller Warranties (and subject always to any matters Disclosed in accordance with clause 6.6), and that in entering into this agreement it is not relying on any other representations or warranties not expressly made by the Seller under the Seller Warranties (and subject always to any matters Disclosed in accordance with clause 6.6);

(b) it has conducted its own independent investigation of the condition (financial or otherwise), results of operations and business, assets, liabilities, properties and projected operations of the Group Companies and the Group as a whole and such other matters as it has deemed appropriate in connection with the Transaction; and

(c) in making its determination to proceed with the Transaction, it has relied on the provisions of this agreement, the other Transaction Documents, the W&I Policy and the results of its own independent investigation.

8. Limitations on liability

No liability shall attach in respect of a Claim if and to the extent that the limitations set out in schedule 3 (or as otherwise expressly set out in this agreement) apply to limit such Claim and, in respect of any Claim under the Tax Covenant or the Tax Warranties, the limitations in schedule 5 (Tax Covenant) shall also apply.

9. Taxation

The provisions of schedule 5 shall apply with effect from Completion.

10. Post-Completion obligations

10.1 With effect from and conditional upon Completion, the Seller and the Buyer agree that each shall and shall procure that any other necessary party shall promptly:

(a) execute such documents and do such acts and things as may be necessary; and

(b) do, or procure the doing of, all such further acts or things,

in each case, as the other party, acting reasonably, may from time to time require, to give full effect to this agreement.

10.2 Until the date that is the earliest of: (i) 90 days following the Form F-3 relating to the Consideration Shares being declared or otherwise becoming effective (provided, that any day on which the Form F-3 is not available for resales shall be excluded from the calculation of such 90-day period); and (ii) the Seller holding less than 40% of the Consideration Shares, the Buyer will not, without the Seller's prior written consent:

(a) make any changes, variations or modifications to the voting or economic rights attaching to the Consideration Shares as at the date of this agreement in a manner that would be disproportionately adverse to the Seller when compared to the general body of holders of RZLV Shares (including, for the avoidance of doubt, any RZLV Shares held legally or beneficially by the Founder (it being acknowledged that as at the date of this agreement the Founder has weighted voting rights pursuant to Article 5(b) of the Articles));

(b) issue any new class of security in the Buyer having preferential voting or economic rights that would be disproportionately adverse to the Seller when compared to the general body of holders of RZLV Shares (including, for the avoidance of doubt, any RZLV Shares held legally or beneficially by the Founder (it being acknowledged that as at the date of this agreement the Founder has weighted voting rights pursuant to Article 5(b) of the Articles)), other than pursuant to an existing agreement or arrangement in existence as at the date of this agreement which has been provided to the Seller prior to the date of this agreement; or

(c) convert any of the Seller's RZLV Shares into deferred shares in the capital of the Buyer.

For the avoidance of doubt, nothing in this clause 10.2 shall restrict the Buyer from taking the following actions, save where to do so would be inconsistent with clauses 10.2(a) to 10.2(c) or Articles or (save with respect of clause 10.2(ee)) is or would not be in compliance with Applicable Law:

(x) allotting or issuing or agreeing to allot or issue RZLV Shares or allotting, issuing or agreeing to allot or issue options, warrants or other securities convertible into or exchangeable for RZLV Shares (in each case including to new and/or existing investors, for any mergers, acquisitions or other strategic transactions, under an at-the-market program or under current or future share/incentive plans, as may be amended or modified from time to time);

(y) pursuing a buyback of shares in the capital of RZLV which is made available to all eligible holders of RZLV Shares at the relevant time and in a manner that would not be disproportionately adverse to the Seller when compared to the general body of holders of RZLV Shares (including, for the avoidance of doubt, any RZLV Shares held legally or beneficially by the Founder, it being acknowledged that as at the date of this agreement the Founder has weighted voting rights pursuant to Article 5(b) of the Articles);

(z) giving effect to any grant, conversion or exchange right, warrant or option into RZLV Shares in existence as at the date of this Agreement;

(aa) making pro-rata dividend payments in respect of RZLV Shares;

(bb) effecting any de-listing of the Buyer from any securities exchange on which it is listed;

(cc) amending or varying in any way the terms of any share plan or incentive scheme in existence as at the date of this agreement or introducing a new such plan or scheme;

(dd) having arrangements related to fractional shares in which shareholders of the Buyer may be treated differently; or

(ee) doing anything necessary to comply with Applicable Law.

10.3 The Buyer agrees that, no later than five (5) Business Days following Completion, it will provide (or procure the provision of) to the Seller a written confirmation (in a form reasonably satisfactory to the Seller) from the lender confirming that the Principal Loan Partial Repayment has been received by them in full discharge of the Principal Loan Partial Repayment owed by the Company, or its subsidiaries, under the Principal Loan.

10.4 The Buyer agrees that, following Completion, neither Seller (nor any of its Affiliates, including for these purposes any Wider K1 Person) shall be required to maintain any insurance policies that it does or may maintain prior to Completion in relation to the Group. If the Seller (or any of its Affiliates, including for these purposes any Wider K1 Person) decides to maintain any of such policies, the Buyer shall not be entitled to benefit from such policies and the Buyer will put in place its own insurances as it shall, without prejudice to clause 13, require in relation to the Group.

10.5 The Seller undertakes and agrees not to sell, transfer or dispose of any Consideration Shares on a given Trading Day representing more than 2% of the Daily Traded Amount of RZLV Shares over the previous 90 Trading Days.

10.6 The Buyer acknowledges and agrees that: (i) within 60 days following Completion, the Buyer shall procure a listing of the Loan Notes on a “recognised stock exchange” (as defined in Section 1005 of the Income Tax Act 2007 of the United Kingdom); and (ii) if and to the extent that an additional number of First Loan Notes are issued pursuant to clauses 4.16(b) and 4.16(c), the Buyer shall procure such First Loan Notes are listed in the same manner as for clause 10.6(i) within the time period prescribed by clauses 4.16(b) and 4.16(c), and in each case the Buyer shall maintain that listing for so long as the Loan Notes are outstanding. The Seller undertakes to the Buyer to provide all reasonable assistance in connection therewith.

10.7 The Buyer acknowledges and agrees that, within 45 days following Completion, it shall have in place the security or collateral arrangements that is required in favour of the lenders with respect to the Loan Notes and the Loan Note Instruments;

10.8 Notwithstanding anything to the contrary in this agreement (including the Tax Covenant):

(a) the Seller shall (and shall procure that its Affiliates shall) on the one hand, and the Buyer shall (and shall procure that its Affiliates shall), on the other hand, promptly notify the other parties upon receipt of notice of any pending or threatened United States federal, state or local Tax audits, examinations, assessments of other proceedings which could result in the assessment, directly or indirectly, of any Consolidated or Combined Taxes in respect of Pre-Completion Tax Periods (an “Applicable Tax Proceeding”). The Buyer and the Seller shall (and shall procure that their respective Affiliates shall) : (i) conduct such Applicable Tax Proceeding diligently and in good faith; (ii) allow all relevant parties to participate (at each participating party’s sole cost and expense) fully in such Applicable Tax Proceeding (including by attending any meeting with any applicable Tax Authority); (iii) keep all relevant parties reasonably informed as to the progress of such Applicable Tax Proceeding; and (iv) not settle such Applicable Tax Proceeding without the Buyer and the Seller first consenting to the same in writing (which such consent shall not be unreasonably withheld or delayed);

(b) The Buyer shall: (i) be responsible for the preparation and filing of all Income Tax Returns (including Consolidated or Combined Returns) required by Applicable Law to be filed by, or with respect to, the Group Companies in respect of Pre-Completion Tax Periods; and (ii) pay all Income Tax liabilities shown by such Income Tax Returns to be due.

(c) Solely with respect to Consolidated or Combined Returns for Pre-Completion Tax Periods filed with respect to the U.S. consolidated group of which the Group Companies formed within the U.S. (or any U.S. state or local) are a part, the Buyer shall prepare such Income Tax Returns in a manner consistent with past practice, except as otherwise required by Applicable Law, and shall provide each Income Tax Return to the Seller in draft form at least 20 days prior to the filing date of such Income Tax Return and consider in good faith any comments provided by the Seller with respect thereto.

(d) Without the prior written consent of the Seller (such consent not to be unreasonably withheld or delayed), the Buyer will not (and will cause each of its Affiliates, including any Group Company, not to) take any of the following actions in respect of any Consolidated or Combined Return filed in the United States or any jurisdiction within the United States for any Group Company in respect of Pre-Completion Tax Periods (other than any action required by Applicable Law):

(i) file, refile, amend or otherwise modify any Income Tax Return for any Pre-Completion Tax Period (including filing in any jurisdiction where the applicable Group Company has not historically filed Tax Returns);

(ii) extend or waive, or cause to be extended or waived, any statute of limitations or other period for the assessment of any Income Tax or deficiency related to an Income Tax Return for a Pre-Completion Tax Period;

(iii) make, change or revoke any election or accounting method or practice with respect to, or that has retroactive or retrospective effect on, Income Taxes for, or determined with respect to, any Pre-Completion Tax Period;

(iv) make, enter into or initiate any voluntary disclosure agreement, closing agreement, or any similar agreement with any Taxing Authority with respect to the Group Company for a Pre-Completion Tax Period; or

(v) enter into any transaction not specifically contemplated by this Agreement outside of the ordinary course of business on the Closing Date after the Closing.

In addition, each of the foregoing restrictions shall apply with respect to each other Income Tax Return filed by or with respect to any Group Company in respect of Pre-Completion Tax Periods that relates to, or could reasonably be expected to have any impact on, any Consolidated or Combined Return filed in the United States or any jurisdiction within the United States for any Group Company.

10.9 The provisions contained in this clause 10 shall continue to apply after Completion without limit in time.

11. Restrictive Covenants

11.1 Subject to clause 11.2, the Restricted Covenantor undertakes to the Buyer and each Group Company that after Completion it will not (and will procure that no Affiliate of the Restricted Covenantor will) either directly or by an agent and either on the Restricted Covenantor's own account or by or in association with or for the benefit of any other person directly or indirectly, [***].

11.2 The restrictions in clause 11.1 shall not prohibit the Restricted Covenantor or any of its Affiliates (including for these purposes any Wider K1 Person) from contacting, engaging or employing or otherwise retaining the services of any Material Employee:

(a) who responds to the placing of an advertisement of a post available to a member of the public generally,

(b) who is recruited though an employment agency, unless the Restricted Covenantor has, directly or indirectly, encouraged or advised such agency to approach such person or has drawn such advertisement to the attention of such person;

(c) who approaches the Restricted Covenantor or any of its Affiliates (including for these purposes any Wider K1 Person) of their own initiative on an unsolicited basis; or

(d) following the cessation of such Material Employee’s employment with the Group, provided such cessation is not the result of any direct or indirect solicitation by the Restricted Covenantor or any of its Affiliates.

11.3 The Restricted Covenantor undertakes to the Buyer and each Group Company that it shall not, directly or indirectly, do or say anything in writing or otherwise which is or could reasonably be considered to be harmful to the reputation of the Buyer or any Group Company or any of their current or former Directors, officers or Employees.

11.4 The Buyer undertakes to the Seller that it shall not, and shall procure that each member of the Buyer’s Group and its directors, officers, employees and consultants shall not, directly or indirectly, do or say anything in writing or otherwise which is harmful to the reputation of the Seller or any K1 Wider Person or any of their current or former partners, directors, officers, employees, limited or general partners or operating partners in their capacity as such.

11.5 The Restricted Covenantor acknowledges that the undertakings in clause 11.1 and 11.2(d) are fair and reasonable and that each of them is to be construed and take effect independently of the others as a separate undertaking by the Restricted Covenantor in relation to itself and its interests and shall be enforceable by the Buyer and each Group Company separately and independently of any right to enforce any one or more of the other undertakings contained in that clause.

11.6 The undertaking in clause 11.1 is intended for the benefit of, and shall be enforceable by, each of the Buyer and each Group Company, and shall apply to actions carried out by the Restricted Covenantor in any capacity (including as shareholder, partner, director, principal, consultant, officer, employee, agent or otherwise) and whether directly or indirectly, on the Restricted Covenantor's own behalf or on behalf of, or jointly with, any other person.

11.7 If a breach of clause 11.1 occurs, the Restricted Covenantor and the Buyer agree that damages may not be sufficient compensation and the Buyer and any Group Company may seek equitable relief (subject to the discretion of the courts).

12. Release of related party obligations

12.1 Effective from Completion, the Seller irrevocably and unconditionally warrants and undertakes that neither it nor any Affiliate of such Seller has (save in the case of Fraud) any claim or demand against any Group Company or against any of the directors, officers, employees, Advisers or agents of any Group Company (a “Released Person”) and, on behalf of itself and each such Affiliate, hereby unconditionally and irrevocably waives, and releases and discharges (save in the case of Fraud) each Released Person from, any and all existing and future claims or demands of any kind which it or any of its Affiliate may have against them and from any debts, liabilities, commitments and obligations which any Group Company may owe to them in each case whether known or unknown, contingent or actual, other than under the terms of this Agreement or any other Transaction Document or in connection with any other direct contractual obligation existing between the Seller or its Affiliates and any Released Person.

12.2 With effect from Completion, to the greatest extent permitted by Applicable Law, the Buyer shall procure that each Group Company grants a release and full discharge to the directors and officers of each Group Company as at immediately prior to Completion for all liabilities and obligations owed by them to a Group Company and shall procure that each Group Company grants a waiver providing that, other than with respect to the terms of this Agreement or any other Transaction Document, and in the absence of Fraud, such Group Company: (i) has no rights against (and waives any rights it may have against); and has no rights against (and waives any rights it may have against), any such persons in connection with their appointment as a director or officer of, or employment with, or conduct in relation to, any Group Company.

13. Run-off D&O insurance

13.1 The Buyer acknowledges that prior to Completion the Seller has arranged, at its cost, in respect of the Group Companies “run-off” directors’ and officers’ liability insurance policies for both current and former directors and officers of the Group Companies (including, without limitation, current directors and officers who retire or whose employment is terminated on or around Completion in connection with the Transaction), (the "D&O Policies"). The Buyer undertakes to the Seller to use best endeavours to procure the D&O Policies are maintained in full force and effect for the term of such policies and that such D&O Policies are not terminated, varied, waived or amended in a manner that have an adverse impact on the coverage of those policies with respect to such current or former directors and officers.

14. Confidentiality and Buyer's Press Release

14.1 Subject to clause 14.2, each party undertakes to the other party, and shall procure that each of its Advisers and Connected Persons (if and to the extent that they have received Confidential Information) shall, keep confidential any information which is obtained by that party (or a Connected Person or Adviser on their behalf) which:

(a) relates to the negotiation or existence of this agreement or discussions or the identity of the parties (or their Affiliates, Associates or Connected Persons, including for these purposes any Wider K1 Person) in relation thereto, or in relation to any other Transaction Document or any other document referred to in this agreement;

(b) relates to the provisions or the subject matter of this agreement, any other Transaction Document or any other document referred to in this agreement;

(c) in the case of the Seller, is information relating to the business, financial and other affairs (including future plans and targets) of the Buyer or any of its Connected Persons (including, from Completion, any Group Company); and

(d) in the case of the Buyer, is information which the Buyer has acquired about the business, financial and other affairs (including future plans and targets) of the Seller or any of its Affiliates or Connected Persons (including for these purposes any Wider K1 Person), and which is received or obtained as a result of or in connection with entering into this Agreement or any other Transaction Document (being, collectively, "Confidential Information").

14.2 Notwithstanding clause 14.1, a party may disclose or use any such information if and to the extent (as appropriate to each party):

(a) such disclosure is required by Applicable Law;

(b) such disclosure is required in writing or requested in writing by a Competent Authority to which that party is subject or submits, wherever situated, whether or not the requirement for information has the force of law;

(c) such disclosure is required in writing for the purpose of any judicial or arbitral proceedings arising out of this Agreement or any other Transaction Document;

(d) such disclosure is made by sharing such information on a confidential basis with a Tax Authority in the course of dealing with its Tax affairs or the Tax affairs of any of its Affiliates (including for these purposes any Wider K1 Person);

(e) required to vest the full benefit of any Transaction Document in that party;

(f) such disclosure is made to the W&I Insurer or its professional advisers in connection with any claim under the W&I Insurance Policy and who is aware of the obligations of confidentiality and agrees to keep the information confidential and not to use any Confidential Information for any purpose other than the purpose for which it was disclosed;

(g) such disclosure is made to a party to whom assignment is permitted under this Agreement, subject to such assignee undertaking to comply with the provisions of this clause 14 in respect of such Confidential Information as if it were a party to this Agreement;

(h) it enters the public domain other than as a result of the unauthorised disclosure by a party or any of its Affiliates, Connected Persons (including for these purposes any Wider K1 Person) or its or their respective Advisers;

(i) such disclosure is made in accordance with clauses 14.3 to 14.5 (inclusive) or the information is contained in the Buyer's Press Release;

(j) it is in the possession of any party or of any of its or their Affiliates (including for these purposes any Wider K1 Person) or their Advisers free from any restriction as to its use or disclosure having been obtained otherwise than from the other parties for the purposes of this agreement;

(k) such disclosure is made on a confidential basis to actual or potential buyers of all or part of Seller or its Affiliates (including for these purposes any Wider K1 Person) or any partners of the Seller or its Affiliates; or

(l) a party has disclosed to any of its Affiliates (including for these purposes any Wider K1 Person and any of its or their co-investors, actual or potential debt or equity finance providers and/or operating partners) or its or their Advisers who need to know such information for the purposes of advising in relation to or furthering the provisions of this agreement and who are aware of the obligations of confidentiality and agree to keep the information confidential and not to use any Confidential Information for any purpose other than the purpose for which it was disclosed, provided that any such information disclosed pursuant to clause 14.2(a), clause 14.2(b), clause 14.2(c) or clause 14.2(d) shall be disclosed (where reasonably practicable and not otherwise prohibited by Applicable Law) only after notice has been given to the other party of such requirement with a view to providing the other party with the opportunity to contest such disclosure or use or otherwise agreeing the form, content and timing of such disclosure.

14.3 The Buyer and Seller agree that the Buyer may release the Buyer’s Press Release following Completion at its discretion.

14.4 Subject to clause 14.5, the Buyer shall not make any public announcement, statement or press release (including on the Buyer's website or through its social media channels) in relation to the Transaction that names or otherwise makes reference to the Seller or any Wider K1 Person (excluding, for such purposes, the Group Companies) or contains any Confidential Information without the prior written approval of the Seller.

14.5 Clause 14.4 shall not apply where:

(a) the Seller (and/or any Wider K1 Person) is named in any filings or disclosures to be made with the SEC or Nasdaq as required by Applicable Law or any other filings or disclosures that are required by Applicable Law in circumstances where the Seller (and/or any Wider K1 Person) is required to be named by Applicable Law and provided that: (i) the Seller shall so far as practicable (taking account of the requirements and urgency of the relevant filling or disclosure) be afforded a reasonable opportunity to review and comment on any such filings or disclosures; (ii) the Buyer shall to the extent practicable (taking account of the requirements and urgency of the relevant filling or disclosure) consult the Seller in relation to such comments and take into account the Seller’s reasonable comments in each case acting in good faith; (iii) in connection with sub-paragraphs (i) and (ii), the Seller shall not be provided with any material non-public information or price-sensitive information as regards RZLV Shares or any other listed security of RZLV; and

(b) the Buyer receives any inbound press enquiries in relation to the Transaction that specifically request the name or details of the Seller, in which case the Buyer and its Connected Persons shall be permitted to refer to: (i) the Seller (and/or any Wider K1 Person) as the owner of the Group at any time prior to Completion; and/or (ii) any publicly available information (including press articles and other online posts made by persons other than by or at the direction of the Buyer) which name the Seller (and/or any Wider K1 Person) as the owner of the Group at any time prior to Completion.

14.6 The restrictions contained in this clause 14 shall continue to apply after Completion or the termination of this agreement for a period of four years.

15. Notices and other communications

15.1 Where this agreement provides for the giving of notice or the making of any other communication (each a "Notice"), such Notice shall not (unless otherwise expressly provided) be effective unless given or made:

(a) in writing in English; and

(b) by hand, email or sent by recorded delivery or courier,

in each case, subject to and in accordance with the following provisions of this clause 15.

15.2 A Notice to the Seller (or any of them) shall be sent to the following address, or to such other person or address as the Seller (or any of them) may notify to the Buyer from time to time:

Address:	1209 Orange Street, City of Wilmington, County of New Castle, Delaware, United States of America; with a copy, which will not constitute notice, to [***]
Email:	[***]
For the attention of:	Seller (for and on behalf of the Seller) with a copy, which will not constitute notice, to [***]

15.3 A Notice to the Buyer shall be sent to the following address, or to such other person or address as the Buyer may notify to the Seller from time to time:

Address:	21 Sackville Street London W1S 3DN; with a copy, which will not constitute notice, to [***]
Email:	[***] with a copy, which will not constitute notice, to [***]

15.4 Subject to clause 15.5 notice shall be effective upon receipt and shall be deemed to have been received:

(a) at the time recorded by the delivery company, in the case of recorded delivery;

(b) at the time of delivery, if delivered by hand or courier; or

(c) at the time of sending if sent by e-mail, provided that receipt shall not occur if the sender receives an automated message that the e-mail has not been delivered to the recipient.

15.5 Any Notice that is deemed by clause 15.4 to be received after 5.00 p.m. on any day, or on a Saturday, Sunday, bank holiday or public holiday in the place of receipt, shall be deemed to be received at 9.00 a.m. on the next day that is not a Saturday, Sunday, bank holiday or public holiday in the place of receipt.

16. Third party rights

16.1 Clauses 2.3, 11.1, 11.3, 12 and 13, and paragraphs 21.1and 21.2 of schedule 3 (the “Third Party Rights Provisions”) confer a benefit on certain persons who are not a party to this agreement (each for the purposes of this clause 16 a “Third Party Beneficiary”) and, subject to the remaining provisions of this clause 16, are intended to be enforceable by the Third Party Beneficiary by virtue of the Contracts (Rights of Third Parties) Act 1999.

16.2 Save as provided for in clause 16.1, the parties to this agreement do not intend that any term of this agreement should be enforceable, by virtue of the Contracts (Rights of Third Parties) Act 1999, by any person who is not a party to this agreement.

16.3 Notwithstanding the provisions of clauses 16.1 and 16.2, and save in respect of the Third Party Rights Provisions, this agreement may be varied in any way and at any time by the Seller and the Buyer in accordance with the terms of this agreement without the consent of any Third Party Beneficiary (or any other third party) and, accordingly, section 2(1) of the Contracts (Rights of Third Parties) Act 1999 shall not apply.

17. Assignment

17.1 The Buyer may assign by way of security its rights under this agreement to a provider of debt finance, provided that:

(a) written notification thereof is given to the Seller as soon as reasonably practicable after such assignment taking place;

(b) the liability of the Seller under this agreement shall be no greater than it would have been had such rights not been assigned by the Buyer; and

(c) there is no material adverse effect on the W&I Policy or the coverage provided thereunder as a result of such novation, transfer or assignment.

17.2 The Seller may novate (with the consent of the Buyer (such consent not to be unreasonably withheld, conditioned or delayed)), transfer or assign by way of security its rights under this agreement to any Affiliate (including for these purposes any Wider K1 Person), provided that (i) written notification thereof is given to the Buyer upon such occurrence; (ii) the liability of the Buyer under this agreement shall be no greater than it would have been had such rights not been novated, transferred or assigned by the Seller; and (iii) there is no material adverse effect on the W&I Policy or the coverage provided thereunder as a result of such novation, transfer or assignment.

17.3 Except as provided for in clauses 17.1 and 17.2, no party may assign, transfer, charge or deal in any way with the benefit of, or any of its rights under or interest in, this agreement except with the prior written consent of the other parties.

17.4 Each party confirms it is acting on its own behalf and not for the benefit of any other person.

17.5 The parties acknowledge that this agreement is a contract entered into for the purposes of the acquisition, disposal or transfer of an ownership interest in a firm (as defined in section 1173(1) Companies Act). Regulation 2 of The Business Contract Terms (Assignment of Receivables) Regulations 2018 does not apply to any term of this agreement.

18. Remedies and waivers

18.1 Unless otherwise specifically provided for in this agreement (including where a specific time period is provided) no delay or omission by the Buyer or the Seller in exercising any right, power or remedy provided by law or under this agreement or any other documents referred to in it shall:

(a) affect that right, power or remedy; or

(b) operate as a waiver of it.

18.2 The single or partial exercise of any right, power or remedy provided by law or under this agreement shall not, unless otherwise expressly stated, preclude any other or further exercise of it or the exercise of any other right, power or remedy.

18.3 No waiver by a party of any requirement of this agreement or any right which it has under it shall be valid unless such waiver is in writing signed by it or on its behalf.

18.4 Each party (the “Releasing Party”) may release or compromise the liability of, or institute proceedings or obtain judgment against, the other party under this agreement, or grant to the other party time or other indulgence without affecting the Releasing Party's rights against any other party.

18.5 Neither the Buyer nor the Seller shall have the right to rescind this agreement for any misrepresentation, whether or not contained in this agreement.

19. Entire agreement

19.1 The Transaction Documents constitute the whole and only agreement between the parties relating to the sale and purchase of the Sale Shares and supersede any prior drafts, agreements or arrangements of any nature between the parties relating to the subject matter of the Transaction Documents. If there is any ambiguity or discrepancy between the provisions of this agreement and any other Transaction Document, this agreement shall prevail.

19.2 Each party acknowledges and agrees that:

(a) in entering into this agreement, it is not relying upon any precontractual statement which is not expressly repeated herein;

(b) it shall have no right of action against any other party to this agreement arising out of or in connection with any pre-contractual statement except if and to the extent that it is expressly repeated herein;

(c) except as otherwise expressly provided for in this agreement, its only right or remedy in connection with this agreement shall be for breach of contract to the exclusion of all other rights and remedies;

(d) nothing in this clause 19.2 shall exclude or limit any liability for Fraud.

19.3 For the purposes of clause 19.2, “pre-contractual statement” means any draft, agreement, undertaking, representation, warranty, promise, assurance or arrangement of any nature whatsoever, whether or not in writing, relating to the subject matter of this agreement made or given by any person at any time prior to the date of this agreement.

20. Costs and expenses

20.1 Save as expressly stated in this agreement, each party shall bear its own costs and expenses incurred in relation to the negotiations leading up to the sale and purchase of the Sale Shares and the preparation, execution and carrying into effect of this agreement, the other Transaction Documents and all other documents referred to in this agreement.

20.2 The Buyer will bear the cost of all notarial or registration fees and stamp, transfer or similar Tax or their equivalents (each a “Transfer Cost”) arising from the transactions contemplated by this agreement. The Buyer will be responsible for arranging the payment of such Transfer Costs and will promptly submit any filings and fulfil any reporting obligations in connection with such Transfer Costs. The Buyer hereby confirms that no UK stamp duty or stamp duty reserve tax shall arise on the issuance of the

Consideration Shares (or any interest therein) as contemplated in clause 5.3 and shall indemnify the Seller (on an after-Tax basis) promptly on demand against any Losses arising from the Buyer’s failure to comply with its obligations under this clause 20.2.

20.3 The W&I Premium Amount will be shared equally between the Buyer and the Seller.

21. Process agent

21.1 The Seller appoints Vistra (UK) Limited of 7th Floor, 50 Broadway, London SW1H 0DB as its agent to receive on its behalf in England service of any proceedings including any arbitration proceedings arising out of or in connection with this agreement. Service of any proceedings on the process agent shall be effective whether or not a copy is served on the Seller or the Seller.

21.2 The appointment under clause 21.1 may not be revoked by any Seller unless that Seller has previously appointed a substitute agent to act in place of the existing agent for the purposes set out in clause 21.1 and has given written notice to the Buyer of such appointment.

21.3 If the Buyer notifies a Seller that it has become aware that the process agent appointed under this clause 21:

(a) has ceased to be able to act as agent;

(b) no longer has an address in England; or

(c) has notified the Buyer that it declines or has ceased to act as agent,

the Seller notified shall as soon as reasonably practicable appoint a substitute acceptable to the Buyer (acting reasonably) and deliver to the Buyer details of the new agent's name and address.

22. Buyer to provide reasonable access and information after Completion

22.1 From Completion, the Buyer shall, and shall procure that each Group Company shall:

(a) retain for a period of eight (8) years any books, records and documents of the Group Companies if and to the extent that they relate to the period before Completion.

(b) allow the Seller and its representatives, upon reasonable written notice from the Seller (and at the Seller’s cost) during normal business hours:

(i) access to, and to take copies of, the books, records and documents of or relating in whole or in part to any Group Company which are in their power, possession or control; and

(ii) access to the directors and employees of any Group Company, who shall be instructed to give all such information and assistance as the Seller or any person acting on behalf of the Seller may reasonably request, if and to the extent reasonably requested by the Seller or its representatives to investigate, avoid, remedy, dispute, resist, appeal, compromise or contest an actual or potential Claim or for the purposes of complying with any reporting or filing obligations relating to Tax, accounting or regulatory matters, or to negotiate, refute, settle, compromise or otherwise deal with any claim, investigation or enquiry by an Authority relating to the Seller or any of its Affiliates (including for these purposes any Wider K1 Person), or to enable Seller or any of its Affiliates (including for these purposes any Wider

K1 Person) to comply with its own Tax, regulatory or account obligations or to facilitate the management or settlement of its own Tax, regulatory or accounting affairs.

22.2 The provisions contained in this clause 22 shall continue to apply for a period of seven years following Completion.

23. General provisions

23.1 This agreement shall so far as it remains to be performed after Completion continue in force notwithstanding Completion and the rights of the Buyer in respect of any Transaction Document shall not be affected by Completion.

23.2 Subject to clause 16.2, no variation of this agreement will be effective unless it is in writing and signed by or on behalf of each party to this agreement.

23.3 Except as expressly stated otherwise herein, any payment to be made by any party under this agreement shall be made in full without any set‑off, restriction, condition or deduction for or on account of any counterclaim.

23.4 This agreement may consist of any number of duplicates each executed by at least one party, each of which when so executed and delivered shall be an original, but all the duplicates shall together constitute one instrument.

23.5 If a term of this agreement shall be held to be illegal, invalid or unenforceable it shall to that extent be deemed not to form part of this agreement, but the enforceability of the remainder of this agreement shall not be affected.

23.6 This agreement may consist of any number of duplicates each executed by at least one party, each of which when so executed and delivered shall be an original, but all the duplicates shall together constitute one instrument.

23.7 All sums payable by a party to another party under this agreement shall be paid free of all deductions or withholdings unless the deduction or withholding is required by Applicable Law, in which event the payer shall (other than where the deduction or withholding is in respect of the Final Purchase Price) pay such additional amount to the payee as shall be required to ensure that the net amount received by the payee will equal the sum which would have been received by it had no deduction or withholding been required to be made.

23.8 If a Tax Authority charges to Tax (including where the sum is brought into any computation of income, profits or gains but is not charged to Tax because of the use of a Relief) any sum paid by a party (the “payer”) to another party (the “payee”) under or for breach of this agreement (other than the payment of the Final Purchase Price), the payer shall pay the payee such additional amount as will ensure that the payee shall receive and retain the amount that is equal to the amount it would have received and retained had the payment in question not been charged to Tax.

24. Governing law and jurisdiction

24.1 The governing law of this agreement, and of any claim, dispute or issue arising out of or in connection with this agreement or its subject matter (including non-contractual claims, disputes or issues), shall be that of England and Wales.

24.2 The courts of England and Wales shall have exclusive jurisdiction to settle any claim, dispute or issue between the parties whether arising out of or in connection with this agreement or its subject matter, or otherwise (including non-contractual claims). The parties irrevocably submit to such jurisdiction and waive any objection to it, on the ground of inconvenient forum or otherwise. No party shall oppose the recognition or enforcement of a judgment, order or decision of those courts in respect of any such claim or dispute by the courts of any state which, under the laws and rules applicable in that state, are competent or able to grant such recognition or enforcement.

This agreement has been entered into on the date shown on the first page.

schedule 1

Part 1 - The Company

Name:	CrownPeak Intermediate Holdings, Inc.
Registration number:	5863376
Date of incorporation:	October 29, 2015
Registered office:	1209 Orange Street Wilmington, Delaware 19801
Issued share capital:	100 shares of common stock
Directors:	[***]
Officers (if any):	[***]

Part 2 - Subsidiaries

Name:	Aegean Bidco Limited
Registration number:	14361992
Date of incorporation:	September 16, 2022
Registered office:	2nd Floor 9-13 Grape Street, London, England, WC2H 8ED
Issued share capital:	25,527,570 ordinary shares of £1 each
Directors:	[***]
Secretary (if any):	None

Name:	Magus Research Limited
Registration number:	3592714
Date of incorporation:	July 3, 1998
Registered office:	2nd Floor 9-13 Grape Street, London, England, WC2H 8ED
Issued share capital:	132,462 ordinary shares of £0.10 each
Directors:	[***]
Secretary (if any):	None

Name:	Evidon, Inc.
Registration number:	4704561
Date of incorporation:	June 30, 2009
Registered office:	1209 Orange Street Wilmington, Delaware 19801
Issued share capital:	100 shares of common stock
Directors:	[***]
Officers (if any):	[***]

Name:	CrownPeak Technology, Inc.
Registration number:	6349152
Date of incorporation:	March 16, 2017
Registered office:	1209 Orange Street Wilmington, Delaware 19801
Issued share capital:	100 shares of common stock
Directors:	[***]
Officers (if any):	[***]

Name:	ATTRAQT Group Limited
Registration number:	08904529
Date of incorporation:	February 20, 2014
Registered office:	2nd Floor 9-13 Grape Street 2nd Floor, 9-13 Grape Street, London, England, WC2H 8ED
Issued share capital:	210,625,302 ordinary shares of £1 each
Directors:	[***]
Secretary (if any):	None.

Name:	Crownpeak Technology GmbH
Registration number:	HRB33825
Date of incorporation:	March 8, 2022 (formed December 30, 2021; entered into the Handelsregister March 8, 2022)
Registered office:	Stockholmer Allee 24, 44269 Dortmund, Germany
Issued share capital:	50,000
Directors:	[***]

Secretary (if any):	None.

Name:	Ilumino, LLC
Registration number:	4300313
Date of incorporation:	March 1, 2019
Registered office:	4240 Airport Road, Suite 206 Cincinnati, OH 45226
Issued share capital:	CrownPeak Technology, Inc. is the sole member with 100% membership interest in Illumino, LLC.
Directors:	CrownPeak Technology, Inc. (managing member)
Officers (if any):	[***]

Name:	Fredhopper B.V.
Registration number:	34119121
Date of incorporation:	September 24, 1999
Registered office:	Weesperstraat 61, 1018 VN Amsterdam, Netherlands
Issued share capital:	18,200
Directors:	[***]
Secretary (if any):	None.

Name:	Early Birds SAS
Registration number:	448692301
Date of incorporation:	June 2, 2003
Registered office:	Centre Wojo Paris – Saint Lazare, 16-18 Rue de Londres 75009 Paris, France
Issued share capital:	500 shares
Directors:	[***]
Secretary (if any):	None.

Name:	ATTRAQT Limited
Registration number:	04631635
Date of incorporation:	January 9, 2003
Registered office:	2nd Floor 9-13 Grape Street 2nd Floor, 9-13 Grape Street, London, England, WC2H 8ED
Issued share capital:	177,596 ordinary shares of £1 each
Directors:	[***]
Secretary (if any):	None.

Name:	e-Spirit, Inc.
Registration number:	5011630
Date of incorporation:	July 15, 2011
Registered office:	9 East Loockerman Street Suite 3A, Dover, Delaware, 19901
Issued share capital:	3,000 shares
Directors:	[***]
Officers (if any):	[***]

Name:	Spring Technologies EOOD
Registration number:	175053466
Date of incorporation:	March 15, 2006 (originally opened in 2006 at the Sofia City Court. Later entered into the Commercial Register on November 11, 2009)
Registered office:	Sofia 1124, Region Sredetz, 47A Tsarigradsko shosse Blvd, Block V, fl. 2, apt. 201A
Issued share capital:	100 shares
Directors:	[***]
Secretary (if any):	[***].

Name:	Fredhopper (Australia) Pty Ltd
Registration number:	616 123 212
Date of incorporation:	November 25, 2016
Registered office:	C/- HLB Mann Judd, Level 5, 10 Shelley St, Sydney NSW 2000

Issued share capital:	1,000
Directors:	[***]
Secretary (if any):	[***]

Name:	Fredhopper GmbH
Registration number:	HRB 141525
Date of incorporation:	May 24, 2016
Registered office:	Stockholmer Allee 24, 44269 Dortmund, Germany
Issued share capital:	25,000
Directors:	[***]
Secretary (if any):	None.

Name:	Fredhopper SARL
Registration number:	824 422 034
Date of incorporation:	December 19, 2016
Registered office:	Centre Wojo Paris – Saint Lazare, 16-18 Rue de Londres 75009 Paris, France
Issued share capital:	1,000
Directors:	[***]
Secretary (if any):	None.

Name:	ATTRAQT, Inc.
Registration number:	824 422 034
Date of incorporation:	April 25, 2013
Registered office:	108 West 13th Street Wilmington, Delaware 19801
Issued share capital:	1500 shares
Directors:	[***]
Officers (if any):	[***]

schedule 2

Warranties

Part 1 - Fundamental Warranties

1. The Sale Shares and ownership of the Group

1.1 The Sale Shares have been validly issued, are fully paid up and constitute the entire allotted and issued share capital of the Company.

1.2 No person has any present, future or contingent right to call for the allotment, conversion, or transfer of or to be entered in the share register as the holder of any share or loan capital of the Company, except for the lenders pursuant to the Principal Loan.

1.3 The Company and each of the Group Companies is validly incorporated, in existence and duly registered or in good standing (as applicable) under the laws of its place of incorporation or formation, as applicable.

1.4 Other than the Sale Shares, the shares in each Group Company are legally and beneficially owned by another Group Company free from all Encumbrances (other than Principal Loan Permitted Encumbrances) and with all rights attaching to them. No Group Company owns or has any interest of any nature whatsoever in any shares, debentures or other securities of any other body corporate.

1.5 No Group Company has redeemed or purchased or agreed to redeem or purchase any of its share capital or passed any resolutions authorising any such redemption or purchase or entered into or agreed to enter into any contract relating to shares in that Group Company that does not amount to a contract to purchase the shares but under which that Group Company may (subject to any conditions) become entitled or obliged to purchase those shares or passed any resolutions approving any such contract or made any capitalisation of reserves.

1.6 No Group Company has reduced its share capital or passed any resolutions authorising any such reduction.

1.7 No share in the capital of any Group Company has been issued for a consideration other than cash.

1.8 No share in the capital of any Group Company has been issued or transferred except in accordance with its constitutional documents or bylaws and Applicable Law.

1.9 There is no agreement or commitment outstanding which calls for the allotment or issue of or accords to any person the right to call for the allotment or issue of, any shares (including the Sale Shares) or any debentures in or securities of any Group Company.

1.10 All dividends and distributions declared, made or paid by any Group Company at any time were, when declared, made or paid, in accordance with all statutory requirements and constitutional documents of the relevant Group Company in place at the time and all dividends declared or due in respect of the Sale Shares have been paid in full.

1.11 The Seller is not involved in any dispute, litigation, arbitration, mediation or other proceedings relating to the Sale Shares held by the Seller (including as to the title to such Sale Shares or the ability to transfer such Sale Shares) nor, so far as that Seller is aware, is there any fact, matter or circumstance likely to give rise to any of the foregoing matters.

2. Solvency of the Group

No Insolvency Event has occurred in relation to any Group Company.

Part 2 - Business Warranties

1. Corporate information and relationship with the Seller

1.1 The particulars relating to each Group Company set out in schedule 1 are true and accurate in all respects immediately before Completion.

1.2 A copy of the bylaws (or principal constitutional document) of each Group Company is Disclosed and such copy is complete, true, accurate and up to date. Each Group Company has at all times carried on its business and affairs in accordance with its constitutional documents and none of its activities is ultra vires or unauthorised.

1.3 The statutory books (or equivalent records including all registers and minute books) of each Group Company have been properly kept, are up to date and contain a true and accurate record of all matters which are required to be dealt with in those books, registers and records in accordance with the Applicable Law. No claim, notice or allegation that any of them is incorrect or should be rectified has been received. All returns, particulars, resolutions and other documents required to be delivered by any Group Company to the relevant Competent Authority under Applicable Law have been duly delivered and no fines or penalties are outstanding.

1.4 No Group Company has given any power of attorney or other authority by which a person may enter into an agreement, arrangement or obligation on behalf of the Group Company (other than an authority for a Director, other officer or Employee to enter into an agreement in the usual course of that person's duties).

1.5 All transactions between any Group Company and the Seller or any Connected Person of the Seller has been on arm’s length terms, other than consultants engaged by K1 Investment Management, LLC, any other Wider K1 Person or its or their Affiliates who will not provide services to the Group after Completion.

1.6 No Group Company has:

(a) created, allotted, issued, sold, listed for sale, offered, sponsored, used or distributed (or agreed to do any of foregoing in respect of) any Token, including through a simple agreement for future Tokens, pre-sale, initial coin offering, Token distribution or generation event, or Token crowdfunding or crowdsale;

(b) developed or deployed a computer network, smart contract, or protocol that facilitates the generation of Tokens or otherwise incorporates Tokens; or

(c) provided services or received proceeds in connection with any Token.

2. Accounts

2.1 The Accounts:

(a) have been prepared and presented in accordance with Applicable Law and the Accounting Standards as at the Accounts Date; and

(b) give a true and fair view (taking into account the materiality thresholds applied by the auditors responsible for preparing the Accounts) of the state of the assets and liabilities of the Group as at the Accounts Date and of its profit or loss (including without limitation revenue and any other component thereof) for the financial year ended on that date.

2.2 The Prior Accounts:

(a) have been prepared and presented in accordance with Applicable Law and the Accounting Standards as at the applicable Financial Year End Date;

(b) give a true and fair view (taking into account the materiality thresholds applied by the auditors responsible for preparing the Prior Accounts) of the state of the assets and liabilities of the Group as at the applicable Financial Year End Date and of its profit or loss (including without limitation revenue and any other component thereof) for the financial year ended on that date; and

2.3 The Management Accounts:

(a) have been prepared with reasonable care and using accounting policies, practices and principles which are materially consistent with those used in the preparation of the Accounts, subject to normal year-end adjustments; and

(b) having regard for the purpose for which they were prepared and the information known to the Group at the date on which they were prepared, do not materially misstate the assets or liabilities of the Group as at the Management Accounts Date nor materially misstate its profit or loss (including without limitation the revenues or any other component thereof) for the period commencing on the date following the Accounts Date and ending on the Management Accounts Date.

2.4 Books and records

(a) All the accounts, books and ledgers and financial and other records of each Group Company (including all invoices) have in all material respects (i) been properly kept (in accordance with all Applicable Laws); and (ii) are within that company's possession and control and all transactions relating to its business have been duly and correctly recorded in them.

(b) Except as would not be material to the Group taken as a whole, no Group Company has any of its records, systems, controls, data or information, recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process whether computerised or not) which (including all means of access) are not under the exclusive ownership and direct control of that Group Company.

2.5 Information

All information contained in the replies (as amended, varied or supplemented by any subsequent replies Disclosed on or prior to the date hereof) to the due diligence questionnaires contained at folder 19.1.1 and 19.2 of the Data Room (as supplemented prior to the date hereof) and sent by the Buyer's Lawyers to the Seller's Lawyers and uploaded to the Data Room was at the time it was so given and is now accurate, in all material respects.

3. Conduct of business since the Accounts Date

3.1 Since the Accounts Date as regards each Group Company:

(a) no dividend or other distribution has been declared, paid or made by any Group Company;

(b) each Group Company has carried on its business as a going concern in its ordinary and usual course of business, in all material respects;

(c) no Group Company has entered into any transaction or assumed or incurred any material liabilities (including contingent liabilities) or made any payment not provided for in the Accounts otherwise than in the ordinary course of business;

(d) no Group Company has disposed of or parted with possession of any of its material assets or businesses or entered into any material transaction or assumed or incurred any material liabilities or made any material payment except in the ordinary and usual course of business and at arm's length other than any transactions between Group Companies and consultants engaged by K1 Investment Management, LLC, any other Wider K1 Person or its or their Affiliates who will not provide services to the Group after Completion;

(e) no Group Company has written off any receivable, no receivable has been released by any Group Company on terms that the debtor pays less than the book value of the receivable, and no receivable owing to any Group Company has proved to any extent to be irrecoverable, in each case, except in the ordinary and usual course of business;

(f) no Group Company has entered into any material contract involving expenditure on capital account or the purchase of any capital equipment or other items of a capital nature, except in the ordinary and usual course of business;

(g) the business of any Group Company has not been materially or adversely affected by the loss of any customer which in either of the two financial years immediately preceding the Accounts Date accounted for three per cent. or more of its turnover;

(h) the profits of any Group Company have not been affected by material changes or inconsistencies in accounting treatment (other than as required by changes to US GAAP or Applicable Law), by any non-recurring items of income or expenditure, by transactions of an abnormal or unusual nature or which have been entered into otherwise than on normal commercial terms;

(i) no business of any Group Company has been materially adversely affected by the loss of any source of supply which is material to the business of any Group Company;

(j) there has been no Material Adverse Effect;

(k) no Group Company has acquired or disposed of or agreed to acquire or dispose of any material business or any material asset or assumed or acquired any material liability (including any contingent liability) otherwise than in the ordinary and usual course of business;

(l) all payments of money received by each Group Company have been credited to its accounts with its bankers;

(m) each Group Company has paid its creditors in accordance with the same policy as that adopted throughout the financial year ended on the Accounts Date;

(n) there has not been any material change in the level of borrowing or in the working capital requirements of any Group Company;

(o) no insurance claims have been refused or settled below the amount claimed; and

(p) no share or loan capital or any other security giving rise to a right over the capital has been allotted or issued or agreed to be allotted or issued.

4. General Commercial

Assets

4.1 A Group Company is the sole legal and beneficial owner of, or has the right to use, all material assets included in the Accounts and Management Accounts (except for any non-material current assets sold or realised in the ordinary course of business since the Accounts Date) in each case free from any Encumbrance (other than (i) retention of title and similar third party rights arising in the ordinary course of business and (ii) Permitted Encumbrances).

4.2 All of the tangible, material assets owned by the Group Companies or in respect of which the Group Companies have a right of use which are capable of possession are in the possession or under the control of the Group Companies.

4.3 Where any assets are used but not owned by the Group Companies or any facilities or services are provided to the Group Companies by a third party which are material to the operation of their business as conducted at Completion, so far as the Seller is aware, no event of default has occurred or is subsisting which entitles any third party to terminate any contract, deed or licence in respect of the provision of such facilities or services.

4.4 There are no material assets that are not owned or leased by a Group Company, which are required in order to carry on its business in the manner, extent and places as required for the operation of the Business in the ordinary and usual course.

4.5 No Group Company has entered into any leasing or hiring agreement, hire purchase agreement, conditional sale or credit sale agreement, agreement for payment on deferred terms or any similar agreement or arrangement in respect of any of its material assets. So far as the Seller is aware, no Group Company is in breach of any of the provisions of any agreement or arrangement of a type described in this Warranty 4.5.

4.6 Products and Services

(a) No Products or Services provided by any Group Company during the Relevant Period were or are defective or failed or fail to comply with the terms on which they were to be provided or with any statutory provisions relating to such supply, in each case, in any material respect.

(b) No Group Company has during the Relevant Period made any statement as to the performance or quality of the Products or the Services which is inaccurate or cannot be substantiated, in each case, in any material respect or has received, in writing, any complaint from any regulatory body, customer or other person that its advertising is misleading or deceptive or may cause confusion during the Relevant Period.

(c) A copy of each form of standard terms of contract or business used by each Group Company has been Disclosed to Buyer. Except as provided in such standard terms or as implied by Applicable Law no Group Company has given any guarantee or warranty or made any representation or assumed any liability or obligation in respect of the Products or the Services, in each case, in any material respect, which would apply after the Products or the Services have been sold or supplied by the Group Company during the Relevant Period.

5. Financial obligations and liabilities

5.1 No Group Company has liabilities (including contingent or disputed debts) except liabilities:

(a) for which proper provision has been made or is set out in the Accounts or the Management Accounts in all material respects;

(b) those incurred pursuant to or in connection with the execution, delivery or performance of this agreement; or

(c) which are not, individually or in the aggregate, expected to result in a Material Adverse Effect; or

(d) which have arisen in the ordinary and usual course of business since the Management Accounts Date.

5.2 All debts owed to any Group Company at the date of this agreement will realise their full value and be good and collectable within 60 days of their due date for payment and none of such debts is subject to any counterclaim or set off. For this purpose a debt shall not be regarded as realising its full value to the extent that it is received in circumstances in which such receipt is or may be void, voidable or otherwise liable to be reclaimed or set aside.

5.3 No Group Company is owed any sums other than debts incurred in the ordinary course of business.

5.4 During the Relevant Period, no Group Company has been a party to any transaction with any third party which, in the event of such third party going into liquidation or an administration order or a bankruptcy order being made in relation to such third party, would constitute a transaction at an undervalue, a preference, an invalid floating charge or an extortionate credit transaction or part of a general assignment of debts, under any Applicable Law.

5.5 No person who is or has at any time within the last three years been a Director or officer of any Group Company has at any material time been subject to any disqualification order under any Applicable Law, or was the subject of any investigation or proceedings capable of leading to a disqualification order being made.

5.6 No Group Company is party to or is liable under a guarantee, indemnity or other arrangement to secure or incur a material financial or other material obligation of a person that is not another Group Company.

5.7 No Group Company has outstanding any Indebtedness, loan capital or any money borrowed or raised (other than: (i) liabilities incurred in the ordinary course of business; (ii) the Principal Loan; and (iii) as otherwise set forth in the Accounts, the Prior Accounts and Management Accounts) including money raised by acceptances or debt factoring, or has outstanding any obligations in respect of a derivative transaction including any foreign exchange transaction.

5.8 No Group Company is subject to any arrangement for receipt of any material grant, subsidy or financial assistance from any government authority or state body or has received any such grant, subsidy or financial assistance that has not been repaid. No circumstances have arisen or could arise as a consequence of events occurring on or before the date of this agreement (including the execution or completion of this agreement) as a result of which:

(a) any grant, subsidy, allowance or assistance received by any Group Company is liable to be repaid; or

(b) any grant, allowance subsidy or assistance for which any Group Company has made application will not be paid or will be reduced.

5.9 No indebtedness or other liability (whether actual or contingent) owing:

(a) by any Group Company to the Seller or a director of any Group Company or a Connected Person of the Seller or any such director (save for accrued salary, any employment related benefits or outstanding loan notes); or

(b) to any Group Company by the Seller or a director of any Group Company or a Connected Person of the Seller or any such director,

is outstanding nor is any guarantee or security for any such indebtedness or liability.

6. Properties

6.1 The Properties comprise all the real property owned, occupied or otherwise used for the business of the Group Companies as at the date of this Agreement.

6.2 All material documents relating to the occupation of the Properties have been Disclosed in folder 14 and folder 15 and document 18.1.11 of the Data Room.

6.3 Any part of the Properties which is occupied or otherwise used by any Group Company for its business is so occupied or used under an Occupational Document and the terms of any such Occupational Document permit such occupation or use.

6.4 A Group Company is in physical possession and actual occupation of each Property and so far as the Seller is aware no right of occupation has been acquired or is in the process of being acquired by any third party or has been granted or agreed to be granted to any third party.

6.5 No Group Company has during the Relevant Period received written notice of any outstanding or pending actions, disputes, claims or demands between any Group Company and any third party relating to or affecting any of the Properties that would have a Material Adverse Effect and the Seller is not aware of any circumstances that may give rise to any such dispute.

6.6 Each Group Company has, in all material respects, paid all sums due and observed and performed all its obligations under any Occupational Document under which it occupies the Properties and has received no written notice of any breach of any of the obligations contained therein.

6.7 Each Group Company has paid all sums due and observed and performed all its obligations under any Occupational Document under which it occupies the Properties in each case, in all material respects and has received no notice of any breach of any of the obligations contained therein.

6.8 All notices given and requirements notified in writing by the landlord or owner of the Property under the terms of the Occupational Documents have been materially complied with.

6.9 So far as the Seller is aware, during the Relevant Period, no material complaints or requirements have been issued or made (whether formally or informally) by any Competent Authority exercising statutory or delegated powers in respect of any Property or any other property previously used, owned, or occupied by any Group Company or in each case, their use.

6.10 So far as the Seller is aware, no Group Company is currently in any dispute or involved in negotiations with any former or current landlord or licensor regarding the settlement of its obligations under any Occupational Document (including, without limitation in connection with any obligations relating to dilapidations or want of repair).

7. Environmental Matters

7.1 During the Relevant Period, no Group Company has during the Relevant Period received written notice of any claims or proceedings pending or threatened against any Group Company with respect to any breach of or liability under any Environmental Laws relating to any Group Company that would have a Material Adverse Effect.

7.2 No Group Company and no Property has during the Relevant Period been the subject of any enquiry, investigation, inspection, claim, prosecution, litigation, arbitration, dispute resolution proceedings or other proceeding of which the Group Company has been made aware under any Environmental Laws that would have a Material Adverse Effect.

8. Material Contracts and Material Counterparties

8.1 No Group Company, during the Relevant Period has been or is in material breach of any Material Contract.

8.2 Folders 4, 19.1.17 and document 19.1.11 of the Data Room contains a copy of the current standard service agreements and service level agreements used by the Group Companies.

8.3 Folders 18.1.23, 18.1.24, 19.1.39, 19.1.48 and 19.1.54 of the Data Room contains a complete and accurate copy of all Material Contracts.

8.4 No Group Company is party to any contract or arrangement excluding for these purposes the Transaction Documents and the terms thereof:

(a) which was entered into by a Group Company otherwise than at arm's length, other than consultants engaged by K1 Investment Management, LLC, any other Wider K1 Person or its or their Affiliates who will not provide services to the Group after Completion;

(b) under which the Group Company gives any guarantee, performance or other bond, indemnity, letter of comfort or similar commitment (whether or not legally binding) in relation to, or stands surety for, the obligations of any third party;

(c) under which any person has (otherwise than in the ordinary and usual course of trading) incurred any financial indebtedness or liability (actual or contingent) to the Group Company or vice versa or has given any performance bond or other bond in relation to any of the obligations of the Group Company;

(d) which establishes any joint venture, cooperation agreement or arrangement, consortium or profit or loss sharing agreement or arrangement, in each case, involving payments in excess of $200,000 on an annual basis;

(e) which involves future capital expenditure by the Group Company exceeding $200,000;

(f) which will result in the Group Company becoming liable for any finder's fee, brokerage or other commission in connection with this agreement;

(g) under which the Group Company remains subject to any material actual or contingent liability which is not provided for in the Accounts or the Management Accounts relating to any company, business or undertaking which it has disposed of;

(h) which is a power of attorney given by the Group Company or which gives any other authority which would enable any person to enter into any contract or commitment on behalf of the Group Company;

(i) which is an agency, distributorship, marketing, purchasing, licensing, management or administration (including the management or administering of the affairs of any company, firm, association or business organisation) agreement or arrangement;

(j) which involves payment by reference to fluctuations in the index of retail prices, or any other index, or in the rate of exchange of any currency or any interest rate;

(k) which is an unusual or abnormal contract, in any material respect, having regard to the nature, scope and extent of the Group Company's business or the manner in which it has been carried on in the two years ended on the date of this agreement;

(l) where the consideration receivable by the Group Company is not cash;

(m) which, following Completion, would purport to bind the Buyer (or require the Group Company to procure compliance by the Buyer);

(n) which is an agreement with a customer of the Group and which will terminate or can be terminated by such customer in the 6-month period following Completion and which termination would have a Material Adverse Effect;

(o) which is a hire-purchase, hiring, conditional sale, credit sale or similar arrangement;

(p) which relates to the acquisition or disposal of companies, businesses or fixed assets by the Group Company, which in each case is material to the business of the Group, either during the Relevant Period or under which a Group Company or any other party has material outstanding obligations;

(q) which is an option or similar agreement or arrangement affecting any assets owned or used by the Group Company and which is material to the business of the Group;

(r) which restricts the freedom of the Group Company to provide or take goods and services to or from any person and which is material to the business of the Group;

(s) which contains: (i) a “key man” provision, requirement or similar provision; (ii) a most favoured nation, favoured customer, or similar provision; or (iii) service level guarantees, guaranteed payments or “take or pay” obligations or similar provisions;

(t) which, on the execution of this agreement or on Completion or as a result of the performance of this agreement will or may result in:

(i) any third party being relieved of any obligation or becoming entitled to exercise any right (including a right of termination or any right of pre-emption or other option); or

(ii) the Group Company being in default under any agreement or arrangement or losing any benefit, right or licence which it currently enjoys; or

(iii) a liability or obligation of the Group Company being created or increased;

in each case, in any material respect;

(u) with any employee or contract worker that: (i) involves any change of control or transaction bonus or similar type of payment; or (ii) is not terminable without any additional severance liability to the Company (except as required by Applicable Law); and

(v) with any labour union, organization, association or body representing employees (whether engaged through a Professional Employer Organisation or otherwise), including any collective bargaining agreement.

8.5 In relation to each Material Contract:

(a) so far as the Seller is aware, the relevant counterparty is not in breach of that Material Contract in any material respect;

(b) the relevant Group Company is not in breach of that Material Contract in any material respect and so far as the Seller is aware, no circumstances or events have occurred during the Relevant Period which may reasonably be expected to result in a breach of that Material Contract in any material respect; and

(c) no party has given written notice to terminate that Material Contract or, so far as the Seller is aware, communicated to any Group Company or the Seller any allegation or suspicion of breach by a Group company of any exclusivity or other restriction on any Group Company's ability to do business with third parties or of any minimum volume commitment.

8.6 There are in the Data Room details of all material warranties and guarantees provided by any Group Company in relation to the Products and the Services provided by it.

8.7 So far as the Seller is aware, no Material Contract is invalid or ultra vires and there are no grounds for rescission, breach, avoidance or repudiation of any agreement or arrangement to which any Group Company is a party.

8.8 No party with whom any Group Company has entered into a Material Contract has given notice in writing to such Group Company of its intention to terminate, repudiate or disclaim such Material Contract, nor is the Seller aware of any such party suffering or being anticipated to suffer an Insolvency Event.

8.9 No Group Company is engaged in (or has been engaged during the Relevant Period in) any litigation, arbitration or other dispute resolution process, or has had any material dispute or disagreement, with any Material Counterparty and there has been no material adverse change in the business relationship between any Group Company and any Material Counterparty during the Relevant Period.

8.10 No Material Counterparty has notified to any Group Company in writing that it intends to initiate any material modification or change in its business relationship with any Group Company or any material reduction in the volume or nature of the business it transacts with any Group Company relative to its past business dealings during the Relevant Period with such Group Company, and, so far as the Seller is aware, no circumstances exist (whether in connection with the Transaction or otherwise) that could reasonably be expected to cause any such modification, change or reduction in any Group Company's business relationship with any Material Counterparty.

8.11 Regulatory matters - general

(a) During the Relevant Period, each Group Company has been granted, and there are now in force all necessary Approvals for the sale or supply of the Products,

the provision of the Services and the proper carrying on of its business in the places and in the manner in which such business is now carried on.

(b) The Approvals referred to in Warranty 8.11(a) are not subject to any materially unusual or onerous conditions and each Group Company has complied with all conditions attached to such Approvals, in all material respects. So far as the Seller is aware, there are no material investigations, proceedings, enquiries, ongoing which indicate that any such Approvals may be revoked, cancelled, suspended, modified or not renewed.

(c) Each Group Company has at all times carried on its business and affairs in accordance with its constitutional documents and all Applicable Laws.

(d) During the Relevant Period, no governmental, administrative or regulatory authority has served a written notice on any Group Company in respect of any of its assets or activities and there are no circumstances likely to give rise to the service of such a notice, except as would not, individually or in the aggregate, have a Material Adverse Effect.

(e) During the Relevant Period, there have not been and so far as the Seller is aware there are not pending, or in existence, any investigations or enquiries by, or on behalf of, any governmental, administrative or regulatory authority in respect of any of the affairs of any Group Company, alleging any violation of any Applicable Law.

(f) No Group Company is or at any time during the Relevant Period was a party to, or was engaged in, any:

(i) agreement, arrangement, concerted practice or other practice;

(ii) unilateral conduct or practice; or

(iii) merger, acquisition or joint venture,

which:

(A) contravenes or contravened;

(B) is or was invalidated by;

(C) requires or required notification or registration under; or

(D) satisfies or satisfied the criteria for review or investigation under,

any competition, anti-trust, merger control, regulatory, monopoly, fair trading, national security, national security and investment, foreign investment or similar legislation.

(g) During the Relevant Period, no Group Company has been, so far as the Seller is aware, affected by any existing or pending decisions, judgments, orders or rulings of any court or any Competition Authority, and no Group Company has given any undertakings or commitments to such bodies.

(h) No Group Company has entered into or agreed during the Relevant Period or is presently negotiating any agreement or engaged in any tendering procedure which is or was subject to advertising or other requirements under the United Kingdom or the European Union public or utilities procurement rules or any national rules implementing them which has not been advertised or where any relevant requirement has not been complied with.

8.12 Transactions with the Seller, Directors and their respective Associates

(a) Except for employment agreements and incentive agreements and the constitutional documents of the Group Companies, there are no loans, leases, commitments, guarantees, contracts, agreements or other transactions or arrangements (oral or written) between a member of the Group, on the one hand, and any current or former director, officer, equityholder or employee of a Group Company or any immediate family member or affiliate of any of the foregoing, on the other hand.

9. Intellectual Property

Ownership, title and adequacy of Intellectual Property

(a) In respect of the Group Intellectual Property other than that which is the subject of the Licences-In (the "Owned Intellectual Property"):

(i) the relevant Group Company is the sole legal and beneficial owner of it;

(ii) it is valid and enforceable and nothing has been done, omitted to be done or permitted whereby any of it has ceased or might cease to be valid and enforceable;

(iii) with respect to any Owned Intellectual Property that is registered or the subject of an application for a registration, (the “Registered Group Intellectual Property”):

(A) an accurate list of any trademarks. patents and copyrights included in the Registered Group Intellectual Property are set out in schedule 7 and schedule 8 of this agreement and/or the Data Room including details of (as applicable) registered owner or applicant, application and registration numbers, application dates, priority dates and grant dates and renewal dates;

(B) all relevant registrations and applications have been made by, or are in the name of, the relevant Group Company;

(C) all application, publication, registration, renewal and other official fees relating to its administration have been duly paid by or on the due dates for payment; and

(D) there are no facts known to any Group Company which would indicate or suggest that such applications or any of them may fail in any respect to be granted in full.

(iv) accurate particulars of all social media accounts and domain names used by each Group Company are set out in part 3 of schedule 7 and:

(A) all such social media accounts and domain names included in the Registered Group Intellectual Property are controlled and administered by the relevant Group Company and used exclusively in connection with the business of the relevant Group Company;

(B) a Group Company is the current registrant and user of each domain name and social media account;

(C) the relevant Group Company has, in its control and possession, sufficient information, passwords and access codes to allow it to access, edit, control and/or administer the domain names and social media accounts that it uses, including after the date of this agreement;

(D) no Group Company has committed any breaches, and no Group Company is currently in breach, of any agreement with the registrar of any domain name or provider of any social media account; and

(E) each Group Company has completed all necessary formalities (including the payment of all relevant fees) in order to effect any renewals of the domain names or social media accounts which were due prior to the date of this agreement; and

(v) all United Kingdom trade marks and European Union trade marks have been put to genuine use in the United Kingdom and the European Union (respectively) in the five years before the date of this agreement.

(b) The Group Intellectual Property and the Intellectual Property which is subject to the Licenses-In comprises all the Intellectual Property which is necessary for each Group Company to carry on the business of each Group Company in substantially the same manner as such business was conducted as at the date of this agreement.

(c) No material Intellectual Property has been developed for any Group Company using any funding, personnel or student of any governmental authority or educational institute.

(d) All Contributors involved in, and other persons who have provided services to any Group Company relating to, the creation or development of any material Owned Intellectual Property have executed a valid and enforceable agreement with the relevant Group Company that assigns to such Group Company all right, title and interest in and to such developed Intellectual Property, except if and to the extent that such Intellectual Property is owned by a Group Company as a matter of Applicable Law in connection with such Contributor’s employment.

(e) Each Group Company has complied with all contractual agreements pertaining to the creation or development of Intellectual Property by Employees and there are no outstanding or (so far as the Seller is aware) potential, claims against any Group Company under any contract providing for Employee compensation in respect of any Intellectual Property developed by Employees.

9.2 Proprietary Software

(a) The Data Room contains a list of:

(i) each item of Open Source Code that is contained in, distributed with, or used in the development of, any material Proprietary Software or from which any material Proprietary Software is derived;

(ii) the applicable licence terms for each such item of Open Source Code; and

(iii) the relevant Proprietary Software to which each such item of Open Source Code relates.

(b) No Proprietary Software contains, is derived from, is distributed with, or is being or was developed using, Open Source Code that is licensed under any terms that impose or could impose a requirement or condition that any Proprietary Software:

(i) be disclosed or distributed in source code form;

(ii) be licensed for the purpose of making modifications or derivative works; or

(iii) be redistributable at no charge; or

(iv) otherwise impose or could impose any other material limitation, restriction or condition on the right or ability of any Group Company to use or distribute any Proprietary Software or to enforce Intellectual Property.

(c) No Proprietary Software has suffered any material failure in functionality or performance in the two years preceding the date of this agreement in all material respects.

(d) In relation to the source code for the Proprietary Software (other than any which is Open Source Code or the subject of the Licences-In):

(i) the relevant Group Company has in its possession a copy of the source code for each item of the Proprietary Software, so as to enable it to be compiled or interpreted into equivalent object code, together with all associated documentation and material necessary to enable a reasonably skilled computer programmer to understand, use, reproduce, modify, enhance and maintain the Proprietary Software;

(ii) no person (other than the relevant Contributors and any Group Company and its current and duly authorised Employees) has, or has had, any such source code in its possession or control;

(iii) there is no agreement (including any licence or escrow agreement) in force under which any third party may become entitled to possess or use any such code;

(iv) no person is entitled to require such an agreement to be entered into by any Group Company; and

(v) The relevant Group Company has at all times complied with the terms of the escrow agreements Disclosed at document folder 19.1.64, and as at Completion, there are no circumstances that may reasonably be expected to trigger a release event under such agreements.

9.3 Encumbrances and restrictions

(a) None of the Owned Intellectual Property:

(i) is subject to any Encumbrance, other than non-exclusive licenses granted in the ordinary course of business; or

(ii) is subject to any other written agreement restricting its use by any Group Company (including any delimitation or co-existence agreement or agreement limiting use by territory, field, persons or as to time), other than in the Intellectual Property Agreements.

(b) None of the material Group Intellectual Property will be restricted as to its exploitation, or will be lost, terminated, or rendered liable to a right of termination, assignment or licence to a third party, by virtue of the execution of this agreement or the transaction effected by the Transaction Documents.

9.4 Infringements, oppositions, claims, etc.

For the purposes of Warranties 9.4(a), 9.4(b), and 9.4(c), to "infringe" in relation to Intellectual Property includes to pass off, misuse or misappropriate Intellectual Property or to compete unfairly, and "infringed" and "infringement" have corresponding meanings.

(a) No activity of any Group Company, and, so far as the Seller is aware, of any licensee of any Group Company, as carried on now and in the Relevant Period has infringed, does infringe or, so far as the Seller is aware, is likely to infringe any Intellectual Property of any third party, nor any right of publicity, privacy or personality or other analogous right of any third party, in each case, in any material respect.

(b) There have not in the Relevant Period been any, and there are no pending or, so far as the Seller is aware, anticipated written allegations, notifications, applications or claims:

(i) by any third party that the business of any Group Company or, so far as the Seller is aware, of any licensee of any Group Company, infringed or infringes, misappropriated or otherwise violated any Intellectual Property of any third party; or

(ii) against a third party alleging infringement, misappropriation or other violation of any Owned Intellectual Property; or

(iii) for invalidity, revocation, opposition, compensation or otherwise in respect of any Owned Intellectual Property, and the Seller is not aware of any facts or circumstances which could give rise to any such allegation, notification, application or claim.

(c) There have not in the Relevant Period been any, and there are no pending or anticipated allegations, notifications, applications or claims by any Group Company or by any licensee of any Group Company:

(i) against a third party alleging infringement, misappropriation or other violation of any Owned Intellectual Property; or

(ii) for invalidity, revocation, opposition, compensation or otherwise in respect of the Intellectual Property of any third party and the Seller is not aware of any facts or circumstances which could give rise to any such allegation, notification, application or claim.

(d) So far as the Seller is aware, and other than non-exclusive licences granted in the ordinary course of business, there are no circumstances which:

(i) entitle or could entitle a third party to a licence, permission or consent to exploit or assignment of or in respect of any Owned Intellectual Property;

(ii) entitle or could entitle a third party to call for or exercise a right to use or work under any Owned Intellectual Property; or

(iii) provide a third party with a defence to patent infringement proceedings in respect of any Owned Intellectual Property under section 44 Patents Act 1977, section 2 or section 18 Competition Act 1998 or under any provision having an equivalent effect in any jurisdiction.

(e) Notwithstanding whether any other representations or warranties in this agreement could be read to apply to matters involving the infringement, misappropriation or violation of Intellectual Property, Warranty 9.4 constitutes the sole and exclusive representations and warranties in this agreement with respect to the infringement, misappropriation or violation of Intellectual Property.

9.5 Intellectual Property Agreements

(a) A complete and accurate list of all material:

(i) Licences-In is set out in part 1 of schedule 8;

(ii) Licences-Out is set out in part 2 of schedule 8; and

(iii) Development Contracts is set out in part 3 of schedule 8.

(b) The Intellectual Property Agreements are valid and binding and none of them will be breached, lost, terminated, rendered liable to any right of termination or assignment or their terms amended by virtue of the execution of this agreement or the transaction effected by the Transaction Documents.

(c) No Group Company and so far as the Seller is aware, no third party to an Intellectual Property Agreement is in breach of its terms and no written allegation, notification or application has been made or dispute or claim has arisen in relation to any Intellectual Property Agreement, nor is the Seller aware of any facts or circumstances which might give rise to any such dispute or claim.

(d) There are no royalties, licence fees, other fees or consideration (including non-monetary consideration) payable by any Group Company in connection with any Group Intellectual Property, other than:

(i) the application, publication, registration, renewal and other official fees relating to the administration, prosecution and maintenance of the Group Intellectual Property; and

(ii) those expressly set out in the Licences-In and Development Contracts listed in schedule 8.

9.6 Confidential information

(a) So far as the Seller is aware, if and to the extent that material information of a confidential nature (including know-how, trade secrets and customer lists) is or has been used or exploited by any Group Company, such information has been kept confidential (except for any of it which has come into the public domain lawfully and not through a breach of confidence) and has not been disclosed to any third party, except under the terms of a written, binding confidentiality agreement.

9.7 Data protection

(a) Each Group Company has fully complied at all material times during the Relevant Period and as at Completion fully complies in all material respects with all Data Protection Laws including:

(i) where necessary, the requirements relating to notification and/or registration of processing of personal data;

(ii) the requirement to implement appropriate technical and organisational measures against unauthorised or unlawful processing of personal data and against accidental loss or destruction of, or damage to, personal data;

(iii) where necessary, the obtaining of an agreement with each data processor appointed by any Group Company which requires such processor to comply fully with Data Protection Laws;

(iv) the requirement not to transfer any personal data outside of the European Economic Area or the United Kingdom (as the case may be) without having complied with all applicable Data Protection Laws in relation to such transfers;

(v) dealing with all requests from data subjects (whether in relation to access to Personal Data, rectification, restrictions on processing, erasure, portability or any other rights granted under the Data Protection Laws);

(vi) where necessary, the requirement to appoint a data protection officer;

(vii) where necessary, the requirement to set up a representative within the European Union or the United Kingdom (as the case may be);

(viii) where necessary, the obtaining of consent to data processing and/or direct marketing activity; and

(ix) where necessary, the obtaining of any approval, consultation and/or agreement of any applicable works councils or such similar worker representation bodies.

(b) During the Relevant Period, the business of each Group Company and its processing of personal data has materially complied and as at Completion materially complies with all Data Protection Laws.

(c) No Group Company has been the subject of an audit by any Competent Authority in relation to Data Protection Laws during the Relevant Period.

(d) No Group Company has during the Relevant Period received any notice, complaint or claim from any individual, third party and/or Competent Authority alleging non-compliance with Data Protection Laws (including any prohibition or restriction on the transfer of data to any jurisdiction) or claiming compensation for or an injunction in respect of non-compliance with Data Protection Laws.

(e) No Group Company has suffered a material data breach or material loss of personal data or confidential information in the Relevant Period.

(f) No Group Company has been notified in writing of a data breach or loss of personal data or confidential information suffered, in the two years before the date of this agreement, by any third party that may impact on any Group Company's data in any material respect.

(g) The Group Companies have a data breach response plan which has been tested on at least an annual basis for the two years before the date of this agreement.

10. Insurance

10.1 The Company and its assets are insured against all relevant risks in the amounts as are customary for businesses of similar size, in their geographic regions and the same industry as the Group and the amount of cover and the risks insured against, together with the policies of insurance to which any Group Company is a party, are included in folder 9.1 of the Data Room (the "Insurances").

10.2 There are no outstanding insurance claims relating to any Group Company.

10.3 In respect of the Insurances:

(a) all premiums required to have been paid have been duly paid to date;

(b) all the policies are in full force and effect and are not voidable on account of any act, omission or non-disclosure on the part of the insured party nor, as far as the Seller is aware, could they be declared null and void or as a consequence of which any claim might be rejected; and

(c) as far as the Seller is aware, there are no circumstances which would or might give rise to any claim with a value of $200,000 or more.

11. Employees

11.1 Terms and conditions of employment

(a) In respect of each current Employee, folder 5.1 of the Data Room contains a spreadsheet giving such Employee’s employee identification number, job title, date of commencement of employment, job location and current salary or wage rate.

(b) In respect of each Director (if any) who is not an Employee, documents 5.1.2 and folder 18.1.30 of the Data Room contains documents giving such Director's: (i) full name (or identification number); date of commencement of engagement, (ii) notice periods beyond statutory requirements; (iii) health insurance eligibility; and (iv) fees.

(c) In respect of each Consultant that provides services to any Group Company as an individual, folder 19.1.20 of the Data Room contains documents giving such Consultant’s: (i) full name (or identification number); (ii) date of engagement; (iii) location in which services are provided (city and state for Consultant’s in the United States); (iv) projected end date; and (v) expected compensation.

(d) All service, employment and consultancy agreements entered into by any Group Company and in force at the date of this agreement may be lawfully terminated in compliance with Applicable Law and in relation to any Director, Employee or Consultant with annual compensation greater than $150,000 in accordance with any contractual agreement, lawfully by not more than three months' notice.

(e) All agreements entered into by each Group Company with agencies or other organizations to engage temporary or permanent workers, individual contractors or individual consultants, are terminable with no liability on any Group Company to make any payment or provide any compensation as a consequence.

(f) So far as the Seller is aware, no current Director, Employee or Consultant with annual compensation greater than $150,000 converted into the individual's local currency using a conversion rate as agreed between the parties at Completion (excluding any bonus or commission opportunity) has given or received notice terminating his or her office or employment or engagement or altering its terms, and no such person will be entitled as a result of the entering into of this agreement to give notice of termination or claim for any payment or benefit.

(g) There are no outstanding offers of employment or engagement for a role with annual compensation greater than $150,000 converted into the individual's local currency using a conversion rate as agreed between the parties at Completion (excluding any bonus or commission opportunity) made to any person by any Group Company, and there is no one who has accepted an offer of employment or engagement for a role with annual compensation greater than $150,000 converted into the individual's local currency using a conversion rate as agreed between the parties at Completion (excluding any bonus or commission opportunity) made by any Group Company but who has not yet taken up such employment or engagement.

(h) None of the current Employees has any accrued rights to holiday pay or pay in lieu of holidays which have not been provided for in full in the Management Accounts, other than in respect of any “stub” accrued holiday pay or pay in lieu.

(i) In the two years preceding the date of this agreement, in respect of each relevant Director or Employee, all holiday pay for periods of holiday taken under regulation 13, regulation 13A and regulation 15B of the WTR have been calculated and paid in accordance with the WTR and, in respect of leave taken under regulation 13 before 1 January 2024, in accordance with the WTD.

(j) No amounts due to, or in respect of the current Directors, Consultants, or Employees (including income tax and social security contributions and pension contributions or any other withholding required by Applicable Law relating to the employment or engagement of any Director, Consultant or Employee) are in arrears or unpaid, excluding, in each case, ordinary course compensation or fees.

(k) Folders 18.1.9, 18.1.30, 19.1.17, 19.1.18 and 19.1.20 of the Data Room contain copies of the following documents:

(i) forms of contracts of employment or offer letters for all current Directors and Employees;

(ii) any letters, agreements or other documents confirming material variations to standard terms and conditions of employment or engagement with any Group Company;

(iii) any staff or Employee handbook or other written material employment policies for each Group Company;

(iv) forms of confidentiality agreements entered into by Employees with any Group Company; and

(v) forms of material individual consultancy agreements with any Group Company.

11.2 Variations of terms and conditions of employment

(a) Since the Accounts Date there has been no change has been made in the rate or basis of remuneration, the pension or other material benefits paid to any current Director, Consultant or Employee.

(b) As of the date of this agreement, no Group Company has entered into any agreement or given any legally-binding assurance to any of its current Directors, Employees or Consultants that it will materially increase the basis or rates of remuneration or payment or the provision of other benefits to or on behalf of any of its Directors, Employees or Consultants at any future date.

11.3 Employee incentive arrangements

(a) There have been Disclosed each of the following under which any Group Company or which any Group Company is under any legally binding obligation to provide at any current or future date:

(i) any scheme or arrangement whereby its current or former Directors or Employees or their relevant relatives or dependents may acquire shares or options to acquire shares of any class in any Group Company;

(ii) any cash bonus scheme or other employee incentive arrangements not involving the issue of shares; or

(iii) any arrangement by which any commission or remuneration of any kind payable or due to any of its current Directors or Employees may be calculated by reference to the turnover, profits or sales of any Group Company.

(b) In relation to any share schemes or arrangements of the kind referred to in Warranty 11.3(a) and referred to in the Data Room:

(i) copies of all documents governing such share schemes have been made available to the Buyer;

(ii) a list of all current participants, including jurisdiction of residence, number of awards, type of award, and any strike prices or financial thresholds to be met has been made available to the Buyer;

(iii) such share schemes have been operating in accordance with their governing rules or terms and Applicable Laws during the Relevant Period in all material respects;

(iv) all documents relating to such share schemes which are required to be filed with any regulatory authority have been so filed, and all regulatory requirements relating to such share schemes have been complied with;

(v) all Tax clearances and approvals necessary to obtain favourable Tax treatment for the operator of such share schemes or their participants have been obtained and have not been withdrawn, and, so far as the Seller is aware, no act or omission has occurred which has or would prejudice any such Tax clearance or approval; and

(vi) no current or former Employee, Consultant, or Director of a Group Company or relation or dependent or other participants in any such share schemes has made any claim against the Seller or any Group Company and/or, where the relevant scheme is operated by another company or person, so far as the Seller is aware, against such company or person.

11.4 Collective agreements, industrial payments and disputes

(a) No Group Company has received an application for recognition nor entered into any union membership, security of employment, redundancy, recognition or other collective agreement with a trade union, association of trade unions, works council, Employee association or other Employee-representative organisation or body, nor has any Group Company done any act which is reasonably likely to be construed as such recognition.

(b) No Group Company is involved in, or has been involved during the Relevant Period in, any material dispute regarding a claim pertaining to the dismissal, suspension, disciplining or varying of the terms and conditions of employment of any current or former Employee, with any trade union, works council, Employee association or other Employee-representative organisation or body, and, so far as the Seller is aware, no such dispute is being threatened in writing.

11.5 Disciplinary, grievance and termination of employment matters

(a) So far as the Seller is aware: (i) no disciplinary action has been taken against and is outstanding against any Employee, with an annual salary over $175,000, Director or officer of the Company; and (ii) no substantiated grievance or complaint relating to sex, race, colour or nationality, disability, age, sexual orientation, pregnancy or maternity leave, marital or civil partnership status, gender reassignment or religion or belief discrimination has been raised by any current Employee in the two years ending on the date of this agreement.

(b) So far as the Seller is aware, no fact or matter affecting any Employee exists which is reasonably likely to be considered grounds for dismissal for cause.

(c) So far as the Seller is aware, no current or former Director, Employee or Consultant has any claim against any Group Company for loss of office or arising out of the termination of their office, employment or consultancy or in respect of any accident or injury or otherwise.

(d) No Group Company is paying compensation or other payment to any former Employee (or dependent of any Employee or next of kin of any Employee).

(e) No material liability has been incurred by any Group Company in the past year for breach of any contract of employment, contract of service or contract for services (including consultancy services), or breach of any Applicable Law in connection with the engagement or termination of engagement of any Employee, Director or Consultant, or for failure to comply with any order for the reinstatement or re-engagement of any Employee, Director or Consultant or for any other material liability accruing from the actual or proposed termination or variation of any contract of employment, contract of service or contract for services (including consultancy services) of any Employee, Director or Consultant.

(f) The Data Room includes a list of all Employees whose employment was terminated in the 12 months ending on the date of this agreement, the reason for termination and any payments made to the Employees in connection with such termination.

11.6 Group Company payments

(a) No gratuitous payment has been made or promised by any Group Company:

(i) in respect of or contingent on the sale of the Sale Shares; or

(ii) in connection with the actual or proposed termination, suspension or variation of any contract of employment or engagement of any current or former Director, Employee or Consultant.

11.7 General matters

(a) No Group Company has made any loans to any of its Directors, Employees or third parties.

(b) So far as the Seller is aware, each Director, Employee or Consultant who is required by Applicable Law to obtain any visa or other immigration permit, consent or other authorisation from any relevant Competent Authority in relation to working or providing services in any relevant jurisdiction: (i) will have a valid immigration or right to work status at Completion, entitling such Director, Employee or Consultant to be employed or engaged by the relevant Group Company for at least three months following Completion; and (ii) is employed or engaged in accordance with the terms of that Director's, Employee's or Consultant's (as applicable) immigration or right to work status.

(c) Each Group Company has, during the Relevant Period, performed checks on the immigration status of its Directors, Employees and Consultants, in accordance with Applicable Law in all material respects, to ensure that each such person has the right to work in any country in which they work. Each Group Company has in its possession a copy of the relevant right to work evidence for any such person who, so far as the Seller is aware, requires immigration permission to work in any country in which they work.

(d) So far as the Seller is aware, no person has been or is employed by any Group Company who, at any time during employment or engagement, did not or does not have appropriate immigration permission to work in any country in which they work or is otherwise in breach of any Applicable Law in connection with their immigration or right to work status.

(e) No Group Company has received a civil penalty or other immigration fine in the two years before the date of this agreement.

(f) Other than Magus Research Limited, none of the Group Companies currently has an immigration sponsor licence granted by the Home Office or a pending application for a sponsor licence, and none of the Group Companies has previously held a sponsor licence that was revoked by the Home Office within the three years before the Completion Date.

(g) Magus Research is currently sponsoring two employees that hold Skilled Worker immigration permission and has complied with its sponsorship duties, including in relation to record keeping and reporting to the Home Office any qualifying changes to the business or the employment terms of its sponsored workers.

(h) None of the Group Companies has received notification from the Home Office that it intends to investigate, audit or take other enforcement action against any Group Company for an alleged breach of Applicable law relating to the prevention of illegal working or sponsorship duties.

(i) Each Group Company has in relation to its Directors and Employees (and so far as relevant to each of its former Directors and Employees) materially complied with Applicable Law and codes of conduct and practices relevant to the relations between the Group Company and its Directors and Employees.

(j) Within the period of one year preceding the date of this agreement no Group Company has been a party to any transfer under the Acquired Rights Directive 2001/23/EC (the "ARD") implementing legislation (as amended from time to time) enacted by any current or former member state of the European Union or European Economic Area, or any legislation (as amended from time to time) enacted at any time by any current or former member state of the European Union or European Economic Area to vary, replace, supersede or abolish any previous ARD implementing legislation, nor has any Group Company failed to comply with any duty to inform and/or consult any Employee, Employee representative, trade union, works council Employee association or other Employee-representative organisation or body, under any such legislation.

(k) Documents 5.2.1 and 18.1.18.1 in the Data Room includes a list of the names of each director and officer of each Group Company (if any) who left the Group Company during the three years up to and including the date of this agreement, the date on which such director or officer left and reasons for such director or officer ceasing to be associated with the Group Company.

(l) In the 12 months' period ending with the date of this agreement, no Group Company has started or completed collective consultations with any Employee, Employee representative, trade union, works council, Employee association or other Employee-representative organisation or body.

(m) The particulars of any redundancy policies, formula and payment set out in the Disclosure Letter are true, complete and accurate.

12. Pensions (General)

12.1 Details of each “employee benefit plan,” whether or not such term is defined in Section 3(3) of ERISA (whether or not subject to ERISA) and each other employee benefit or compensatory plan, arrangement, fund, practice, promise, agreement or scheme, including any bonus, deferred compensation, equity-based employment, termination, retention, change in control or severance agreement, or any other plan, program, policy, arrangement or contract that is established, maintained, sponsored, or contributed to by any Group Company, in each case, under which any Group Company has incurred or will incur or could incur any liability or responsibility, contributes to, or is obliged to contribute to, for the provision of any pension drawdown, lump sum, gratuity, death benefit, ill-health benefit, benefit on leaving service (whether voluntary or not) or other retirement benefit ("Relevant Benefits") in respect of, for the benefit of or by reference to any present or former Director, Employee, or consultant, in each case, to the extent material, are contained in the Data Room (the "Disclosed Schemes"). A complete and correct list of all Disclosed Schemes is set out in folders 5.4, 6.3, 9.1.2.9, 19.1.21, 19.1.22 and 19.1.29 of the Data Room.

12.2 With respect to each Disclosed Scheme, the Seller has provided the Buyer with true, complete and correct copies in the Data Room of (to the extent applicable): (i) all documents pursuant to which the Disclosed Scheme is maintained, funded and administered (including the plan and trust documents, any amendments thereto, the summary plan descriptions, and any insurance contracts or service provider agreements); (ii) the most recent annual reports (Form 5500 series) (with applicable attachments); (iii) the most recent determination, opinion, or advisory letter received from the Internal Revenue Service; (iv) the most recent reports with respect to the funded status of such Plan; and (v) all non-routine or material correspondence to and from any Competent Authority with respect to any Disclosed Scheme in the last two (2) years.

12.3 Other than the Disclosed Schemes, no Group Company is party to or has any actual or any contingent liability or responsibility in respect of any arrangement, fund, scheme, practice, promise or agreement for the provision of Relevant Benefits, and, so far as the

Seller is aware, no proposals or announcements have been made about the introduction, continuance, variation of, or payment of any contribution towards any such arrangement, fund, scheme, practice, promise or agreement.

12.4 No Disclosed Scheme is a UK occupational pension scheme, as defined in section 1 of the Pension Schemes Act 1993.

12.5 There is and during the Relevant Period there has been no outstanding claim or investigation by or from any Competent Authority in relation to the provision or absence of provision of Relevant Benefits by any Group Company or any Disclosed Scheme and there have been no communications with the Pensions Advisory Service, the Pensions Ombudsman, HMRC, and/or the Pensions Regulator in relation to such benefits. So far as the Seller is aware, there are no circumstances that may give rise to any such dispute, complaint or investigation and each Group Company has complied in all material respects with all applicable statutes and other laws which relate to the provision of Relevant Benefits and are in force and binding on any Group Company and with its obligations to, under and in respect of the Disclosed Schemes. The Group Companies have at all times complied with their auto enrolment obligations under the Pensions Act 2008 and associated legislation.

12.6 Each of the Disclosed Schemes:

(a) is, where applicable, registered with the relevant tax authorities;

(b) that is intended to be qualified under Section 401(a) of the IRS Code (a “Company Defined Contribution Plan”) is so qualified and such Disclosed Scheme is a prototype or volume submitter plan that may rely on an opinion or advisory letter received from the Internal Revenue Service, and, so far as the Seller is aware, nothing has occurred and no circumstance exists that could adversely affect the qualified status of the Disclosed Scheme;

(c) has been established, maintained, operated and administered materially in accordance with the terms of its governing documentation and Applicable Laws;

(d) so far as the Seller is aware, no event has occurred and no circumstance exists that could reasonably be expected to give rise to material liability or penalty under Applicable Law with respect to any Disclosed Scheme;

(e) has no material liabilities which are required to be funded and have not been; and

(f) save for insured benefits, is not liable to provide any benefits defined on a basis other than by reference to the contributions made and investment returns, such that in the case of a Disclosed Scheme in the UK all benefits are "money purchase benefits" within the meaning of section 181(1) of the UK Pension Schemes Act 1993.

12.7 All lump sum death benefits which are not "money purchase benefits" within the meaning of section 181(1) of the UK Pension Schemes Act 1993 are fully insured on standard terms with an insurance company regulated in the European Union or the United Kingdom and, so far as the Seller is aware, there is no reason why such insurance may be withdrawn or otherwise cease to apply (either generally or in any given case).

12.8 To the extent that pension contributions are paid by any Group Company to a Disclosed Scheme in the UK by way of a salary sacrifice or exchange arrangement, each such arrangement has been validly implemented in accordance with HMRC requirements.

12.9 In relation to any UK occupational pension scheme to which section 75 of the Pensions Act 1995 applies, has applied or can apply (a "UK Defined Benefit Pension Scheme"):

(a) no Group Company has ever contributed to, participated in, provided access to, had any (immediate or contingent) liability to, had employees who participated in or been in the same corporate group (to include all companies owned by the ultimate shareholder(s) and all companies down the chain) as, a UK Defined Benefit Pension Scheme;

and so far as the Seller is aware:

(b) no Group Company has ever been an "associate" of or "connected with" (as such terms apply in sections 38 to 51 of the Pensions Act 2004) an employer in relation to a UK Defined Benefit Pension Scheme;

(c) there are no circumstances that could or might result in any Group Company being issued with a contribution notice, financial support direction, restoration order or financial penalty by the Pensions Regulator under the Pensions Act 2004; and

(d) no officers or employees of any Group Company have engaged in any activity or conduct that constitutes an offence or gives rise to any liability under sections 58A to 58D (inclusive) of the Pensions Act 2004.

12.10 No current employee or director of a Group Company has a right, as a result of a "relevant transfer" for the purposes of either the Transfer of Undertakings (Protection of Employment) Regulations 1981 (before those regulations were revoked) or the Transfer of Undertakings (Protection of Employment) Regulations 2006 to: (i) a Retirement Benefit other than one relating to old age, invalidity or survivorship under an occupational pension scheme; or (ii) to a set amount of employer pension contributions under the UK Pensions Act 2004.

12.11 There are no pending or, so far as the Seller is aware, threatened actions, suits, investigations, disputes or claims with respect to any Disclosed Scheme (other than routine claims for benefits).

12.12 None of the Group Companies have in the last six (6) years been a party to or maintained, sponsored, contributed to or has been obligated to contribute to, or had any liability with respect to: (i) any plan subject to Title IV of ERISA, including a “multiemployer plan” (as defined in ERISA Section 3(37) and 4001(a)(3)); or (ii) a “multiple employer plan” (within the meaning of ERISA or the IRS Code);

12.13 None of the Group Company maintains, sponsors or contributes to: (i) any arrangement that provides medical, life insurance or other welfare benefits to any current or future retired or terminated employee (or any dependent thereof) other than as required pursuant to COBRA or other Applicable Laws; or (ii) an arrangement that is not either exempt from, or in compliance with, Section 409A of the IRS Code or that provides for indemnification for or gross-up of any taxes thereunder.

12.14 Neither the execution and delivery of this agreement nor transactions contemplated hereby, either alone or in conjunction with any other event, will: (i) result in any payment or benefit becoming due to any current or former director, officer, employee or independent contractor; (ii) materially increase any benefits otherwise payable under any Disclosed Scheme; or (iii) result in any acceleration of the time of payment, vesting or funding of any payment or benefit.

12.15 No amount paid or payable (whether in cash, in property, or in the form of benefits) in connection with the transactions contemplated hereby (either alone or in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the IRS Code.

13. Computer System

13.1 The Computer System is legally and beneficially owned by a Group Company, or validly licensed to a Group Company pursuant to written agreements and each of the Group Companies' will continue to have the right to use the Computer Systems following the execution of this agreement in materially the same manner as such Group Company used such Computer Systems as at the date of this agreement.

13.2 The Computer System performs materially in accordance with specifications and any other descriptions under which they have been supplied.

13.3 So far as the Seller is aware, the Computer Systems are free from, and use adequate available technology to prevent as far as is reasonably possible, any virus, trojan horse, worm or other software program, routine, file or code designed to permit unauthorised access or damage to the Computer Systems or destruction or corruption of any data stored on or processed by the Computer Systems.

13.4 The Computer Systems (and each part of them):

(a) have functioned consistently in all material respects (except for any pre-planned outage whilst maintenance or upgrade work has been carried out) since being installed and have not materially failed to function at any time during the Relevant Period; and

(b) have been and are being regularly maintained (including being fully and effectively patched) and have the benefit of appropriate support and maintenance agreements.

13.5 The Group Companies have in place documented policies and procedures (details of which have been Disclosed) for ensuring the security of the Computer Systems and the confidentiality and integrity of all data stored in or processed by them, and so far as the Seller is aware such policies and procedures have been and are being complied with in all material respects.

13.6 The Group Companies have, and have had for at least the Relevant Period, procedures for testing the security of the Computer Systems, and the results of such testing do not include any risks categorised as 'very high', 'high' or equivalent.

13.7 The Computer Systems employ technological measures such as data loss prevention software, to allow the Group Companies to identify potential loss of Personal Data and confidential information.

13.8 The Group Companies have in place documented back-up, business continuity and disaster recovery systems, arrangements, plans and procedures (details of which have been Disclosed) to enable the business of each Group Company to continue without material adverse change in the event of a failure of any of the Computer Systems or occurrence of any event or circumstance which might otherwise result in a failure of any of the Computer Systems. Such systems, arrangements, plans and procedures have been tested in the 12 months prior to the date of this agreement, and no material shortcoming has been revealed.

13.9 During the Relevant Period, each Group Company has complied at all material times with applicable cyber security laws, in all material respects.

13.10 In respect of the Computer Systems, a copy of the Company's disaster recovery and business continuity plan is Disclosed.

13.11 Computer contracts

(a) Complete and accurate copies of all Computer Contracts, other than Computer Contracts for unmodified, off-the-shelf software that is generally available on non-discriminatory pricing terms, are in folders 18.1.24 and 19.1.64 of the Data Room.

(b) The Computer Contracts are valid and binding and no material Computer Contracts will be breached, lost, terminated, rendered liable to any right of termination or assignment or their terms amended by virtue of the execution of this agreement.

(c) So far as the Seller is aware, no party to a Computer Contract is in material breach of its terms and no written dispute or claim has arisen in relation to any Computer Contract, nor is the Seller aware of any facts or circumstances which might give rise to any such allegation, notification, application, dispute or claim.

(d) Other than those expressly set out in the Computer Contracts there are no royalties, licence fees, other fees or other consideration (including non-monetary consideration) payable by any Group Company in connection with any of the Computer Systems.

14. Legal compliance and litigation

14.1 Each Group Company is conducting, and during the Relevant Period has conducted, the business of that Group Company in material compliance with all Applicable Laws. No event has occurred, and no condition or circumstance exists that would reasonably be expected to (with or without the passage of time) constitute or result directly or indirectly in a material violation by any Group Company of, or a material failure by any Group Company to comply with, any Applicable Law.

14.2 No Group Company has received written notice in the Relevant Period from any Competent Authority that it is in material violation of, or in material default with respect to any statute, regulation, order, decree or judgment of any Competent Authority and no Group Company, so far as the Seller is aware, is currently undergoing any investigation, enquiry, non-routine audit or non-routine visit by any Competent Authority.

14.3 No Group Company is currently engaged in (or has in the Relevant Period been engaged in) any litigation, arbitration or other dispute resolution process, or administrative or criminal proceedings, whether as claimant, defendant or otherwise.

14.4 So far as the Seller is aware, there are no complaints, claims, disputes, investigations, disciplinary proceedings or other facts or circumstances likely to lead to any claim, suit, litigation, prosecution, investigation, enquiry or arbitration involving any Group Company.

14.5 There are no unfulfilled or unsatisfied judgments or court orders outstanding against any Group Company or which may affect any of them.

14.6 No distress, distraint, charging order, garnishee order, execution or other process which a court or a similar body may use to enforce payment of a debt has been levied or (so far as the Seller is aware) applied for in respect of any asset of any Group Company.

15. Licences, consents and compliance

15.1 Each Group Company holds all material licences, permissions, authorisations and consents required for or in connection with the carrying on of its business as it is being carried on at Completion (together the "Licences").

15.2 No Group Company has, received any written notice that it is in material breach of any of the terms of the Licences or that such Licences might not be renewed in whole or in part or are likely to be revoked, suspended or cancelled.

16. Anti-Bribery and Corruption

16.1 During the Relevant Period no Group Company nor, so far as the Seller is aware, any of the relevant person’s directors, officers, employees, Associated Persons or any other person acting on such person’s behalf has engaged in any activity or conduct that has resulted or shall result in a violation of:

(a) any Anti-corruption Laws; and

(b) any Applicable Law relating to economic or trade sanctions, including the laws or regulations implemented by the Office of Foreign Assets Control of the United States Department of the Treasury and any similar Applicable Law or regulations in other jurisdictions.

16.2 During the Relevant Period, each Group Company has instituted and maintained appropriate policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, compliance by such Group Company and its directors, officers, employees and agents for the time being with all anti-money laundering, anti-bribery and Anti-corruption Laws in relation to the businesses of the Group.

16.3 No Group Company is the subject of any sanctions administered by HM Treasury, the United Nations, the European Union or the Office of Foreign Assets Control of the US Department of the Treasury.

16.4 During the Relevant Period, the Group Companies have not nor any of the Group Company's directors, officers, employees, Associated Persons, or any other person acting on such person’s behalf is or has been the subject of any investigation, inquiry, action or proceedings regarding any offence or alleged offence under anti-money laundering, counter-terrorist financing, sanctions or anti-fraud legislation, no such investigation, inquiry or proceedings have been threatened or are anticipated, and, so far as the Seller is aware, no facts exist which are likely to result in any Group Company or any person for whose acts or defaults such person may be vicariously liable becoming subject to any such investigation, inquiry, action or proceedings.

Part 3 - Tax Warranties

1. Accounts and liability for Tax

1.1 In the last 4 years, all Taxes for which a Group Company has been liable, and which have fallen due for payment (whether or not shown on any Tax Return) have been duly paid in full within applicable time limits.

1.2 In the last 4 years, all returns, notices, accounts, statements, computations, information, assessments and registrations which should have been made or provided by a Group Company to a Tax Authority by law for any Tax purpose have been made or provided within applicable time limits and were at the time accurate and complete in all material respects and none of them is, or so far as the Seller is aware is likely to be, the subject of any material dispute with any Tax Authority.

1.3 All records which a Group Company is required by law to keep for Tax purposes have been duly kept and are available for inspection at the premises of the relevant Group Company or remotely. In the last 4 years, no Group Company has paid or become liable to pay any material interest, penalty, surcharge or fine relating to Tax.

1.4 In the last 4 years, no Group Company has been subject to (or is currently subject to) any non-routine investigation, audit, enquiry or visit by any Tax Authority, and no Group Company has in the last 4 years been notified of any such non-routine investigation, audit, enquiry or visit planned. No Group Company is currently involved in a dispute or is under audit with the IRS or any other Tax Authority and any audits in the last 4 years (if any) have been completed and fully resolved with the applicable Tax Authority conducting such audit and all Taxes determined by such audit to be due from the Group Companies have been paid in full to the applicable Tax Authorities or adequate reserves therefor have been established and are reflected in the Accounts.

2. Deductions and withholdings

Each Group Company has (i) made all deductions and withholdings in respect, or on account, of any Tax from any payments made by it in the last 4 years which it is or was obliged by law to make, (ii) accounted in full to the appropriate Tax Authority for all amounts so deducted or withheld within applicable time limits and (iii) complied in all material respects with all information reporting and withholding requirements in respect of payments made by the Group Companies in the last 4 years.

3. Demerger

In the last 5 years, no Group Company has entered into a demerger under Part 23 CTA 2010 (or any equivalent provision in any jurisdiction).

4. Tax grouping

No Group Company (i) has any liability for the Taxes of any person (other than the other members of such group headed by CrownPeak Parent Holdings, Inc.) pursuant to Treasury Regulation Section 1.1502-6 (or any corresponding or similar provisions of state, local or foreign Tax Law), as a transferee or successor, by Contract (other than pursuant to any such agreement that does not have a principal purpose relating to Taxes or with customers, vendors, lenders, lessors or the like entered into in the ordinary course of business (each a “Customary Contract”)) or otherwise by operation of Law, and/or (ii) is, or has ever been, a member of a consolidated, combined, unitary, aggregate or affiliated group (within the meaning of Section 1504(a) of the Code) of which CrownPeak Parent Holdings, Inc. was not the ultimate parent corporation.

5. Completion

No charge to Tax will arise on any Group Company by virtue of the entering into and/or completion of this agreement.

6. Tax residence

6.1 Each Group Company has been resident solely in the jurisdiction of its incorporation and is not and has not been treated for any Tax purpose as resident (or dual-resident) in any other jurisdiction(s). No Group Company has a permanent establishment or other taxable presence and has at no time in the last 3 years incurred any liability to Tax, in any jurisdiction other than that in which it was incorporated.

6.2 As far as the Seller is aware, no written claim has ever been made by a Competent Authority in a jurisdiction where any Group Company does not file Tax Returns or pay Taxes of a particular type that such Group Company is or may be required to file such Tax Returns or pay such Taxes in that jurisdiction.

7. Secondary liability

7.1 In the last 4 years, no transaction, act, omission or event has occurred in consequence of which a Group Company was held to be secondarily liable for any Tax where some other company or person (other than another Group Company) was primarily liable for the Tax in question (whether by reason of any such company being or having been a member of the same group of companies or otherwise).

7.2 As far as the Seller is aware, no Group Company is a party to or bound by any Tax sharing or Tax allocation agreement (other than (i) pursuant to any Customary Contract, or (ii) where the sole beneficiary or beneficiaries is one or more Group Companies).

8. VAT and other sales tax

Each Group Company is a taxable person for the purposes of applicable VAT legislation in the jurisdictions in which it conducts business and all regulations, orders, notices and other provisions made under such legislation and is duly registered for the purposes of VAT in such jurisdiction, in each case as required by applicable law. For purposes of this paragraph 8, “VAT” shall not include any United States goods and sales tax and sales and use tax or any similar tax in the United States.

9. Stamp tax

Each Group Company has duly paid all stamp duty and all equivalent transfer taxes in respect of all documents which are liable to stamp duty or equivalent transfer taxes and are necessary to establish or evidence the right, title or interest of a Group Company to or in its properties, undertaking or assets, and such documents were duly and properly stamped within the requisite period for stamping and all such duty together with any interest and penalties have been duly paid.

10. Tax avoidance

No Group Company has been a party to, a promoter of, or been involved in, any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4 or any other transaction, scheme or arrangement of which the main purpose (or one of the main purposes) is the avoidance of a liability to Tax.

11. Foreign Companies

No Subsidiary of any Group Company that was organized in a jurisdiction other than the United States is a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code.

12. Tax Credits

As far as the Seller is aware, all claims made by a Group Company in the last 4 years for a research and development tax relief or research and development tax credit under any legislation relating to reliefs or credits for research and development in the United Kingdom or elsewhere) were valid when made.

13. Payroll Tax

So far as the Seller is aware, each relevant Group Company acted in accordance with their legal obligations to determine whether any individual engaged by that Group Company as a consultant, contractor or otherwise on a self-employed basis was, at the time of their engagement, properly so categorised and was not an employee or worker of such Group Company for tax purposes.

14. Miscellaneous

14.1 There are no Encumbrances for Taxes against any of the assets of, or equity interests in, any Group Company other than Encumbrances for Taxes not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with US GAAP.

14.2 No Group Company has in the last 4 years constituted either a “distributing corporation” or a “controlled corporation” in a transaction (or series of transactions) intended to be governed in whole or in part by Section 355 or Section 361 of the Code (or any similar provision of state, local or foreign Applicable Law).

14.3 Since the Accounts Date, no Group Company has: (A) changed any method of accounting for Tax purposes; (B) entered into any “closing agreement” under Section 7121 of the Code (or similar provision of state, local or foreign Applicable Law) with any Competent Authority with respect to any Tax matter; (C) surrendered a right to a material Tax refund; (D) filed an amended Income Tax Return or other material Tax Return; or (E) changed an accounting period with respect to any Tax.

14.4 Each Group Company is in compliance in all material respects with all applicable escheat and unclaimed property laws and regulations.

14.5 There is not currently in effect any waiver of the statute of limitations in respect of the assessment or collection of any Taxes or the filing of any Tax Returns, of the Group Companies (other than automatic extensions obtained in the ordinary course of business).

14.6 No Group Company (nor Buyer, in respect of the Group Companies) will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of: (A) any change in method of accounting made prior to the Closing Date for a taxable period ending on or prior to the Closing Date, including pursuant to Section 481 of the Code (or any corresponding or similar provisions of state, local or foreign Tax Law) in relation to transactions or events prior to the Closing, (B) any use of an improper method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date; (C) any “closing agreement,” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) executed on or prior to the Closing Date, (D) gain recognition agreement to which any Group Company is a party under Section 367 of the Code (or any corresponding or similar provision of income Tax Law), or (E) any installment sale or open transaction disposition made on or prior to the Closing Dat No Group Company will be required to make any payment after the Closing Date as a result of an election under Section 965 of the Code.

Part 4 - Buyer Warranties

1. Capacity of the Buyer

1.1 The Buyer has the requisite power and authority to enter into and perform its obligations under this agreement and the other Transaction Documents to which it is a party.

1.2 The obligations of the Buyer under this agreement constitute, and the obligations of the Buyer under the other Transaction Documents to which it is a party, shall constitute when delivered, valid and binding obligations of the Buyer in accordance with their respective terms.

1.3 The execution and delivery of, and the performance by the Buyer of its obligations under, this agreement and the other Transaction Documents to which it is a party shall not:

(a) result in a material breach of any provision of the constitutional documents of the Buyer;

(b) result in a material breach of, or constitute a default under, any instrument to which the Buyer is a party or by which the Buyer is bound;

(c) result in a breach of any order, judgment or decree of any court or governmental authority to which the Buyer is a party or by which the Buyer is bound; or

(d) require the consent of its shareholders or any other person except such consent as has already been given.

1.4 The Buyer has obtained all necessary approvals, consents or permissions (including any such approvals, consents or permissions required from its shareholders), whether formal or informal, to enter into this agreement and carry out its obligations hereunder.

2. Solvency of the Buyer

No Insolvency Event has occurred in relation to the Buyer.

3. Consideration Shares

3.1 The Consideration Shares are or will be issued as fully paid, with full title guarantee, free from all liens, equitable interests, charges, encumbrances, options, rights of pre-emption and any other third party rights or interests of any nature whatsoever, and together with all rights or interests of any nature whatsoever attaching or accruing to such Consideration Shares at Completion or thereafter attaching or accruing thereto, including (without limitation) voting rights and the right to receive and retain all dividends and other distributions (if any) announced, authorised, declared, paid or made or which become payable, or any return of capital (whether by reduction of share capital or share premium account or otherwise) made, by the Buyer in respect of a Consideration Share by reference to a record date falling on or after the Completion Date.

3.2 The issuance and allotment of the Consideration Shares and the issuance of the Loan Notes in accordance with the terms of this agreement are in accordance with Applicable Law and will not result in a breach of any provision of the constitutional documents of the Buyer or of Applicable Law or of the requirements of any Competent Authority or of any instrument to which the Buyer is a party or by which the Buyer is bound.

3.3 The Buyer has obtained all necessary approvals, consents, waivers or permissions (including, without limitation, any such approvals, consents or permissions required from its shareholders, under Applicable Law or from any Competent Authority) to issue the Consideration Shares and the Loan Notes to the Buyer.

4. Anti-Bribery and Corruption

4.1 Neither the Buyer nor any member of the Buyer’s Group nor, so far as the Buyer is aware, any of the relevant person’s directors, officers, employees, Associated Persons or any other person acting on such person’s behalf has engaged in any activity or conduct that has resulted or shall result in a violation of:

(a) any Anti-corruption Laws; and

(b) any applicable law or regulations relating to economic or trade sanctions, including the laws or regulations implemented by the Office of Foreign Assets Control of the United States Department of the Treasury and any similar laws or regulations in other jurisdictions.

4.2 During the Relevant Period, the Buyer and each member of the Buyer’s Group has instituted and maintained appropriate policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, compliance by such member of the Buyer’s Group and its directors, officers, employees and agents for the time being with all anti-money laundering, anti-bribery and Anti-corruption Laws in relation to the businesses of the Buyer’s Group.

4.3 Neither the Buyer nor any member of the Buyer’s Group is the subject of any sanctions administered by HM Treasury, the United Nations, the European Union or the Office of Foreign Assets Control of the US Department of the Treasury.

4.4 Neither the Buyer’s nor any member of the Buyer’s Group nor, so far as the Buyer is aware, any of its or their directors, officers, employees, Associated Persons is or has been the subject of any investigation, inquiry, action or proceedings regarding any offence or alleged offence under anti-money laundering, counter-terrorist financing, sanctions or anti-fraud legislation.

5. Legal compliance and litigation

5.1 The Buyer and each member of the Buyer’s Group (and, so far as the Buyer is aware, its and their directors and employees) is conducting, and during the Relevant Period has conducted, the business of the Buyer and each member of the Buyer’s Group in material compliance with all Applicable Laws. No event has occurred, and no condition or circumstance exists that would reasonably be expected to (with or without the passage of time) constitute or result directly or indirectly in a material violation by the Buyer or any member of the Buyer’s Group (or, so far as the Buyer is aware, a material violation by any director or employee or consultant of the Buyer or the member of the Buyer’s Group) of, or a material failure by the Buyer or of the Buyer’s Group (or, so far as the Buyer is aware, a material failure by any director, officer, employee or consultant of the Buyer or the Buyer’s Group) to comply with, any Applicable Law.

5.2 Neither the Buyer nor any member of the Buyer’s Group (nor, so far as the Buyer is aware, its or their directors, officers, employees or consultants) has received written notice in the Relevant Period from any Competent Authority that such person is in material violation of, or in material default with respect to any statute, regulation, order, decree or judgment of any Competent Authority (if and to the extent that it relates or is connected to the Buyer or a member of the Buyer’s Group).

5.3 Save if and to the extent specifically disclosed in any of the Buyer’s reports prepared under section 13(a) or 15(d) of the Securities Exchange Act of 1934 of the United States of America (Form 20-F or Form 6-K) and/or as published on the Buyer’s website or otherwise in the public domain, in respect of the Relevant Period, neither the Buyer nor any member of the Buyer’s Group (nor, so far as the Buyer is aware, its or their directors or officers (in their capacity as such)) is engaged in (or has in the Relevant Period been engaged in) any material litigation, arbitration, enquiry or other dispute resolution process, or administrative or criminal proceedings, whether as claimant or defendant (if and to the extent that it relates or is connected to the Buyer or a member of the Buyer’s Group) and excluding debt collection or other matters in the ordinary course of business.

schedule 3

Limitations on liability

1. Maximum Claims

1.1 The total aggregate liability of the Seller in respect of all [***] shall not exceed [***], including all costs, fees and expenses reasonably and properly incurred by the Buyer in respect of such Insured Claims.

1.2 Subject to paragraphs 1.1 and this paragraph 1.2 and without prejudice to paragraph 2 of this schedule 3, the maximum aggregate liability of the Seller for all Claims which are not Insured Claims shall not exceed an aggregate amount equal to [***] and the maximum aggregate liability of the Seller for the following Claims shall be further limited to:

(a) in the case of all [***], an aggregate amount equal to [***];

(b) in the case of all [***], an aggregate amount equal to [***];

(c) in the case of any and all [***], an aggregate amount equal to [***];

(d) in the case of all RL Indemnity Claims, an aggregate amount equal to [***];

(e) in the case of all [***], an aggregate amount equal to [***];

(f) in the case of all [***], an aggregate amount equal to [***]; and

(g) in the case of all [***] and [***], an aggregate amount equal to [***]; and

(h) in the case of all [***], an aggregate amount equal to [***].

2. Claims thresholds

2.1 The Buyer shall not be entitled to recover in respect of any Excluded Claim (or series of related Excluded Claims with respect to related facts or circumstances) for an amount (including any costs and expenses of the Buyer’s Group relating to such Excluded Claims) less than [***].

2.2 The Buyer shall not be entitled to recover in respect of any Excluded Claim unless and until the aggregate amount of all such Excluded Claims exceeds an amount (including any costs and expenses of the Buyer’s Group relating to such Excluded Claims) equal to [***], but once the aggregate amount of all such Excluded Claims has exceeded such sum, the Seller shall be liable under the Excluded Claim in respect of the full amount of all such Excluded Claims and not only the amount by which such sum is exceeded.

3. Time limits

3.1 Subject to paragraphs 22.1 and 22.2 of this schedule 3, no Claim nor any Tax Claim shall be brought against the Seller (including in respect of any of the Seller Warranties) unless the Buyer has given written notice to the Seller of such Claim or claim under the Tax Covenant in accordance with the requirements of paragraph 4 of this schedule 3 and as soon as reasonably practicable but in any event no later than:

(a) in the case of a [***] under the [***], on or before the date falling [***] after the date of this agreement;

(b) in the case of a [***], on or before the date falling [***] after the date of this agreement;

(c) in the case of a [***] (other than a [***]), on or before the date falling [***] after the date of this agreement;

(d) in the case of a [***], on or before the first Business Day falling [***] after the Completion Date ;

(e) in the case of a [***]: (x) on or before the first Business Day falling [***] after the Completion Date if no [***]; or (y) upon the completion of any [***] with respect to the matters that are the subject of the [***] that has started prior to two years after the Completion Date;

(f) in the case of a [***], on or before the first Business Day falling [***] after the Completion Date;

(g) in the case of any and all [***], on or before the date falling [***] after the date of this agreement;

(h) in the case of a [***], on or before the date falling [***] after the date of this agreement;

(i) in the case of a [***], on or before the date falling [***] after the date of this agreement;

(j) in the case of an [***], on or before the date falling [***] after the date of this agreement;

(k) in the case of any and all [***], on or before the date falling [***] after the date of this agreement;

(l) in the case of any and all [***], on or before the date falling [***] after the date of this agreement; and

(m) in the case of any Claim (other than a [***]), on or before the date falling [***] after the date of this agreement.

4. Notice content requirements

4.1 Any written notice of a Warranty Claim or Tax Claim or Indemnity Claim shall specify in reasonable detail:

(a) the nature of the Warranty Claim or Tax Claim or Indemnity Claim; and

(b) the Buyer’s good faith estimate of the amount of Losses which is, or will be, the subject of the Warranty Claim or Tax Claim or Indemnity Claim.

4.2 Any failure by the Buyer or any member of the Buyer' Group to comply with the requirements of paragraph 4 above shall not in any way invalidate or prejudice the relevant Warranty Claim or Tax Claim or Indemnity Claim, save where the Seller’s liability is increased as a result of such failure by the Buyer, in which case the Seller shall not be liable to the extent of such increase in its liability.

5. Contingent liabilities

5.1 The Seller shall not be liable in respect of a Claim or Tax Claim or Indemnity Claim if and to the extent that such liability is contingent or unquantifiable, unless and until such liability becomes an actual and quantifiable liability and is due and payable within:

(a) in the case of a [***] under the Business Warranties, on or before the date falling [***] after the date of this agreement;

(b) in the case of a [***], on or before the date falling [***] after the date of this agreement;

(c) in the case of a [***] (other than a [***]), on or before the date falling [***] after the date of this agreement;

(d) in the case of a [***], on or before the first Business Day falling [***] after the Completion Date ;

(e) in the case of a [***]: (x) on or before the [***]; or (y) upon the completion of any [***] that has started prior to two years after the Completion Date;

(f) in the case of a [***], on or before the first Business Day falling [***] after the Completion Date;

(g) in the case of a [***], on or before the date falling [***] after the date of this agreement;

(h) in the case of a [***], on or before the date falling [***] after the date of this agreement;

(i) in the case of a [***], on or before the date falling [***] after the date of this agreement;

(j) in the case of an [***], on or before the date falling [***] after the date of this agreement;

(k) in the case of a [***], on or before the date falling [***] after the date of this agreement;

(l) in the case of an [***], on or before the date falling [***] after the date of this agreement; and

(m) in the case of any Claim (other than a [***]), on or before the date falling [***] after the date of this agreement,

provided that this shall not operate to limit the Buyer from giving notice of a Warranty Claim or Tax Claim or Indemnity Claim within the time limits set out in paragraph 3 of this schedule 3 (and in accordance with the requirements of paragraph 4 of this schedule 3) in respect of a liability which is contingent or unascertained at the time that such written notice of the Warranty Claim or Tax Claim or Indemnity Claim is given.

6. Commencement of proceedings

6.1 Any written notice of a Warranty Claim or Tax Claim or Indemnity Claim shall (if it has not been previously satisfied, settled or withdrawn) be deemed to be irrevocably withdrawn nine months after the later of:

(a) the date on which written notice of the Warranty Claim or Tax Claim or Indemnity Claim is given in accordance with paragraph 3.1 of this schedule 3; and

(b) for any Warranty Claim or Tax Claim in respect of which the Seller is not liable by virtue of paragraph 2 of this schedule 3, the date on which paragraph 2 of this schedule 3 ceases to apply to such Warranty Claim or Tax Claim;

(c) subject to paragraph 5.1 of this schedule 3, in the case of a contingent liability, the date the relevant contingent liability becomes an actual liability and is due and payable;

(d) in the case of a Warranty Claim or Tax Claim or Indemnity Claim based on a liability to a third party, the date on which such liability becomes due and payable,

unless at such time legal proceedings in respect of such Warranty Claim or Tax Claim or Indemnity Claim have been commenced by being both properly issued and validly served.

7. Conduct of Third Party Claims

7.1 Subject to paragraph 7.3 and paragraph 8 of this schedule 3, if the Buyer or any of its Affiliates (including, from Completion, any Group Company) becomes aware of any claim, action or demand against it or any matter which the Buyer considers (acting reasonably) is likely to give rise to any Warranty Claim under the Seller Warranties (other than the Tax Warranties) (a "Third Party Claim"), then the Buyer shall:

(a) as soon as reasonably practicable, give written notice to the Seller of such Third Party Claim giving, so far as possible, reasonable details thereof;

(b) conduct the defence of such Third Party Claim in good faith, and keep the Seller reasonably informed of the progress of such Third Party Claim, including by forwarding to the Seller copies of all material written communications, notices and court filings (including court papers) relating to such Third Party Claim;

(c) not dispose of, compromise, settle or appeal, the Third Party Claim without consulting the Seller; and

(d) consult with the Seller in relation to the conduct of (including any negotiations and/or proceedings arising in connection with, and in relation to any material step and its defence) such Third Party Claim and take into consideration any reasonable comments received from the Seller in good faith, provided that the Buyer shall have sole control of the conduct of such Third Party Claim and shall have the final decision (acting in its sole discretion) in respect of all relevant matters in connection with such Third Party Claim;

7.2 In relation to any Third Party Claim, the Seller shall use its reasonable endeavours to provide the Buyer and the Company with all co-operation, information, documentation and assistance as may be reasonably requested in writing by the Buyer and/or the Company in connection therewith.

7.3 The provisions of this paragraph 7 shall not apply in relation to any Insured Claim for which recovery is required to be sought by the Buyer under the terms of the W&I Insurance Policy and pursuant to paragraphs 22.1 and 22.2 of this schedule 3.

7.4 The obligations of the Buyer under paragraph 7.1 of this schedule 3 shall apply subject to Applicable Law.

8. Conduct of matters relating to certain Indemnity Claims

8.1 The Seller shall be entitled at its own expense and in its absolute discretion, by giving prior written notice to the Buyer, to take such action as it deems necessary to avoid, dispute, deny, defend, resist, appeal, compromise or contest matters relating to the [***] (including making counterclaims or other claims against third parties) in the name of and on behalf of the Buyer (or relevant Group Company) and to have the conduct of any related proceedings, negotiations or appeals. If such a notice is given:

(a) the Seller shall:

(i) keep the Buyer reasonably informed of the progress of matters relating to the [***] (as applicable); and

(ii) consult with the Buyer in relation to the conduct of matters relating to the [***] (as applicable) and take account of the reasonable representations of the Buyer;

(b) the Buyer shall, or shall procure that the Group Company shall:

(i) delegate the conduct of any proceedings in respect of matters related to the [***] (as applicable) to the Seller;

(ii) instruct such professional or legal advisers as the Seller may nominate (subject to the consent of the Buyer, such consent not to be unreasonably withheld, conditioned or delayed) to act in relation to the relevant proceedings in accordance with the instructions of the Seller (provided the Buyer shall be entitled to engage its own separate legal and professional advisors, at its own cost and expense);

(iii) notwithstanding clause 22, preserve all documents, records, correspondence, accounts, electronically stored data and other information which is in the possession of the relevant Group Company relevant to the matters relating to the [***] (as applicable); and

(iv) notwithstanding clause 22, subject to all their reasonable costs and expenses being paid by the Seller, give the Seller all such information and assistance including access to premises and personnel, and the right to examine and copy or photograph any assets, accounts, documents and records, as the Seller may reasonably request.

8.2 Paragraph 8.1 shall cease to apply in respect of a [***] (as applicable), and the Buyer (or relevant Group Company) may (subject to paragraph 7) in its absolute discretion do anything in respect of such [***] (as applicable), if and to the extent that the Seller has not notified the Buyer in writing of its intention to exercise its rights under paragraph 8.1.

8.3 The Buyer shall have conduct of any proceedings in respect of matters relating to the [***] and shall have discretion to take such action as it deems necessary to avoid, dispute, deny, defend, resist, appeal, compromise or contest matters relating to the [***]. The Seller shall be entitled, at its own expense and in its absolute discretion, to give written notice to the Buyer that it wishes to be jointly involved in the conduct of such proceedings. If the Seller provides such notice, the Buyer shall:

(a) keep the Seller fully informed of and involved in the progress and conduct of matters (including (without limitation) as to status, time commitment, expenses, strategy and communications with claimants) relating to the [***] and take into account the reasonable representations of the Seller;

(b) not take any material actions relating to such proceedings without the prior written consent of the Seller (such consent not to be unreasonably withheld, conditioned or delayed),

and in any event (whether or not such a notice is given) the Buyer shall:

(c) not take steps to settle or compromise or enter into any settlement or compromise agreement or arrangement in relation to any such proceedings without the prior written consent of the Seller;

(d) not be entitled to appoint professional or legal advisers in relation to any such proceedings without the prior written consent of the Seller (the Seller acting in good faith with consent not to be unreasonably withheld, conditioned or delayed); and

(e) not take any action that would (or could reasonably be expected to) materially adversely prejudice the volume and/or size of a claim (or claims) in connection the [***].

9. No double recovery and no double counting

9.1 The Buyer agrees that neither it nor any of its Affiliates shall be entitled to recover damages or otherwise claim reimbursement or restitution (including in connection with the Completion Accounts) in respect of a damage or loss to the extent of the amount the Buyer or any of its Affiliates has already recovered in respect of the same damage or loss.

9.2 No amount (including any Relief) shall be taken into account, set off or credited more than once under this agreement (including in connection with the Completion Accounts) or the other Transaction Documents, with the intent that there will be no double counting under this agreement or the other Transaction Documents.

10. Other compensation

The Seller shall not be liable in respect of a Warranty Claim or Indemnity Claim if the subject of such Warranty Claim or Indemnity Claim has been or is made good or is otherwise compensated for without cost to the Buyer or any Group Company.

11. Changes in legislation

The Seller’s liability for any Warranty Claim or Indemnity Claim shall not be increased as a result of:

(a) the passing of, or a change in, any law, rule, regulation, treaty, constitution, order or administrative action, not in force on or prior to the date of this agreement;

(b) any change after the date of this agreement of any interpretation or application of any of the foregoing or in the enforcement policy or practice of the relevant authorities;

(c) the withdrawal of any extra-statutory concession or other agreement or arrangement currently granted by or made with any governmental authority (including any Tax Authority) whether or not having the force of law, at or after the date of this agreement; and

(d) a change after the date of this agreement in the rate of Tax.

12. Mitigation

Nothing in this agreement shall, or shall be deemed to, relieve or abrogate the Buyer of any common law duty to mitigate any loss or damage arising from, or in respect of, a Warranty Claim or Indemnity Claim or any other provision of this agreement.

13. Certain losses

The Seller shall not be liable for any Warranty Claim or Indemnity Claim for any loss which constitutes: (i) punitive or aggravated damages; (ii) loss of business reputation; (iii) indirect or consequential loss; or (iv) loss of profit, goodwill, opportunity or reputation.

14. Opportunity to remedy breaches

The Seller shall not be liable in respect of a Fundamental Warranty Claim or any Claim (including any Indemnity Claim) that is not an Insured Claim, or such liability will be reduced, if and to the extent that the fact or circumstance giving rise to the Fundamental Warranty Claim or any Claim (including any Indemnity Claim) that is not an Insured Claim is capable of remedy and is remedied (without cost or damage to the Buyer or any member of the Buyer’s Group) within 15 Business Days after written notice of the Fundamental Warranty Claim or Claim (including any Indemnity Claim) that is not an Insured Claim is given to the Seller.

15. Buyer knowledge

15.1 The Seller shall not be liable in respect of a Warranty Claim if and to the extent that the Buyer is at Completion actually aware of any fact or circumstance which the Buyer knew would give rise to such Warranty Claim.

15.2 For these purposes, the Buyer’s actual awareness is deemed to include the actual knowledge of [***].

15.3 The Buyer confirms to the Seller that it is not actually aware of any fact or circumstance which it knows constitutes a breach of any Seller Warranties as at the date of this agreement.

16. Accounts

The Seller shall not be liable in respect of a Warranty Claim or Indemnity Claim if and to the extent that a specific provision or reserve has been made in the Accounts or the Management Accounts, or such a provision or reserve is made in the Completion Accounts.

17. Acts of the Buyer

17.1 The Seller shall not be liable in respect of a Warranty Claim or Indemnity Claim if it would not have arisen but for, or is increased, as a result of, any act:

(a) by the Seller, any of its Affiliates (including for these purposes any Wider K1 Person), or any directors, officers, employees, consultants, agents, representatives, advisers of the foregoing, occurring with the written consent or at the written request or direction of the Buyer or any person acting on behalf of the Buyer after the date of this agreement;

(b) by the Buyer, a member of the Buyer’s Group, or any representatives of any of the foregoing on or after signing of this agreement, excluding any such act or omission which:

(i) was to comply with laws or regulations or pursuant to a legally binding obligation, commitment or arrangement to which the Buyer entered into on or before the date of this agreement; or

(ii) was in the ordinary course of business of such person;

(c) by the Buyer in breach of any of its obligations under this agreement or any other Transaction Document

17.2 If the Seller has paid an amount in discharge of a Warranty Claim or Indemnity Claim, and the Buyer or a member of the Buyer’s Group subsequently recovers or may be entitled to recover from a third party a sum that compensates the Buyer or relevant member of the Buyer’s Group in respect of the Losses which are the subject of the Warranty Claim or Indemnity Claim, the Buyer shall, or shall procure that the relevant member of the Buyer’s Group shall:

(a) promptly give the Seller written notice of such fact and provide such information as the Seller may reasonably require and as is reasonably available to the Buyer;

(b) use reasonable endeavours to recover such sum from the relevant third party, save where to do so would have a material adverse effect on the business and/or goodwill of any member of the Buyer's Group; and

(c) pay to the Seller as soon as practicable after receipt of such sum an amount equal to:

(i) if the amount paid by the Seller in respect of the Warranty Claim or Indemnity Claim is more than the Sum Recovered, the Sum Recovered; and

(ii) if the amount paid by the Seller in respect of the Warranty Claim or Indemnity Claim is equal to or less than the Sum Recovered, the amount previously paid by the Seller to the Buyer.

(d) For the purposes of this paragraph 17.2, “Sum Recovered” means an amount equal to the total amounts recovered from the third party, less:

(i) all costs and expenses reasonably incurred by the Buyer or the relevant member of the Buyer’s Group in obtaining such recovery;

(ii) any Tax charged on the amounts recovered in the hands of the Buyer or any member of the Buyer’s Group (including any Tax which would have been payable in the absence of any Buyer’s Relief) and not compensated for by the third party under a gross-up provision or similar; and

(iii) where the third party is an insurer, any increase in insurance premia as a result of the insurance claim giving rise to the recovery.

18. No repeated Warranty Claims or Indemnity Claims

No new Warranty Claim or Indemnity Claim on materially the same grounds may be made in respect of the same specific fact or circumstance which was the subject of a previous Warranty Claim or Indemnity Claim which has been waived or withdrawn (or deemed to be irrevocably withdrawn pursuant to paragraph 6 of this schedule 3).

19. Recovery under insurance

The Seller shall not be liable in respect of an Indemnity Claim if and the extent that the amount of such Indemnity Claim (or any Losses in respect of such Indemnity Claim) is covered or recoverable by the Buyer or any Group Company under a policy of insurance, or would have been recoverable if the policies of insurance by or for the benefit of the relevant Group Company and details of which have been provided (including via the Data Room) to the Buyer on or prior to the date hereof had been maintained after Completion on overall no less favourable terms than those existing at the date of this agreement.

20. Exclusion for fraud

Nothing in this schedule 3 shall have the effect of limiting, restricting or excluding any liability of the Seller which is the consequence of Fraud on the part of the Seller or any of its Affiliates.

21. Representatives

21.1 The Seller undertakes and agrees that, with effect from Completion, (in the absence of Fraud) it has no rights against, and shall not make any claim against, any current or former directors, officers, employees, consultants, agents and Advisers of or to the Buyer or any of its Affiliates or Connected Persons on whom it may have relied and in connection with such reliance before agreeing to any term of this agreement or any other Transaction Document or entering into this agreement or any other Transaction Document, other than under the terms of this Agreement or any other Transaction Document or any other direct contractual obligation existing between the Buyer and the relevant person (not being a director, officer, employee, consultant agent or Adviser of or to any Group Company).

21.2 The Buyer undertakes and agrees that, with effect from Completion, (in the absence of Fraud) it has no rights against, and shall not make any claim against, any current or former directors, officers, employees, consultants, agents and Advisers of the Seller or any of its Affiliates or Connected Persons (including for these purposes any Wider K1 Person) on whom it may have relied and in connection with such reliance before agreeing to any term of this agreement or any other Transaction Document or entering into this agreement or any other Transaction Document, other than under the terms of this Agreement or any other Transaction Document or any other direct contractual obligation existing between the Buyer (or after Completion any of the Group Companies) and the relevant person.

21.3 Paragraphs 21.1 and 21.2 of this schedule 3 confer a benefit on the persons named therein who are not party to this agreement and are intended to be enforceable by them by virtue of the Contracts (Rights of Third Parties Act) 1999.

22. Warranty and Indemnity Insurance

22.1 Notwithstanding any other provision of this Agreement, the Buyer acknowledges, agrees and undertakes that, save in the case of Fraud, the sole and exclusive remedy of the Buyer and its Affiliates for any Insured Claim in excess of £1.00 shall be a claim under the W&I Insurance Policy. Irrespective of whether the W&I Insurance Policy is in effect as at the date of this agreement or responds to or covers any Insured Claim, the Buyer, on behalf of itself and its Affiliates hereby, to the fullest extent permitted by Applicable Law, waives and agrees not to assert any action, proceeding or arbitration of any kind, and any and all rights, claims or causes of action they may not have or hereafter have (including any such rights, claims or causes of action arising under or based on common law or equity) against the Seller, its Affiliates (including for these purposes any Wider K1

Person) or their respective directors, partners, officers and employees related to, arising out of, or in connection with any Insured Claim.

22.2 The Buyer acknowledges and agrees that paragraph 22.3 of this schedule 3 and this paragraph 22.2 has full force and effect and will not be limited, affected or otherwise prejudiced:

(a) by any failure, for any reason, of the W&I Insurance Policy to remain in full force and effect at any time before or after Completion (including if the W&I Insurance Policy is or becomes invalid due to insolvency, breach or default of any person);

(b) irrespective of the validity and enforceability of the W&I Insurance Policy, its terms and conditions and whether or not it responds to an Insured Claim or to any liability or less which the Buyer or a member of the Buyer’s Group or its Affiliates suffers or incurs; and

(c) notwithstanding that the Buyer is or may be unable for any reason to pursue or obtain a recovery under the W&I Insurance Policy (including because of relevant exceptions, qualifications or exclusions or the creditworthiness of or non-performance by any person).

22.3 The Buyer shall ensure that the W&I Policy contains the W&I Subrogation Provision.

22.4 As soon as reasonably practicable following the date of this agreement (and, in any event, within 10 Business Days of the date of this agreement), the Buyer shall:

(a) enter into the W&I Policy and provide evidence that the W&I Policy has been incepted;

(b) provide the Seller with a copy of the executed W&I Policy; and

(c) pay W&I Premium Amount and W&I Premium Expenses to the W&I Insurer,

and during such period the Seller undertakes, subject to Applicable Law, to promptly provide such cooperation and assistance as may be reasonably requested by the Buyer in connection with the execution and inception of the W&I Policy.

22.5 The Buyer undertakes to the Seller:

(a) to maintain the W&I Insurance Policy in full force and effect for the term of the policy as put in effect in accordance with paragraph 22.4 and, save as set out in this agreement with regards to the W&I Premium Amount and W&I Expenses, pay all insurance premiums to the W&I Insurer as required under the W&I Insurance Policy; and

(b) not to terminate, vary, waive or amend any provision of the W&I Insurance Policy,

without the prior written consent of the Seller (not to be unreasonably withheld, conditioned or delayed).

22.6 Except in the case of Fraud by or on behalf of the Seller, any risk as to the obtaining, validity or the collectability of any amounts under the W&I Insurance Policy shall be borne exclusively by the Buyer.

22.7 Nothing in paragraphs 6, 7, 12, 14, 17 or 18 of this schedule 3 shall require the Buyer (or any Group Company) to take, procure or permit the taking of any action, or omit to take any action in connection with or arising from an Insured Claim, which:

(a) would be inconsistent with its and/or any Group Company's rights or obligations under the W&I Insurance Policy in a manner that could reasonably be expected to prejudice any right of the Buyer and/or any Group Company to make recovery under the W&I Insurance Policy; or

(b) could otherwise be reasonably be expected to prejudice any right of the Buyer and/or any Group Company to make recovery under the W&I Insurance Policy,

provided always, for the avoidance of doubt, that (save in the case of Fraud) the sole and exclusive remedy of the Buyer and its Affiliates for any Insured Claim in excess of £1.00 shall be a claim under the W&I Insurance Policy irrespective of whether the W&I Insurance Policy responds to or covers such claim.

23. Claims against the Buyer

23.1 No claim for breach of the Buyer Warranties or otherwise under this agreement may be brought against the Buyer unless the Seller has given written notice to the Buyer of such claim by no later than the date falling [***] after the date of this agreement, [***].

23.2 The maximum liability of the Buyer for all claims for breach of the Buyer Warranties or otherwise under this agreement (except for its obligations under clauses 3.2 and 5.2(b)) shall not exceed an amount equal to [***].

23.3 Nothing in this paragraph shall have the effect of limiting, restricting or excluding any liability of the Buyer which is the consequence of Fraud on the part of the Buyer or any of its Affiliates.

24. General

24.1 Each provision of this schedule 3 shall be read and construed without prejudice to each of the other provisions of this schedule 3.

24.2 Where it is necessary to determine whether a monetary limit or threshold set out in this schedule 3 has been reached or exceeded (as the case may be) and the value of the relevant Claim or any of the relevant Claims is expressed in a currency other than USD, the value of each such Claim shall (save as where otherwise agreed in writing between the Buyer and the Seller) be translated into USD by reference to the average of the mid-market spot exchange rates (as published by Bloomberg at 4:00 p.m. (London time)) for the 30 day period preceding the date of receipt by the Seller of a written notification from the Buyer in accordance with paragraph 3.1 of this schedule 3 of the relevant Claim.

24.3 The provisions contained in this schedule 3 shall continue to apply after Completion on the terms of this schedule 3.

schedule 4

Completion obligations

Part 1 - Seller’s obligations

1. At Completion, the Seller shall:

(a) deliver or make available to the Buyer (or the Buyer's Lawyers):

(i) stock transfer power, in agreed form, duly executed by each of the Seller;

(ii) a counterpart of the Disclosure Letter, in agreed form, duly executed by the Seller;

(iii) the Principal Loan Amended and Restated Credit Agreement, in agreed form;

(iv) the prepayment notice relating to the Principal Loan Partial Repayment, in agreed form, duly executed by the Seller;

(v) the Intercreditor Agreement signed by the Seller and Monroe Capital Management Advisors, LLC;

(vi) a counterpart of the Registration Rights Agreement, in agreed form, duly executed by the Seller;

(vii) resolutions, in agreed form, evidencing termination of the Company Defined Contribution Plan effective as of no later than immediately before Completion;

(viii) the written resignations, in agreed form, effective as of Completion, of those directors and officers of the Company and any Group Company who it is agreed prior to Completion in writing between the Buyer and the Seller are to resign from the Company and any Group Company with effect from Completion; and

(ix) the following:

(A) in the case of the Company only, a resolution, in agreed form, of the directors of the Company and the Seller, approving the Transaction, this agreement and the other Transaction Documents ; and

(B) a resolution, in agreed form, of the directors of each of the relevant Group Companies approving the resignations referred to in paragraph (viii) above.

Part 2 - Buyer's obligations

1. At Completion, the Buyer shall deliver or make available to the Seller (or to the Seller’s Lawyers):

(a) a counterpart of the Disclosure Letter, in agreed form, duly executed by the Buyer;

(b) the Loan Notes, in agreed form, and a copy of the Loan Note Instruments; and

(c) the Intercreditor Agreement, in agreed form, acknowledged by the Buyer;

(d) a counterpart of the prepayment notice relating to the Principal Loan Partial Repayment, in agreed form, duly executed by the borrowers under the Principal Loan;

(e) a counterpart of the Registration Rights Agreement, in agreed form, duly executed by the Buyer.

Part 3 - General

1. All documents and items delivered prior to (and in anticipation of) Completion pursuant to this schedule 4 shall be held by the recipient to the order of the person delivering the same in accordance with clause 5.2.

schedule 5

Tax Schedule

Part 1 - Definitions and interpretation

1. Definitions

1.1 In the event of any conflict between the provisions of this schedule 5 and the rest of this agreement, the provisions of this schedule 5 shall take precedence in respect of all matters relating to Tax (except in respect of clause 10.8).

1.2 In this schedule 5:

"Accounts Relief" means any Relief:

(a) which has been treated as an asset in preparing the Completion Accounts; or

(b) which has been taken into account in computing (and so reducing or eliminating) any provision for deferred tax which appears in the Completion Accounts or has resulted in no provision for deferred Tax being made in the Completion Accounts;

"Actual Tax Liability" means any liability to make an actual payment or increased payment of, on account of, or in respect of Tax;

"Assessment" means:

(a) any claim, notice, demand, assessment, determination or other document issued or action taken by or on behalf of a Tax Authority whereby it appears to the Buyer that any Group Company is, or may become, subject to a Tax Liability and whether or not such Tax Liability is primarily or directly payable by or attributable to the Group Company; and

(b) any self-assessment made by any Group Company in respect of any Tax Liability which it considers that it is, or may become, liable to pay;

"Buyer's Relief" means:

(a) any Accounts Relief;

(b) any Post-Completion Relief; and

(c) any Relief, whenever arising, of the Buyer or any member of the Buyer's Tax Group other than any Group Company;

"Buyer's Tax Group" means the Buyer and any other company or companies which is, or is for a Tax purpose, treated as being a member of the same group as, or otherwise controlled by, connected with, or associated with in any way, the Buyer for any Tax purpose from time to time;

"Code" means the U.S. Internal Revenue Code of 1986, as amended;

"Compensating Adjustment" means any Relief available to a person as a consequence of [***] being made in respect of another person;

"Corresponding Relief" mean any Relief which would not have arisen but for a liability in respect of which the Seller has made a payment in full under this schedule 5;

"Deemed Tax Liability" means:

(a) the Loss of any Accounts Relief which is a right to repayment of Tax or payable tax credit;

(b) the Loss of any Accounts Relief other than a right to a repayment of Tax or payable tax credit; and

(c) the use, setting off or deduction in whole or in part of any Buyer’s Relief against Income, Profits or Gains earned, accrued or received on or before Completion or in respect of any period ended on or before Completion or against any Tax arising in respect of an Event occurring on or before Completion or in respect of any period ended on or before Completion where the use, setting off or deduction of that Buyer’s Relief has the effect of reducing or eliminating an Actual Tax Liability of any Group Company which would but for such use, setting-off or deduction, have given rise to a claim by the Buyer against the Seller under paragraph 3.1 of this schedule 5;

"Disputed Assessment" has the meaning given to it in paragraph 1.2 of part 4 of this schedule 5;

"Event" means:

(a) any transaction, act, omission, circumstance, arrangement, payment, or other event, whether alone or in conjunction with any other transaction, act, omission, circumstance, arrangement, payment or other event (including, without limitation, the execution of, and Completion of, this agreement, this agreement becoming unconditional, the expiry of a period of time, the death, winding-up, dissolution or change in the residence for the purposes of Tax of any person and a company becoming or ceasing to be a member of a group of companies, or associated or connected with any person for the purposes of any Tax); and

(b) the earning, receipt or accrual for any Tax purpose of any Income, Profits or Gains;

"Income, Profits or Gains" means revenue, profits, chargeable gains, turnover and any other similar measure by reference to which Tax is chargeable or assessed;

"IRS" means the U.S. Internal Revenue Service;

"Loss" means the loss, denial, disallowance, clawback, nullification, unavailability, reduction, or cancellation (in each case other than as a result of utilisation or set off) in whole or in part of any Relief;

"Post-Completion Relief" means any Relief (other than a Corresponding Relief) arising to any Group Company in respect of any period (or part of any period) or Event occurring or deemed to occur after Completion;

"Relief" means any loss, relief, allowance, exemption, credit, deduction or set off against Income, Profits or Gains or against or in respect of Tax for the purposes of any Tax or any right to a repayment of Tax (including any repayment supplement or interest in respect of Tax) or payable tax credit or saving of Tax;

[***]

"Tax Authority" means any local, provincial, municipal, governmental, state, federal or other fiscal, revenue, customs or excise authority body or official competent to impose,

administer, levy, assess or collect Tax in the United Kingdom, Germany, United States of America or elsewhere;

"Tax" means any and all forms of tax, levy, contributions, duty, impost, charge, tariff, withholding, deduction, rate and governmental charge (whether national or local) in the nature of tax (including, for the avoidance of doubt, national insurance contributions and/or social security contributions) whenever created, enacted or imposed and whether of the United Kingdom, any member state of the European Union, United States of America or elsewhere, together with all penalties, charges, surcharges, fines and interest, and in any case, whether or not any such taxes, penalties, charges, surcharges, fines and/or interest are directly or indirectly, or primarily, jointly or secondarily chargeable or attributable to the Group Companies, the Buyer or a member of the Buyer's Tax Group and whether or not the person so liable has or may have any right of indemnity or reimbursement against any other person;

"Tax Claim" means all and any claims under the Tax Covenant and/or for breach of the Tax Warranties;

"Tax Liability" means:

(a) any Actual Tax Liability; or

(b) any Deemed Tax Liability;

"Tax Return" means any return, report, claim for refund, information return or other document required to be filed with a Tax Authority with respect to Taxes, including any schedule or attachment thereto and amendment thereof;

[***]

“Unpaid Income Tax Assumptions” means, with respect to the determination of the Pre-Completion Income Tax Adjustments, the following bases: (i) that the Group Companies are liable to Tax only in jurisdictions where the Group Companies previously filed an Income Tax Return for the applicable Tax period or commenced activities after the end of the last Tax period for which an Income Tax Return was due, (ii) on a “closing of the books” basis as of the end of the day on the Completion Date in respect of any Straddle Period; (iii) by taking into account any Transaction Deductions in the Pre-Completion Tax Period to the extent permitted by Applicable Law at a “more likely than not” or higher level of comfort and reflecting an election to deduct 70% of all “success based fees” under U.S. Internal Revenue Service Procedure 2011-29, (iv) by taking into account as a reduction applicable prepayments, overpayments or estimated Income Tax payments made prior to the Completion and available Tax credits and available net operating losses (and other available Tax attributes) in the taxable period (or portion thereof) ending on the Completion Date, in each case, to the extent actually available to offset a particular Income Tax liability which would have otherwise been included; (v) in accordance with the past practice (including reporting positions, elections, and accounting methods) of the Group Companies in preparing Income Tax Returns, as modified by the final TP Study; (vi) excluding the Income Tax impact of any financing or refinancing arrangements entered into at any time by or at the direction of the Buyer or any of its Affiliates; and (vii) excluding any Income Taxes attributable to transactions entered into by or at the direction of Buyer or any of its Affiliates (including the Group Companies) outside the ordinary course of business on the Completion Date; and (vii) for clarity, excluding any liabilities for accruals or reserves established or required to be established under US GAAP methodologies that require the accrual for contingent Income Taxes.

2. Interpretation

2.1 References to:

(a) an “Event" occurring in respect of a particular period or to "Income, Profits or Gains" earned, accrued or received on or before a particular date (including, without limitation, Completion) or in respect of a particular period include Events or Income, Profits or Gains which are deemed for the purposes of any Tax to have occurred or been earned, accrued or received (as appropriate) at or before that date or in respect of that period.

2.2 For the purposes of this schedule 5:

(a) and in particular for computing any Tax Liability or Relief and for determining whether and to what extent a Tax Liability or a Relief relates to a pre- or post-Completion period, an accounting period of any Group Company shall be deemed to have ended on the Completion Date and the Completion Date shall be deemed to be an accounting date of that Group Company;

(b) any liability of any Group Company to any fine, penalty, charge, surcharge, interest or other similar imposition shall be deemed to arise as a result of an Event occurring on or before Completion to the extent that it relates to any Tax Liability giving rise to a Tax Claim (or would, but for any Buyer’s Relief give rise to a Tax Claim, ignoring for these purposes the operation of any of the financial limitations in this agreement) save to the extent that it is attributable to the failure of any Group Company to discharge any Tax Liability within 10 Business Days of the Seller paying an amount to the Buyers in respect of such Tax Liability giving rise to a Tax Claim;

(c) any stamp duty which is chargeable on any instrument or, in the case of an instrument which is outside a jurisdiction, any stamp duty which would be chargeable on the instrument if it were brought into that jurisdiction, in either case which is necessary to establish the title of any Group Company and any interest, fines or penalties relating to such stamp duty shall be deemed to be an Actual Tax Liability of the Group Company which arose at the date of execution of the instrument when the instrument is stamped or when the instrument is first brought into the relevant jurisdiction for the purposes of enforcing the instrument;

(d) any payments made under or for breach of this schedule 5 shall, so far as possible, be treated as an adjustment to the consideration paid by the Buyer for the Sale Shares.

2.3 In determining the amount of any Tax Liability for the purpose of this schedule 5, the amount of a liability is:

(a) in the case of an Actual Tax Liability, the amount of the payment or increased payment of, or on account of, Tax; or

(b) in the case of a Deemed Tax Liability:

(i) falling within part (a) of the definition of Deemed Tax Liability, the amount of the repayment or payable tax credit of Tax which would have been obtained had the Loss of it not occurred;

(ii) falling within part (b) of the definition of Deemed Tax Liability, the amount of Tax, on the basis of the tax rates current at the Completion Date, which would otherwise have been saved by any Group Company had the Loss of it not occurred, assuming for this purpose that the Group Company had sufficient profits or was otherwise in a position to use the Relief; and

(iii) falling within part (c) of the definition of Deemed Tax Liability (other than the use, setting off or deduction of an Accounts Relief, which shall be calculated in accordance with paragraph 2.3(b)(ii) above), the amount of Tax on the basis of the tax rates current at the Completion Date, which has been saved by any Group Company as a result of the set-off, use or deduction of the Buyer’s Relief.

Part 2 - Tax Covenant

3. Tax Covenant

3.1 Subject to paragraph 4 of part 3 of this schedule 5, the Seller covenants to pay to the Buyer an amount equal to, without duplication:

(a) any Actual Tax Liability of any Group Company arising by reference to:

(i) any Event which occurred on or before Completion; or

(ii) any Income, Profits or Gains which were earned, accrued or received on or before Completion;

(b) the amount of any Deemed Tax Liability;

(c) any Actual Tax Liability, whether arising before, on or after Completion, which is primarily the liability of another person (the "Primary Person") for which any Group Company is liable in consequence of:

(i) the Primary Person failing to discharge such Tax Liability; and

(ii) any Group Company at any time before Completion:

(A) being a member of the same group of companies as the Primary Person; or

(B) having control of, being controlled by, or being otherwise connected with, the Primary Person or being controlled by the same person as the Primary Person,

for any Tax purpose;

(d) any Actual Tax Liability of the Group Companies (determined, for clarity taking into account all available Reliefs, other than Buyer’s Reliefs) in respect of amounts required to be withheld for income tax, employee national insurance or social security contributions (or any equivalent or similar amounts of any of the foregoing in any jurisdiction) required to be accounted for under the pay as you earn or other payroll system by a Group Company and any employer national insurance, apprenticeship levy or social security contributions (or any equivalent or similar amounts of any of the foregoing in any jurisdiction) (together, in each case, with any fine, penalty and interest relating to the same) in each case which (i) is due to a Tax Authority and (ii) arises as a result of:

(i) the sale of the Sale Shares by the Seller pursuant to the Agreement and/or payment of the Consideration pursuant to the Agreement;

(ii) the grant, exercise, surrender or other disposal of an option or other right to acquire securities or in respect of any acquisition, holding or disposal of any securities or employment-related securities (each as defined in Part 7 of ITEPA, or any analogous equivalent in any jurisdiction) where the grant of the relevant option or the acquisition (or right to acquire) the relevant securities or employment-related securities occurred on, after or before Completion;

(iii) the amendment, termination, cancellation, repurchase, payment or earmarking in respect of (including any distributions) or exercise on, after or prior to Completion of any options or units (including units constituting direct equity held in any body corporate) held by or in respect of and Employees, office holders or Consultants pursuant to the [***] (including, for the avoidance of doubt, any [***];

(iv) the failure of any Seller or any other person to make good any due amount (as defined in section 222(1)(b) ITEPA) in the time prescribed in section 222(1)(c) ITEPA (or any equivalent or analogous liability in any jurisdiction), where such due amount arose as a result of any Event set out in schedule 5 paragraph 3.1(d)(i) or schedule 5 paragraphs 3.1(d)(ii) or 3.1(d)(iii);

(e) an Actual Tax Liability in respect of any Income Tax in the Final Adjustments Statement;

(f) an Actual Tax Liability for any sales and use Taxes due to any state Taxing Authority within the US in which any Group Company did not file sales Tax returns before Completion but is subsequently determined to be liable to actually remit sales and use Tax pursuant to Applicable Law; and

(g) the reasonable costs and expenses properly incurred and payable by the Buyer in connection with any claim by a Tax Authority in respect of which the Seller are liable under this paragraph 3.1.

3.2 Each of the covenants contained in this part 2 of this schedule 5 shall be construed as giving rise to separate and independent obligations and shall not be restricted by the others save that (for the avoidance of doubt) any payment by the Seller in respect of a liability under one covenant shall discharge any liability under the others to the extent of such payment and insofar as the liability arises from the same subject matter.

Part 3 - Exclusions and Payments

4. Exclusions

4.1 The Seller shall not be liable to make a payment to the Buyer in respect of any Tax Claim to the extent that:

(a) the Tax Liability giving rise to such Tax Claim arises or is increased as a result of any increase in the rates of Tax or a change in legislation, applicable law, published concessions or published practice of any Tax Authority of general application coming into force after Completion;

(b) the Tax Liability giving rise to such Tax Claim arises or is increased as a result of any change after Completion in any accounting policies or practice used in preparing any Group Company’s accounts (including a change in the length of any accounting period) other than a change which is necessary to comply with the law or generally accepted accounting practice applicable to the relevant accounting periods of the Group Company;

(c) the Tax Liability giving rise to such [***] arose as a result of a voluntary transaction, omission or act entered into or carried out by or on behalf of any Group Company or the Buyer after Completion in each case, where the Buyer or the Group Company knew or ought to have reasonably known such transaction, omission or act would give rise to, or increase, the liability in question, other than any transaction, omission or act which is entered into or carried out or effected at the written request or with the written approval of the Seller after Completion or where such approval was sought but unreasonably withheld or delayed). For the avoidance of doubt, a voluntary act shall include any voluntary disclosures (or similar processes) made to any state Taxing Authority within the US in respect of any sales and use Taxes of a Group Company in any tax period;

(d) the Tax Liability giving rise to such Tax Claim (other than [***]) arose as a result of a voluntary transaction, omission or act entered into or carried out by or on behalf of any Group Company or the Buyer after Completion in each case, where the Buyer or the Group Company knew or ought to have reasonably known such transaction, omission or act would give rise to, or increase, the liability in question, other than any such transaction or act:

(i) which is carried out pursuant to an obligation imposed by law or any regulation or requirement having the force of law;

(ii) which is carried out or effected in the ordinary course of business of the relevant Group Company as carried on at Completion;

(iii) which is entered into or carried out or effected at the written request or with the written approval of the Seller after Completion;

(iv) which is carried out in accordance with the terms of the Agreement or this schedule;

(v) consisting of an accurate disclosure to a Tax Authority where such the Buyer and/or any Group Company has been advised by a suitably qualified advisor that such disclosure is necessary; or

(vi) which is entered into or carried out or effected under a legally binding commitment of the Group Company created before Completion;

(e) the Tax Liability giving rise to such Tax Claim has been made good by insurers or otherwise compensated for without cost or loss to the Buyer or any Group Company;

(f) the Tax Liability giving rise to such Tax Claim is an amount of interest and penalties which arises or is increased as a consequence of any failure or unreasonable delay by the Buyer to comply with or procure the compliance of any Group Company with its obligations under this schedule 5;

(g) provision, allowance or reserve in respect of the relevant Tax Liability is included in the Completion Accounts;

(h) the Tax Liability giving rise to such Tax Claim arises or is increased as a result of [***] being made in respect of a Group Company and another Group Company is entitled to claim a Compensating Adjustment;

(i) the relevant Tax Liability has been paid or discharged prior to Completion and such payment or discharge has been taken into account in the Completion Accounts;

(j) any Relief, other than a Buyer’s Relief, is available to set against or otherwise mitigate the relevant Tax Liability; or

(k) any interest or penalties are increased as a result of a delay by the Seller in providing the Buyer with a Tax Notice in accordance with Part 4 of this Schedule 5.

5. Due date for payment

5.1 Where the Seller becomes liable to make a payment to the Buyer in respect of a Tax Claim, the due date for making that payment shall be the fifth Business Day after the Buyer makes a written demand for payment or, if later:

(a) in the case of an Actual Tax Liability, the fifth Business Day before the latest date on which the Tax would have to be paid to the relevant Tax Authority without a liability (or further liability) to interest or penalties accruing;

(b) in a case that falls within part (a) of the definition of Deemed Tax Liability, the date on which the Tax would otherwise have been due for repayment or payment by the relevant Tax Authority;

(c) in a case that falls within part (b) of the definition of Deemed Tax Liability, five Business Days before the last date on which the Tax (which would not otherwise have been payable) becomes payable to the relevant Tax Authority without a liability (or further liability) to interest or penalties accruing; and

5.2 in the case of a liability falling within part (c) of the definition of Deemed Tax Liability (other than the setting off or deduction of an Accounts Relief, which payment shall be due in accordance with paragraph 5.1(c) of this part 3), the date on which the Tax would have been due and payable without a liability to interest or penalties accruing but for the use, set off or deduction of the relevant Buyer’s Relief.

Part 4 - Other Administrative Provisions

1. Conduct of Assessments

1.1 If the Buyer or any Group Company becomes aware of any Assessment which gives or might give rise to a Tax Claim, the Buyer shall (or shall procure that the Group Company shall) as soon as reasonably practicable give written details of the relevant matter to the Seller, provided always that the giving of such written details shall not be a condition precedent to the liability of the Seller under this schedule 5 ("Tax Notice").

1.2 The Buyer shall (and where relevant, shall procure that any Group Company shall) take such action as the Seller may reasonably request in writing to avoid, dispute, defend, resist, appeal or compromise any Assessment (a "Disputed Assessment") provided that:

(a) neither the Buyer nor any Group Company shall be required to delegate the conduct of that action to the Seller or any professional agent or adviser of the Seller;

(b) except in respect of a [***], the Buyer shall not be obliged to take, or procure the taking, of any action reasonably requested by the Seller under this paragraph unless the Seller has (to the Buyer's reasonable satisfaction) first indemnified and, if reasonably requested, secured the Buyer and/or any Group Company against any liabilities, costs, damages or expenses which the Buyer and the relevant Group Company may suffer or incur as a result of taking such action (including any additional liability to Tax and the cost of any Tax counsel's opinions obtained pursuant to this paragraph 1.2);

(c) except in respect of a [***], where the Tax which is the subject of the Disputed Assessment is required to be paid or lodged with a Tax Authority before any appeal can be made or action taken, the Buyer shall not be obliged to procure that any Group Company takes any action until the Seller has paid an amount equal to the amount of such Tax to the Buyer; and

(d) to the extent that there is a conflict with the provisions of paragraph 3 ([***]) of this part, paragraph 3 shall take precedence over this paragraph 1.

1.3 The Buyer shall not be required to take, or procure the taking, of any action reasonably requested in writing by the Seller under paragraph 1.2 if:

(a) the Buyer has not received written instructions from the Seller in accordance with paragraph 1.2 within 21 days of receipt of the Tax Notice by the Seller;

(b) the taking or procuring of that action will, in the opinion of the Buyer acting reasonably and in good faith, have a material adverse effect on the future Tax affairs of any Group Company, the Buyer or a member of the Buyer's Tax Group; or

(c) the taking or procuring of that action would involve contesting any Disputed Assessment before any court or other appellate body (excluding the authority or body which has made the Disputed Assessment) unless Tax counsel (of at least 10 years' experience), appointed by agreement between the Seller and the Buyer, opines, in writing, that on the balance of probabilities, the proposed course of action will succeed.

1.4 Subject to the provisions of paragraph 1.5 below, if the Seller has requested that the Buyer takes, or procures that any Group Company takes, such action as the Seller shall reasonably request in writing in relation to a Disputed Assessment, the Buyer shall, or shall procure that the Group Company shall, keep the Seller informed of all material matters known to it relating to the Disputed Assessment and will provide the Seller with copies of all material correspondence and documentation relating to such Disputed Assessment.

1.5 If:

(a) allegations are made in writing by any Tax Authority of any fraudulent act or omission on the part of any Group Company before Completion or any Seller at any time;

(b) the Seller do not request that the Buyer or any Group Company takes any action under paragraph 1.2 of this part 4 within 21 days following receipt of the Tax Notice by the Seller; or

(c) the Seller fail to indemnify or, as reasonably requested, secure the Buyer and/or any Group Company (as appropriate), in each case to the reasonable satisfaction of the Buyer, within 21 days following receipt of the Tax Notice by the Seller, then the Buyer shall be free to take, or procure that the Group Company take, such action and reach a settlement or compromise as the Buyer in its absolute discretion thinks fit.

1.6 Neither the Buyer nor any Group Company shall be liable to the Seller for non-compliance with any of the provisions of this paragraph 1 if the Buyer or the Group Company has acted reasonably and in good faith in accordance with the instructions of the Seller.

2. Conduct of pre-Completion tax affairs

2.1 The Seller (at the cost and expense of the Buyer) shall provide the Buyer and each Group Company with all reasonable assistance, co-operation and information as the Buyer may reasonably request in respect of the pre-Completion Tax affairs of the Group Companies.

2.2 The Buyer (at the cost and expense of the Seller) shall provide the Seller with all reasonable assistance, co-operation and information as the Seller may reasonably request in respect of the pre-Completion Tax affairs of the Seller and its Affiliates.

2.3 The matters referred to in paragraphs 2.1 and 2.2 above shall include (but not be limited to) information and co-operation requested in connection with any applicable proceedings relating to Tax, Tax computations and returns outstanding at Completion and in connection with all negotiations, correspondence and agreements in respect of any Group Company's Tax Liabilities. Such information and co-operation shall also include using reasonable efforts to promptly forward copies of appropriate Assessments and forms or other communications received from or sent to any Tax Authority that relate to the Group Companies, and providing copies of all relevant returns, together with accompanying schedules and related work papers, documents relating to rulings or other determinations by any Taxing Authority and records concerning the ownership and tax basis of property, which the requested party may possess. In each case, the cooperation afforded under this paragraph shall be subject to customary access provisions, during normal business hours and upon reasonable notice and subject to applicable laws relating to the exchange of information.

3. [***]

3.1 [***]

3.2 [***]

(a) [***]

(b) [***]

3.3 [***]

3.4 [***]

3.5 [***

(a) [***]

(b) [***]

(c) [***]

4. Pre-Completion Income Tax Adjustments

4.1 Within 20 Business Days following the availability of the Final TP Study, the Buyer shall prepare and deliver to the Seller a statement (the “Adjustment Statement”) setting forth the liability of the Group Companies for Income Taxes for Pre-Completion Tax Periods applying the accounting assumptions set forth in the definition of Unpaid Income Tax Assumptions, as modified by the Final TP Study and using only the facts, circumstances and information available to the parties at Completion (“Pre-Completion Income Tax Adjustments”).

4.2 The Seller shall within 20 Business Days after delivery of the Pre-Completion Income Tax Adjustments, deliver to the Buyer a report (an "Adjustments Report") setting out any matters of disagreement with the Pre-Completion Income Tax Adjustments in reasonable detail and specifying the adjustments the Seller considers should be made to the Adjustment Statement in sufficient detail and if:

(a) no Adjustments Report is delivered within such period, the Adjustment Statement shall be final for the purposes of this schedule; and

(b) an Adjustments Report is delivered within such period, the Pre-Completion Income Tax Adjustments shall be final and binding except as set forth in the Adjustments Report, and otherwise where an adjustment to such amounts is:

(i) agreed in writing between the Buyer and the Seller (each attempting in good faith to reach agreement) within 20 Business Days of the delivery of the Adjustments Report by the Seller to the Buyer; or

(ii) determined by the Expert Accountant in accordance with the principles of clauses 4.4-4.10 of this Agreement,

(such statement which is final and binding the “Final Adjustments Statement”).

4.3 For the purposes of preparing and reviewing the Final Adjustments Statement, each party shall procure that the other parties and their accountants and any Expert Accountant nominated under clause 4 are given reasonable access at reasonable times (including during normal office hours) to:

(a) the accounting records and working papers (including any audit working papers) required or used for; and

(b) all staff of the relevant party and the accountants who have been engaged in the preparation of the Pre-Completion Income Tax Adjustments and that the staff answer all reasonable questions put to them within a reasonable time period.

4.4 For the avoidance of doubt, the liability of the Sellers pursuant to 3(e) of Part 2 of schedule 5 shall not exceed the amount of Income Tax which is calculated and provided for in the Final Adjustments Statement

5. Savings

5.1 If the auditors for the time being of a Group Company determine that the circumstances giving rise to a payment from the Seller falling due pursuant to [***] give rise to a Group Company (i) obtaining a Relief which it would not have obtained but for the circumstances giving rise to the payment, or (ii) otherwise being relieved in whole or in part of a liability to make some other payment of Tax which it would otherwise have been liable to make and for which the Seller is not liable under this Schedule (taking into account for these purposes the provisions of Schedule 3 (Limitations on Liability), or (iii) obtaining a right to repayment of Tax from a Tax Authority which would not otherwise have been available (a “Saving”), then the amount of the Saving shall be set off against any payment then due from the Seller or (to the extent that it is not so set off) shall be paid by the Buyer to the Seller within ten (10) Business Days of the Saving being obtained. For the avoidance of doubt, any Relief or refund referred to in limb (c) of paragraph 3.5 shall constitute a ‘Saving’ to the extent not already taken into account in the Adjustment Statement and references to a "Saving being obtained" are to receiving an amount in respect of that Saving in cash from a Tax Authority or not paying an amount of Tax to a Tax Authority that would otherwise have been due but for that Saving.

5.2 If any Group Company or the Buyer discovers that there has been a Saving, the Buyer shall, or shall procure that the Group Company concerned shall, promptly give full details to the Seller.

6. Recovery from third parties

6.1 If the Seller pays or procure payment of any amount pursuant to any [***] (a “Discharged Seller Liability”), and any Group Company or any member of the Buyer’s Tax Group is or becomes entitled to recover or obtain from some other person (other than a Group Company or a member of the Buyer’s Tax Group ) any sum in respect of the circumstances giving rise to the Discharged Seller Liability, then the Buyer shall:

(a) as soon as reasonably practicable notify the Seller of such entitlement and shall, if so reasonably requested by the Seller and subject to the Group Companies being indemnified to their reasonable satisfaction by the Seller against all costs and expenses which may be reasonably incurred, take and procure that the Group Company or the member of the Buyer’s Tax Group concerned takes all reasonable steps to enforce that recovery (keeping the Seller reasonably informed of the progress of any action taken); and

(b) account to the Seller within ten (10) Business Days of recovering any such amount for the whole of any sum recovered (including any interest or repayment supplement received, less any reasonable costs and expenses of recovery and less any irrecoverable Tax that is due on the receipt of such sum), on the amount recovered) up to an amount not exceeding the amount of the Discharged Seller Liability. Any sum recovered (less any reasonable costs and expenses of recovery on the amount recovered and less any irrecoverable Tax that is due on the receipt of such sum) in excess of the amount paid to the Seller shall be set off against any future sums due from the Seller to the Purchaser pursuant to any [***].

7. [***]

7.1 [***]

7.2 [***]

7.3 [***]

7.4 [***]

(a) [***]

(b) [***]

schedule 6

Completion Accounts

Part 1 - Accounting Principles

1. General Requirements

1.1 The Completion Accounts shall be prepared and drawn up to the Reference Time:

(a) in accordance with the specific requirements of paragraphs 1.2 and 2 of this Part 1;

(b) subject to paragraph 1.1(a) of this Part 1, applying accounting principles, policies, practices, definitions, techniques, categorisations, procedures, evaluation rules and methods and estimation techniques (including in respect of the exercise of management discretion) consistent with those applied in the preparation of the Accounts;

(c) (if and to the extent not inconsistent with paragraphs 1.1(a) and 1.1(b) of this Part 1) in accordance with US GAAP,

and for the purposes of this schedule 6, US GAAP shall be as it applied to the Company as at the Completion Date.

1.2 The Completion Accounts shall:

(a) set out in a manner consistent with the format of the Accounts, the Completion Working Capital, the Completion Indebtedness and the Completion Accounts Cash of the Group Companies as at the Reference Time;

(b) be prepared as if the period beginning with the day following the Accounts Date and ending on the date to which the Completion Accounts are prepared was a financial year of the Group Companies;

(c) notwithstanding paragraph 1.2(d) or anything to the contrary, calculate Completion Working Capital, Completion Accounts Cash and Completion Indebtedness based on facts, circumstances and information available as they exist as of the Reference Time and shall exclude the effect of any act, decision, change in circumstance, development or event arising or occurring after the Reference Time and any action of a Group Company or the Buyer and its Affiliates after the Reference Time notwithstanding any requirements of US GAAP to consider such subsequent events, acts, changes in circumstances or similar developments;

(d) take into account only information that is known to the parties as at Reference Time and not take into account the effects of any event or circumstance occurring after the Reference Time;

(e) be prepared such that no item may be included in the Completion Accounts more than once (including in the calculation of the Completion Working Capital, the Completion Working Capital Adjustment Amount, Completion Accounts Cash, the Completion Accounts Cash Adjustment Amount, Completion Indebtedness, the Transaction Expenses) and the provisions of this of this schedule 6 shall be interpreted so as to avoid any double-counting;

(f) excluding any effect of the change of control or ownership of the Company contemplated by this agreement or any intentions of the Buyer with respect to the conduct of any business after Completion;

(g) exclude the effect of any acts or omissions by Seller or any of its Affiliates (including any Group Company), or any directors, officers, employees, consultants, agents, representatives, advisers of the foregoing following the Reference Time;

(h) so as to include no provision for any matter which is the subject of an indemnity in favour of the Buyer under the Transaction Documents;

(i) be prepared without applying any materiality limits, except as may be expressly stated in this schedule 6;

(j) be expressed in US dollars; and

(k) notwithstanding any other provision of this agreement, translate any amount not expressed in US dollars and which is to be taken into account in calculating the Completion Indebtedness or the Completion Working Capital or the Completion Accounts Cash into US dollars at the applicable foreign exchange rate provided in the Market Data Center for Exchange Rates: New York Closing Snapshot of the Wall Street Journal website (https://www.wsj.com/market-data/currencies/exchangerates) as such rate applies at the Reference Time.

2. Specific accounting policies (Completion Accounts)

(a) Intercompany balances shall be excluded from the Completion Accounts.

(b) Payment obligations related to real estate leases or liabilities recorded as a result of adopting ASC 842 Lease Accounting, other than capital leases, shall be excluded from the Completion Accounts. For the avoidance of doubt, any capital leases considered Completion Indebtedness should be excluded in order to not be double-counted.

(c) All deferred revenue, including short-term and long-term, will be included in the Completion Accounts.

(d) The Completion Accounts shall exclude all deferred commission costs as accounted for under ASC 606, including short-term and long-term deferred commissions and related amortisation.

(e) The Completion Accounts shall exclude, if and to the extent that it remains on the balance sheet as of the calculation of the Completion Accounts, an accrual of negative $1,764,000 for reserve adjustments to roll or bring forward equity balances will be recorded within the Completion Working Capital.

(f) Income Tax shall be excluded from the Completion Accounts.

(g) For the purposes of calculating the Net Working Capital, no amount shall be included for changes in assets or liabilities as a result of purchase accounting adjustments.

Part 2 - Form of Draft Buyer Completion Accounts

If there is any inconsistency between: (i) the Completion Accounts Spreadsheet; and (ii) the accounting Policies set out in Part 1 of this schedule 6 and the relevant definitions and requirements of this agreement, then (ii) shall prevail.

[Agreed form Completion Accounts Spreadsheet provided separately]

schedule 7

Intellectual Property

Part 1 - Patents and patent applications

[***]

Part 2 - Registered trademarks and applications

[***]

Part 3 - Domain names

[***]

schedule 8

Intellectual Property Agreements

Part 1 - Licences-In

[***]

Part 2 - Licences-Out

[***]

Part 3 - Development Contracts

[***]

EXECUTION PAGE

BUYER:

Rezolve Ai plc

By: __/s/Daniel Wagner__________________________

Name: Daniel Wagner

Title: Director

SELLER:

CrownPeak Technology Holdings, Inc.

By: __/s/Sujit Banerjee__________________________

Name: Sujit Banerjee

Title: Vice President